Exhibit 10.1
Execution Copy

AMENDED AND RESTATED CREDIT AGREEMENT
dated as of
March 31, 2009
Among
BOWNE & CO., INC.,
The other US Borrowers Party Hereto,
BOWNE OF CANADA, LTD.,
The Subsidiary Guarantors Party Hereto,
The Lenders Party Hereto,
JPMORGAN CHASE BANK, N.A.,
as US Administrative Agent,
JPMORGAN CHASE BANK, N.A., TORONTO BRANCH,
as Canadian Administrative Agent,
BANK OF AMERICA, N.A.,
as Syndication Agent,
and
J.P. MORGAN SECURITIES INC.
and
BANC OF AMERICA SECURITIES LLC
as Joint Bookrunners and Joint Lead Arrangers

CHASE BUSINESS CREDIT

     This AMENDED AND RESTATED CREDIT AGREEMENT dated as of March 31, 2009 (as it may be amended or modified from time to time, this “Agreement”), among BOWNE & CO., INC., the other US Borrowers party hereto, BOWNE OF CANADA, LTD., the other Loan Parties from time to time party hereto, the Lenders party hereto, JPMORGAN CHASE BANK, N.A., as US Administrative Agent (as defined below), and JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, as Canadian Administrative Agent (as defined below), amends and restates in full the Five-Year Credit Agreement, dated as of May 11, 2005 (as amended prior to the date hereof, the “Existing Credit Agreement”), among Bowne & Co., Inc., the borrowing subsidiaries party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.
     The parties hereto agree as follows:
ARTICLE I
Definitions
     SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
     “ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
     “Account” means, individually and collectively, any “Account” referred to in any Security Agreement.
     “Account Debtor” means any Person obligated on an Account.
     “Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
     “Administrative Agents” means, individually and collectively, the US Administrative Agent and the Canadian Administrative Agent.
     “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agents.
     “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
     “Aggregate Availability” means, with respect to all Borrowers, at any time, an amount equal to (a) the lesser of (i) the Aggregate Revolving Commitments and (ii) the Aggregate Borrowing Base minus (b) the Aggregate Revolving Exposure.
     “Aggregate Borrowing Base” means the aggregate amount of the US Borrowing Base and the Canadian Borrowing Base; provided that the maximum amount of the Aggregate Borrowing Base that may be attributable to the Canadian Borrowing Base shall be an amount equal to the Canadian Sublimit.

     “Aggregate Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Financial Officer of the Borrower Representative, in substantially the form of Exhibit B-1.
     “Aggregate Credit Exposure” means, at any time, the aggregate Credit Exposure of all the Lenders.
     “Aggregate Revolving Commitments” means, at any time, the aggregate Revolving Commitments of all Lenders. The initial amount of the Aggregate Revolving Commitments is $123,000,000, as such amount may be increased in accordance with Section 2.22 and reduced from time to time in accordance with Section 2.09.
     “Aggregate Revolving Exposure” means, at any time, the aggregate Revolving Exposures of all Lenders.
     “Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%, and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on the Reuters Screen LIBOR01 Page 1 (or on any successor or substitute page) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.
     “Applicable Percentage” means, with respect to any Lender, (a) with respect to Revolving Loans, LC Exposure, Swingline Loans or Protective Advances, a percentage equal to a fraction the numerator of which is such Lender’s Revolving Commitment and the denominator of which is the Aggregate Revolving Commitments (or, if the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon such Lender’s share of the Aggregate Revolving Exposure at that time), (b) with respect to any Class of Term Loans, a percentage equal to a fraction the numerator of which is such Lender’s outstanding principal amount of the Term Loans of such Class and the denominator of which is the aggregate outstanding amount of the Term Loans of such Class of all Lenders and (c) with respect to all Loans, a percentage equal to a fraction the numerator of which is the sum of (i) such Lender’s Revolving Commitment plus (ii) such Lender’s outstanding principal amount of the Term Loans and the denominator of which is the sum of (A) the Aggregate Revolving Commitments (or, if the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon such Lender’s share of the Aggregate Revolving Exposure at such time) plus (B) the aggregate outstanding amount of the Term Loans of all Lenders.
     “Applicable Spread” means, for any day, with respect to (a) any ABR Revolving Loan, 3.00%, (b) any Eurodollar Revolving Loan, 4.00%, (c) any ABR Term Loan, 3.25% or (d) any Eurodollar Term Loan, 4.25%; provided that during the Temporary Overadvance Period, the “Applicable Spread” shall be increased by 0.25% over the rates set forth in this definition.
     “Approved Fund” has the meaning assigned to such term in Section 9.04.
     “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the US Administrative Agent, in the form of Exhibit A or any other form approved by the US Administrative Agent.

     “Augmenting Lender” has the meaning assigned to such term in Section 2.22.
     “Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Revolving Commitments.
     “Available Revolving Commitment” means, at any time, the Aggregate Revolving Commitments then in effect minus the Aggregate Revolving Exposure at such time.
     “Average Aggregate Quarterly Availability” means, as of any date of determination, the daily average Aggregate Availability during the fiscal quarter of the Company most recently ended.
     “Banking Services” means each and any of the following bank services provided to any Loan Party by any Lender or any Affiliate of any Lender: (a) credit cards for commercial customers (including, without limitation, “commercial credit cards”, purchasing cards and cardless e-payable services), (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).
     “Banking Services Obligations” of the Loan Parties means any and all obligations of the Loan Parties, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.
     “Banking Services Reserves” means all Reserves which the Administrative Agents from time to time establish in their Permitted Discretion for Banking Services then provided or outstanding.
     “Billed Accounts” means Accounts of any Borrower arising from the sale of products which have been shipped or the rendering of services which have been completed and for which invoices (in form and substance acceptable to the applicable Administrative Agent in its Permitted Discretion) bearing an invoice date contemporaneous with or later than the date of the sale of products or rendering of services giving rise to such Accounts have been sent to the applicable Account Debtors.
     “Board” means the Board of Governors of the Federal Reserve System of the United States of America.
     “Borrower” or “Borrowers” means, individually or collectively, each US Borrower and the Canadian Borrower.
     “Borrower Representative” means the Company, in its capacity as contractual representative of the Borrowers pursuant to Article XI.
     “Borrowing” means (a) Revolving Loans of the same Type and currency, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, (b) a Term Loan of the same Class made on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, (c) a Swingline Loan, and (d) a Protective Advance.
     “Borrowing Base” means, individually and collectively, each of the Aggregate Borrowing Base, the US Borrowing Base and the Canadian Borrowing Base.

     “Borrowing Base Certificate” means, individually and collectively, each of the Aggregate Borrowing Base Certificate, the US Borrowing Base Certificate and the Canadian Borrowing Base Certificate.
     “Borrowing Request” means a request by the Borrower Representative (or the applicable Borrower) for a Borrowing of Revolving Loans in accordance with Section 2.02.
     “Boston Property” means the real property owned by Bowne of Boston, Inc. and located at 411 D Street, Boston, Massachusetts.
     “Bowne Translation Services Business” means the business consisting of Bowne Translation Services LLC and the related division operating as part of Bowne of Paris, Inc., providing document translation services and foreign language materials to global financial institutions, law firms and corporations through its network of linguists and localized resources.
     “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, (a) when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market, and (b) when used in connection with any Canadian Loan, the term “Business Day” shall also exclude any day on which commercial banks in Toronto, Ontario, Canada are authorized or required by law to remain closed.
     “Canada Pension Plan” means the pension benefit plan maintained by the Government of Canada.
     “Canadian Administrative Agent” means JPMorgan Chase Bank, N.A., Toronto Branch, in its capacity as administrative agent, collateral agent, security trustee and fonde de pouvoir for itself and for the Lenders hereunder with respect to the administration and funding of Canadian Loans to the Canadian Borrower, and the administration, possession, perfection and monitoring of, and exercise of control over, Collateral of the Canadian Loan Parties, and its successors in such capacity (or such of its Affiliates as it may designate from time to time).
     “Canadian Availability” means (a) the lesser of (x) the Canadian Sublimit and (y) the sum of (i) the Canadian Borrowing Base plus (ii) solely to the extent the total Revolving Exposure relating to the Canadian Borrower exceeds the Canadian Borrowing Base, the US Availability (calculated without giving effect to any Canadian Borrowing Base Utilization), minus (b) the total Revolving Exposure relating to the Canadian Borrower.
     “Canadian Benefit Plans” means any plan, fund, program, policy or agreement, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, providing employee benefits, including medical, hospital care, dental, sickness, accident, disability, life insurance, pension, retirement, supplemental retirement or savings benefits, maintained by any Loan Party or any Subsidiary of any Loan Party or under which any Loan Party or any Subsidiary of any Loan Party has any actual or potential liability with respect to any employee or former employee, but excluding any Canadian Pension Plans.
     “Canadian Borrower” means (a) Bowne of Canada, Ltd. and (b) each other Canadian Group Member that becomes a party to this Agreement as a “Borrower” hereunder after the Effective Date in accordance with the terms of Section 5.13.
     “Canadian Borrowing Base” means, at any time, with respect to the Canadian Borrower, the sum, in dollars, of:

     (a) the product of (i) 85% multiplied by (ii) the Canadian Borrower’s Eligible Billed Accounts at such time, plus
     (b) the product of (i) 80% multiplied by (ii) the Canadian Borrower’s Eligible Unbilled Accounts at such time, plus
     (c) the product of (i) 50% multiplied by (ii) the Canadian Borrower’s Eligible WIP at such time, plus
     (d) the product of (i) 50% multiplied by (ii) the Canadian Borrower’s Eligible Inventory, valued at the lower of cost (determined on a first-in-first-out basis) or market value, at such time, minus
     (e) Reserves established by the Canadian Administrative Agent in its Permitted Discretion;
provided, that (i) the portion of the Canadian Borrowing Base comprised of Eligible Unbilled Accounts shall not at any time exceed thirty percent (30%) of the aggregate portion of the Canadian Borrowing Base comprised of Eligible Unbilled Accounts and Eligible Billed Accounts (in each case, determined after giving effect to the applicable advance rate) and (ii) the aggregate portion of the Canadian Borrowing Base comprised of Eligible WIP and Eligible Inventory (in each case, determined after giving effect to the applicable advance rate) shall not exceed $2,000,000 at any time. The Canadian Administrative Agent may, in its Permitted Discretion, adjust Reserves used in computing the Aggregate Borrowing Base and the Canadian Borrowing Base, with any such changes to be effective two Business Days after delivery of notice thereof to the Borrower Representative and the Lenders. The Canadian Borrowing Base at any time shall be determined by reference to the most recent Canadian Borrowing Base Certificate delivered to the Canadian Administrative Agent pursuant to Section 5.01(g) of this Agreement. To the extent that the amount of any Accounts, Inventory or WIP included in the Canadian Borrowing Base shall be expressed in Canadian Dollars, the Canadian Borrower shall convert such amount into the Dollar Equivalent thereof on the relevant date of determination of the Canadian Borrowing Base.
     “Canadian Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Financial Officer, in substantially the form of Exhibit B-3.
     “Canadian Borrowing Base Utilization” means the excess of (i) the total Revolving Exposure relating to the Canadian Borrower minus (ii) the Canadian Borrowing Base.
     “Canadian Cash Management Bank” means (a) as of the Effective Date, The Bank of Nova Scotia, in its capacity as the principal depositary bank for the Canadian Loan Parties, and (b) at any time after the Effective Date, any one or more of the Lenders selected by the Canadian Loan Parties, with the prior written consent of the Canadian Administrative Agent, to become the successor principal depository bank for the Canadian Loan Parties; provided that, unless the Canadian Administrative Agent otherwise consents in writing, no Person shall become the successor “Canadian Cash Management Bank” unless and until such Person shall have entered into a Control Agreement with the Canadian Loan Parties and the Canadian Administrative Agent in form and substance reasonably acceptable to the Canadian Administrative Agent.
     “Canadian Collection Account” means the account at JPMorgan Chase Bank, N.A., Toronto Branch, so designated by the Canadian Administrative Agent, in a written notice delivered to the Canadian Loan Parties, to be the “Collection Account”, to which funds on deposit in Deposit Accounts and Securities Accounts (other than Excluded Accounts) and all payments received in respect of Accounts shall be remitted (a) at all times during a Full Cash Dominion Period and (b) at any time during the

Temporary Overadvance Period if so requested by the Canadian Administrative Agent in its Permitted Discretion; together with any replacement or additional account so designated by the Canadian Administrative Agent.
     “Canadian Dollars” and “C$” means dollars in the lawful currency of Canada.
     “Canadian Funding Office” means the office of JPMorgan Chase Bank, N.A., Toronto Branch specified in Section 9.01 or such other office as may be specified from time to time by the Administrative Agents by written notice to the Canadian Borrower and the Lenders.
     “Canadian GAAP” means generally accepted accounting principles in Canada, as in effect from time to time.
     “Canadian Group Member” means any Subsidiary of the Company (including the Canadian Borrower) organized under the laws of Canada or any province or other political subdivision thereof.
     “Canadian LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit issued for the account of the Canadian Borrower at such time plus (b) the aggregate amount of all LC Disbursements relating to Letters of Credit issued for the account of the Canadian Borrower that have not yet been reimbursed by or on behalf of the Canadian Borrower at such time. The Canadian LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total Canadian LC Exposure at such time.
     “Canadian LC Sublimit” means $1,000,000.
     “Canadian Loans” means, individually and collectively, Canadian Revolving Loans, Canadian Swingline Loans and Canadian Protective Advances.
     “Canadian Loan Party” means any Loan Party (including the Canadian Borrower) organized under the laws of Canada or any province or other political subdivision thereof.
     “Canadian Pension Plan” means any pension plan, supplemental pension, retirement savings, deferred profit sharing or other retirement income plan or arrangement of any kind, registered or unregistered, established, maintained or contributed to by a Loan Party or any Subsidiary of a Loan Party for its employees or former employees, but does not include the Canada Pension Plan or the Quebec Pension Plan.
     “Canadian Protective Advance” has the meaning assigned to such term in Section 2.04.
     “Canadian Revolving Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Canadian Revolving Loans and an amount equal to its Applicable Percentage of the aggregate principal amount of Canadian Swingline Loans and Canadian Protective Advances outstanding at such time.
     “Canadian Revolving Loan” means a Revolving Loan made to the Canadian Borrower.
     “Canadian Secured Obligations” means the Secured Obligations of the Canadian Borrower and the other Canadian Loan Parties.
     “Canadian Security Agreement” means that certain Canadian Pledge and Security Agreement dated as of the date hereof, between the Loan Parties party thereto and the Canadian Administrative

Agent for the benefit of the Canadian Administrative Agent and the Lenders, as the same may be amended, restated or otherwise modified from time to time, and any other pledge or security agreement entered into, on or after the date of this Agreement, by any other Canadian Loan Party (as required by this Agreement or any other Loan Document for the purpose of creating a Lien on the property of any Canadian Loan Party (or any other property located in the Canada)), as the same may be amended, restated or otherwise modified from time to time.
     “Canadian Sublimit” means $15,000,000, as such sublimit may be reduced or terminated in accordance with Section 2.09 (which amount includes the Canadian Swingline Sublimit).
     “Canadian Swingline Lender” means JPMorgan Chase Bank, N.A., Toronto Branch, in its capacity as lender of Canadian Swingline Loans hereunder, and its successors and assigns in such capacity.
     “Canadian Swingline Loan” means a Swingline Loan made to the Canadian Borrower by the Canadian Swingline Lender.
     “Canadian Swingline Sublimit” means $2,000,000 (which amount comprises part of the Canadian Sublimit).
     “Capital Expenditures” means, without duplication, any expenditure or commitment to expend money for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP, but excluding any such expenditure made (i) in connection with a Permitted Acquisition or (ii) with the Net Proceeds of an asset sale, casualty, condemnation or similar event.
     “Capital Impairment” has the meaning set forth in Section 10.09.
     “Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
     “Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations of the U.S. Securities and Exchange Commission thereunder as in effect on the date hereof) of Equity Interests representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the board of directors of the Company, or a committee thereof, nor (ii) appointed by directors so nominated; (c) the Company shall cease to own, directly or indirectly, free and clear of all Liens or other encumbrances (other than Liens created pursuant to any Loan Document), 100% of the outstanding voting Equity Interests of each Borrower (other than the Company) on a fully diluted basis (other than any directors’ qualifying shares of any Borrower).
     “Change in Law” means (a) the adoption of any law, rule, regulation, treaty, practice or concession after the date of this Agreement, (b) any change in any law, rule, regulation, treaty, practice or concession or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or such Issuing Bank or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline, directive, notice, ruling, statement or policy or practice statement (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.
     “Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Eighteen Month Term Loans, Twenty-Six Month Term Loans, Swingline Loans or Protective Advances.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time.
     “Collateral” means any and all property or rights owned, leased or operated by a Person covered by the Collateral Documents and any and all other property or rights owned, leased or operated by any Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of the applicable Administrative Agent (on behalf of the Lenders, and the Issuing Banks) pursuant to the Collateral Documents in order to secure the Secured Obligations.
     “Collateral Access Agreement” means, individually and collectively, each “Collateral Access Agreement” referred to in any Security Agreement.
     “Collateral Document” means, individually and collectively, each Security Agreement, each Control Agreement, each Mortgage and each other document granting a Lien upon any of the Collateral as security for payment of the Secured Obligations.
     “Collection Account” means, either the US Collection Account or the Canadian Collection Account, as applicable.
     “Commitment” means, with respect to each Lender, the sum of such Lender’s Revolving Commitment and Term Loan Commitments, together with the commitment of such Lender to acquire participations in Protective Advances hereunder. The initial amount of each Lender’s Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.
     “Commitment Fee Rate” means a rate equal to 0.750% per annum.
     “Commitment Schedule” means the Schedule attached hereto identified as such.
     “Company” means Bowne & Co., Inc., a Delaware corporation.
     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
     “Control Agreement” means an agreement, in form and substance reasonably satisfactory to the Administrative Agents, among (a) the applicable Loan Party, (b) a banking institution, securities broker or securities intermediary at which such Loan Party maintains a Deposit Account or a Securities Account, and (c) the applicable Administrative Agent, providing for the applicable Administrative Agent to have control over the funds or securities and other financial assets held in such Deposit Account or Securities Account.
     “Convertible Notes” means the 5.00% Convertible Subordinated Debentures due October 1, 2033 issued by the Company pursuant to the Convertible Notes Indenture.

     “Convertible Notes Indenture” means that certain Indenture dated as of September 24, 2003 between Bowne & Co., Inc., as issuer and The Bank of New York, as trustee, as amended by that certain First Supplemental Indenture dated as of August 19, 2008 and that certain Second Supplemental Indenture dated as of September 18, 2008, and as the same shall be further amended from time to time.
     “Credit Exposure” means, as to any Lender at any time, the sum of (a) such Lender’s Revolving Exposure at such time, plus (b) an amount equal to the aggregate principal amount of its Term Loans outstanding at such time.
     “Dallas Property” means the real property owned by Bowne of Dallas, Inc. and located at 1931 Market Center Blvd, Dallas, Texas.
     “Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
     “Defaulting Lender” means any Lender, as determined by the Administrative Agents, that has (a) failed to fund any portion of its Loans or participations in Letters of Credit or Swingline Loans within three Business Days of the date required to be funded by it hereunder, (b) notified any Borrower, the applicable Administrative Agent, the Issuing Bank, any Swingline Lender or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) failed, within three Business Days after request by the applicable Administrative Agents, to confirm that it will comply (subject to the satisfaction of the conditions set forth in Sections 4.01 and 4.02) with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans, (d) otherwise failed to pay over to the applicable Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, interim receiver, receiver and manager, administrator, liquidator, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, interim receiver, receiver and manager, administrator, liquidator, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.
     “Defaulting Loan Party” has the meaning set forth in Section 9.26(a).
     “Departing Lender” has the meaning assigned to such term in Section 2.19(b).
     “Deposit Account” has the meaning set forth in Article 9 of the UCC.
     “Dilution Factors” shall mean, without duplication, with respect to any period, the aggregate amount of all deductions, credit memos, returns, adjustments, allowances, bad debt write-offs and other non-cash credits which are recorded to reduce accounts receivable in a manner consistent with current and historical accounting practices of the Borrowers.
     “Dilution Ratio” shall mean, at any date, the amount (expressed as a percentage) equal to (a) the aggregate amount of the applicable Dilution Factors for the twelve (12) most recently ended fiscal months divided by (b) total gross sales for the twelve (12) most recently ended fiscal months.

     “Dilution Reserve” shall mean, at any date, the applicable Dilution Ratio multiplied by the Eligible Accounts on such date.
     “Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.
     “Document” has the meaning assigned to such term in any Security Agreement.
     “Dollar Equivalent” means, on any date of determination, (a) with respect to any amount expressed in Canadian Dollars, the amount of dollars that would be required to purchase the amount of such currency based upon the Spot Selling Rate as of such date of determination and (b) with respect to any amount expressed in dollars, such amount.
     “dollars” or “$” means the lawful money of the United States of America unless otherwise specified.
     “Domestic Subsidiary” means any Subsidiary organized under the laws of any jurisdiction within the United States.
     “EBITDA” means, for any period, Net Income for such period plus (a) without duplication and to the extent deducted in determining Net Income for such period, the sum of (i) Interest Expense for such period, (ii) income or franchise tax expense for such period, (iii) all amounts attributable to depreciation and amortization expense for such period, (iv) any extraordinary non-cash charges for such period (but excluding any loss or charge from any sale, transfer, lease or other disposition of assets during such period), (v) non-recurring cash expenses and charges incurred as a result of or in connection with restructuring and integration charges of the Company and its Subsidiaries in an aggregate amount not to exceed (A) $2,600,000 for the fiscal quarter ended March 31, 2008, (B) $17,500,000 for the fiscal quarter ended June 30, 2008, (C) $8,500,000 for the fiscal quarter ended September 30, 2008, (D) $10,800,000 for the fiscal quarter ended December 31, 2008, (E) $4,000,000 for the fiscal quarter ending March 31, 2009 and (F) $3,500,000 for the fiscal quarter ending June 30, 2009, (vi) any other non-cash charges for such period (but excluding any non-cash charge in respect of an item that was included in Net Income in a prior period and any non-cash charge that relates to the write-down or write-off of inventory), (vii) amortization of acquired beneficial lease interests included in rent expense under GAAP for such period, (viii) unrealized translation losses for currency exchange for such period, (ix) any expense attributed to transaction costs associated with this agreement for such period, and (x) amortization of any acquisition deal related costs included in such period, minus (b) without duplication and to the extent included in Net Income, (i) any cash payments made during such period in respect of non-cash charges described in clause (a)(vi) taken in a prior period and (ii) any extraordinary gains and any non-cash items of income for such period, all calculated for the Company and its Subsidiaries on a consolidated basis in accordance with GAAP. Notwithstanding the foregoing, if during any period for which EBITDA is being determined, the Company or any Subsidiary of the Company shall have consummated any acquisition permitted under Section 6.04 or any sale, transfer, lease or other disposition permitted under Section 6.05(g) or (h) of any business or operating unit or group of assets, then, for all purposes of this Agreement, EBITDA shall be determined on a pro forma basis, taking into account the positive historical EBITDA generated by such business or operating unit or group of assets as if such acquisition, sale, transfer, lease or other disposition had been consummated on the first day of such period (for the avoidance of doubt, the determination of EBITDA on a pro forma basis in connection with any acquisition, sale, transfer, lease or other disposition of any business or operating unit or group of assets, shall be computed using the actual positive historical EBITDA generated by such business or operating unit or group of assets, without any adjustment, and shall not be reduced by any negative historical EBITDA of such business or operating unit or group of assets).

     “Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).
     “Eighteen Month Term Loan Commitment” means (a) as to any Term Lender, the aggregate commitment of such Term Lender to make Eighteen Month Term Loans as set forth in the Commitment Schedule or in the most recent Assignment and Assumption executed by such Term Lender and (b) as to all Term Lenders, the aggregate commitment of all Term Lenders to make Eighteen Month Term Loans, which aggregate commitment shall be seven million dollars ($7,000,000) on the date of this Agreement. After advancing the Eighteen Month Term Loans, each reference to a Term Lender’s Eighteen Month Term Loan Commitment shall refer to that Term Lender’s Applicable Percentage of the Eighteen Month Term Loans.
     “Eighteen Month Term Loan Maturity Date” means the earlier of (a) September 30, 2010 and (b) the Termination Date.
     “Eighteen Month Term Loans” means the Eighteen Month Term Loans extended by the Lenders to the Borrowers pursuant to Section 2.01(d) hereof.
     “Eligible Accounts” means, at any time, the Accounts of any Borrower which, in accordance with the terms hereof, are eligible as the basis for the extension of Revolving Loans, Swingline Loans and the issuance of Letters of Credit hereunder. Eligible Accounts shall not include any Account:
     (a) which is not subject to a first priority perfected security interest in favor of the applicable Administrative Agent;
     (b) which is subject to any Lien other than (i) a Lien in favor of the applicable Administrative Agent and (ii) a Permitted Encumbrance which does not have priority over the Lien in favor of the applicable Administrative Agent;
     (c) which has been written off the books of such Borrower or otherwise designated as uncollectible;
     (d) which is owing by an Account Debtor for which more than 50% of the Accounts owing from such Account Debtor and its Affiliates are ineligible hereunder;
     (e) which is owing by an Account Debtor to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to all Borrowers exceeds 10% of the aggregate amount of Eligible Accounts of all Borrowers;
     (f) with respect to which any covenant, representation, or warranty contained in this Agreement or in any Security Agreement has been breached or is not true in any material respect;
     (g) which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) represents a progress billing, (iii) is contingent upon such Borrower’s completion of material further performance, (iv) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis or (v) relates to payments of interest;
     (h) for which the goods giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by such Borrower or if such Account was invoiced more than once;

     (i) with respect to which any check or other instrument of payment has been returned uncollected for any reason, in each case, to the extent thereof;
     (j) which is owed by an Account Debtor that (i) has applied for or been the subject of a petition or application for, suffered, or consented to the appointment of any receiver, custodian, trustee, administrator, liquidator or similar official for such Account Debtor of its assets, (ii) has had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) has filed, or had filed against it, under any Insolvency Laws, any assignment, application, request or petition for liquidation, reorganization, compromise, arrangement, adjustment of debts, stay of proceedings, adjudication as bankrupt, winding-up, or voluntary or involuntary case or proceeding, (iv) has admitted in writing its inability to pay its debts as they become due, or (v) has ceased operation of its business;
     (k) which is owed by any Account Debtor which has sold all or a substantially all of its assets;
     (l) which is owed by an Account Debtor which (i) does not maintain its chief executive office (or its domicile, for the purposes of the Quebec Civil Code) in the United States or Canada or (ii) is not organized under any applicable law of the United States, any state of the United States or the District of Columbia, Canada or any province or other political subdivision of Canada, unless, in any such case, such Account is backed by a letter of credit reasonably acceptable to the applicable Administrative Agent which is in the possession of, has been assigned to and is directly drawable by the applicable Administrative Agent;
     (m) which is owed in any currency other than U.S. dollars or Canadian Dollars;
     (n) which is owed by the government (or any department, agency, public corporation, or instrumentality thereof, excluding states of the United States of America) of any country and except to the extent that the subject Account Debtor is (i) the federal government of the United States of America and, with respect to Accounts in excess of $5,000,000 (individually or in the aggregate) at any time, has complied with the Federal Assignment of Claims Act of 1940, as amended (31 USC. § 3727 et seq. and 41 USC. § 15 et seq.) or (ii) the federal government of Canada and has complied with the Financial Administration Act (Canada), as amended, as applicable, and any other steps necessary to perfect the Lien of the applicable Administrative Agent in such Account have been complied with to the satisfaction of such applicable Administrative Agent;
     (o) which is owed by any Affiliate, employee, officer, director or agent of any Borrower;
     (p) which is owed by an Account Debtor or any Affiliate of such Account Debtor to which any Borrower is indebted, but only to the extent of such indebtedness or is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof;
     (q) which is subject to any counterclaim, deduction, defense, setoff or dispute but only to the extent of any such counterclaim, deduction, defense, setoff or dispute;
     (r) which is evidenced by any promissory note, chattel paper, or instrument;
     (s) which is owed by an Account Debtor located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit such Borrower to seek judicial enforcement in such jurisdiction of payment of such Account, unless such Borrower has filed such report or qualified to do business in such jurisdiction;

     (t) with respect to which such Borrower has made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business, or any Account which was partially paid and such Borrower created a new receivable for the unpaid portion of such Account;
     (u) which does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, state or local, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board;
     (v) which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports that any Person other than such Borrower has or has had an ownership interest in such goods, or which indicates any party other than such Borrower as payee or remittance party;
     (w) which was created on cash on delivery terms;
     (x) which is subject to any limitation on assignments or other security interests (whether arising by operation of law, by agreement or otherwise), unless the applicable Administrative Agent has determined in its Permitted Discretion that such limitation is not enforceable;
     (y) which is governed by the laws of any jurisdiction other than the United States, any state thereof or the District of Columbia, Canada or any province or other political subdivision of Canada;
     (z) which is owed by an Account Debtor in respect of which the Company or any of its Subsidiaries has received notice of any proceedings or actions which are threatened or pending against such Account Debtor which would reasonably be expected to affect the value of the Account as Collateral or the likelihood of payment by the Account Debtor;
     (aa) which is not owned by a Borrower or such Borrower does not have good or marketable title to such Account; or
     (bb) which the applicable Administrative Agent determines in its Permitted Discretion may not be paid by reason of the Account Debtor’s inability to pay or which the applicable Administrative Agent otherwise determines in its Permitted Discretion is unacceptable for any reason whatsoever.
     In the event that an Account which was previously an Eligible Account ceases to be an Eligible Account hereunder, such Borrower or the Borrower Representative shall notify the applicable Administrative Agent thereof on and at the time of submission to the applicable Administrative Agent of the next Aggregate Borrowing Base Certificate and the next Borrowing Base Certificate of any Borrower. In determining the amount of an Eligible Account, the face amount of an Account may, in the applicable Administrative Agent’s Permitted Discretion, be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that such Borrower may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by such Borrower to reduce the amount of such Account. Standards of eligibility may be made more restrictive (and such increased restrictiveness subsequently reversed in whole or in part) from time to time solely by the applicable Administrative Agent in its Permitted Discretion, with any such changes to be effective two Business Days after notice thereof to the Borrower Representative and the Lenders.

     “Eligible Billed Accounts” means, Billed Accounts (a) which meet all of the criteria for inclusion as “Eligible Accounts”, (b) which have not remained outstanding in whole or in part (i) more than 120 days after the date of the original invoice therefor or (ii) more than 90 days after the original due date (in determining the aggregate amount from the same Account Debtor that is unpaid hereunder there shall be excluded the amount of any net credit balances relating to Accounts due from an Account Debtor which are unpaid more than 120 days from the date of invoice or more than 90 days from the due date) and (c) which has not been written off the books of the applicable Borrower or otherwise designated as uncollectible.
     “Eligible Inventory” means, at any time, the Paper Inventory of a Borrower which, in accordance with the terms hereof, is eligible as the basis for the extension of Revolving Loans, Swingline Loans and the issuance of Letters of Credit hereunder. Eligible Inventory shall not include any Inventory which is not Paper Inventory and shall not include any Inventory:
     (a) which is not subject to a first priority perfected Lien in favor of the applicable Administrative Agent;
     (b) which is subject to any Lien other than (i) a Lien in favor of the applicable Administrative Agent and (ii) a Permitted Encumbrance which does not have priority over the Lien in favor of the applicable Administrative Agent;
     (c) which is, in the applicable Administrative Agent’s reasonable opinion, obsolete, unmerchantable, defective, used, unfit for sale, not salable at prices approximating at least the cost of such Inventory in the ordinary course of business or unacceptable due to age, type, category and/or quantity;
     (d) with respect to which any covenant, representation, or warranty contained in this Agreement or any Security Agreement has been breached or is not true in any material respect and which does not conform in all material respects to all standards imposed by any Governmental Authority;
     (e) in which any Person other than a Borrower shall (i) have any direct or indirect ownership, interest or title to such Inventory or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein;
     (f) which is returned or marked for return, repossessed, defective or damaged, or held on consignment;
     (g) which is in transit;
     (h) which is not located at premises owned or operated by any US Borrower in the U.S. or by the Canadian Borrower in Canada or at a warehouse utilized by any US Borrower in the U.S. or by the Canadian Borrower in Canada;
     (i) which is located in any location leased by such Borrower unless (i) the lessor has delivered to the applicable Administrative Agent a Collateral Access Agreement or (ii) a Reserve for rent, charges, and other amounts due or to become due with respect to such facility has been established by the applicable Administrative Agent in its Permitted Discretion;
     (j) which is located in any third party warehouse and is not evidenced by a Document, unless (i) such warehouseman has delivered to the applicable Administrative Agent a Collateral Access Agreement and such other documentation as the applicable Administrative Agent may reasonably require or (ii) an appropriate Reserve has been established by the applicable Administrative Agent in its Permitted Discretion;
     (k) for which reclamation rights have been asserted by the seller; or
     (l) which the applicable Administrative Agent otherwise determines in its Permitted Discretion is unacceptable for any reason whatsoever.
     In the event that any material Inventory which was previously Eligible Inventory ceases to be Eligible Inventory hereunder, such Borrower or the Borrower Representative shall notify the applicable Administrative Agent thereof on and at the time of submission to the applicable Administrative Agent of the next Aggregate Borrowing Base Certificate and the next Borrowing Base Certificate of any Borrower. Standards of eligibility may be made more restrictive (and such increased restrictiveness subsequently reversed in whole or in part) from time to time solely by the applicable Administrative Agent in its Permitted Discretion, with any such changes to be effective two Business Days after notice thereof to the Borrower Representative and the Lenders.
     “Eligible Unbilled Accounts” means, Unbilled Accounts (a) which, if billed, would meet all of the criteria for inclusion as “Eligible Accounts”, (b) in respect of which the services giving rise to such Unbilled Accounts have been fully performed or the products giving rise to such Unbilled Accounts have been shipped and (c) for which an invoice will be issued within 45 days of the date on which such products were shipped or such services were fully performed. In the event that any Unbilled Account which was previously an Eligible Unbilled Account ceases to meet any of the criteria described above, such Borrower or the Borrower Representative shall notify the applicable Administrative Agent thereof and on and at the time of submission to the applicable Administrative Agent of the next Aggregate Borrowing Base Certificate and the next Borrowing Base Certificate of any Borrower (for the avoidance of doubt, any Unbilled Account for which an invoice is not issued within 45 days after the date on which the products giving rise to such Unbilled Account were shipped or the services giving rise to such Unbilled Account were fully performed shall cease to be an Eligible Unbilled Account until such Account shall be invoiced, at which time such Account shall be eligible for inclusion as an Eligible Billed Account, provided that such Account meets all criteria for eligibility set forth in the definition of “Eligible Billed Accounts”). Standards of eligibility may be made more restrictive (and such increased restrictiveness subsequently reversed in whole or in part) from time to time solely by the applicable Administrative Agent in its Permitted Discretion, with any such changes to be effective two Business Days after notice thereof to the Borrower Representative and the Lenders.
     “Eligible WIP” means, WIP of a Borrower consisting of finished products waiting to be shipped or products which are substantially complete and will be ready to be shipped to a customer within fifteen (15) days and which, in each case in accordance with the terms hereof, is eligible as the basis for the extension of Revolving Loans, Swingline Loans and the issuance of Letters of Credit hereunder. Eligible WIP shall not include any product which is not complete in all respects and ready to be shipped to a customer or any product:
     (a) which is not subject to a first priority perfected Lien in favor of the applicable Administrative Agent;
     (b) which is subject to any Lien other than (i) a Lien in favor of the applicable Administrative Agent and (ii) a Permitted Encumbrance which does not have priority over the Lien in favor of the applicable Administrative Agent;

     (c) with respect to which any covenant, representation, or warranty contained in this Agreement or any Security Agreement has been breached or is not true in any material respect and which does not conform in all material respects to all standards imposed by any Governmental Authority;
     (d) in which any Person other than a Borrower shall (i) have any direct or indirect ownership, interest or title to such WIP or (ii) be indicated on any purchase order or invoice with respect to such WIP as having or purporting to have an interest therein;
     (e) which is not located at premises owned or operated by any Borrower in the U.S. or Canada or at any warehouse utilized by any Borrower in the U.S. or Canada;
     (f) which is located in any location leased by such Borrower unless (i) the lessor has delivered to the applicable Administrative Agent a Collateral Access Agreement or (ii) a Reserve for rent, charges, and other amounts due or to become due with respect to such facility has been established by the applicable Administrative Agent in its Permitted Discretion;
     (g) which is located in any third party warehouse and is not evidenced by a Document, unless (i) such warehouseman has delivered to the applicable Administrative Agent a Collateral Access Agreement and such other documentation as the applicable Administrative Agent may reasonably require or (ii) an appropriate Reserve has been established by the applicable Administrative Agent in its Permitted Discretion; or
     (h) which the applicable Administrative Agent otherwise determines in its Permitted Discretion is unacceptable for any reason whatsoever.
In the event any material product which was previously Eligible WIP ceases to be Eligible WIP hereunder, such Borrower or the Borrower Representative shall notify the applicable Administrative Agent thereof on and at the time of submission to the applicable Administrative Agent of the next Aggregate Borrowing Base Certificate and the next Borrowing Base Certificate of any Borrower. Standards of eligibility may be made more restrictive (and such increased restrictiveness subsequently reversed in whole or in part) from time to time solely by the applicable Administrative Agent in its Permitted Discretion, with any such changes to be effective two Business Days after notice thereof to the Borrower Representative and the Lenders.
     “Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, rulings, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters as affected by exposure to Hazardous Materials.
     “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, holding, collection, processing, transportation, storage, deposit, abandonment, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release, leakage or spillage or threatened release, leakage or spillage of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
     “Equipment” the meaning assigned to such term in the US Security Agreement, or, in the case of any of the Canadian Loan Parties, in the Canadian Security Agreement.

     “Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with a Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
     “ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) any failure by any Plan to satisfy minimum funding standards (within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived, if such failure could reasonably be expected to have a Material Adverse Effect; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by any Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
     “Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
     “Event of Default” has the meaning assigned to such term in Article VII.
     “Excess Cash Flow” means, for any fiscal year of the Company, the excess, if any, of (a) the sum, without duplication, of (i) Net Income for such fiscal year, (ii) the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such Net Income, (iii) decreases in Working Capital for such fiscal year, and (iv) the aggregate net amount of non-cash loss on the disposition of property by the Company and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Net Income minus (b) the sum, without duplication, of (i) the amount of all non-cash credits included in arriving at such Net Income, (ii) the aggregate amount actually paid by the Company and its Subsidiaries in cash during such fiscal year on account of Capital Expenditures (excluding the principal amount of Indebtedness incurred in connection with such expenditures and any such expenditures financed with the proceeds of asset dispositions that have not yet been used to pay down the Loans), (iii) the aggregate amount of all prepayments of Revolving Loans and Swingline Loans during such fiscal year to the extent accompanying permanent optional reductions of the Revolving Commitments and all optional prepayments of the Term Loans during such fiscal year, (iv) the aggregate amount of all regularly scheduled principal payments and all mandatory prepayments of Long-Term Debt (including the Term

Loans) of the Company and its Subsidiaries made during such fiscal year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), (v) increases in Working Capital for such fiscal year, and (vi) the aggregate net amount of non-cash gain on the disposition of property by the Company and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Net Income.
     “Excluded Accounts” means, collectively, (a) any Deposit Account of any Loan Party which is used exclusively for the payment of payroll, payroll taxes, employee benefits or escrow deposits or to maintain client postage advances, and (b) any other Deposit Account of any Loan Party, so long as the aggregate amount of available funds on deposit in such Deposit Account does not at any time exceed $250,000 for more than three (3) consecutive Business Days, provided that the aggregate amount of available funds on deposit in all Deposit Accounts under this clause (b) does not at any time exceed $1,000,000.
     “Excluded Taxes” means, with respect to either or both of the Administrative Agents, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by a Borrower under Section 2.19(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or at the time such Foreign Lender designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.17(f), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 2.17(a).
     “Existing Credit Agreement” shall have the meaning set forth in the preamble hereto.
     “Existing Letters of Credit” means the letters of credit referred to on Schedule 2.06 hereto, which letters of credit have been issued by an Issuing Bank or any Lender.
     “Existing Loan Documents” means the “Loan Documents” under and as defined in the Existing Credit Agreement.
     “Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the US Administrative Agent from three Federal funds brokers of recognized standing selected by the US Administrative Agent.
     “Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Company.
     “Fixed Charges” means, with reference to any period, without duplication, cash Interest Expense for such period (excluding arrangement and upfront fees and deal costs related to this Agreement), plus scheduled principal payments on Indebtedness for borrowed money made during such period, plus expense for income taxes paid in cash during such period, net of cash income tax refunds, plus dividends or distributions paid in cash during such period, plus Capital Lease Obligation payments made during such period, plus cash contributions to any Plan made during such period, all calculated for the Company and its Subsidiaries on a consolidated basis.
     “Fixed Charge Coverage Ratio” means, for any period, the ratio of (a) EBITDA minus the unfinanced portion of Capital Expenditures to (b) Fixed Charges, all calculated for the Company and its Subsidiaries on a consolidated basis in accordance with GAAP.
     “Foreign Lender” means any Lender or Issuing Bank, (a) with respect to the Canadian Borrower, that is subject to Canadian taxes on the basis that such Lender or Issuing Bank is treated as a non-resident of Canada for the purposes of imposing any Canadian Federal income tax, (b) with respect to any US Borrower, (1) that, is not a “United States person” as defined by section 7701(a)(30) of the Code (a “US Person”), or (2) that is a partnership or other entity treated as a partnership for United States federal income tax purposes which is a US Person, but only to the extent the beneficial owners (including indirect partners if its direct partners are partnerships or other entities treated as partnerships for United States federal income tax purposes are US Persons) are not US Persons.
     “Foreign Loan Parties” means, individually and collectively, the Loan Parties other than the US Loan Parties.
     “Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
     “Full Cash Dominion Period” means (a) any period commencing with the occurrence and during the continuance of an Event of Default until such Event of Default has been cured or waived and (b) any period (i) commencing on the date that Aggregate Availability shall have been less than $25,000,000 for three consecutive days and (ii) ending on the date thereafter on which Aggregate Availability shall have exceeded $30,000,000 for ninety (90) consecutive days; provided, that solely for purposes of clause (b) above, (x) no Full Cash Dominion Period shall be deemed to be in effect during the Temporary Overadvance Period and (y) during (A) the period from January 1, 2010 through March 31, 2010 and (B) the period from January 1, 2011 through March 31 2011, a Full Cash Dominion Period shall not commence unless Aggregate Availability shall have been less than $17,500,000 for three consecutive days.
     “Funding Accounts” has the meaning assigned to such term in Section 4.01(h).
     “GAAP” means generally accepted accounting principles in the United States of America.
     “Governmental Authority” means the government of the United States of America, Canada, or any other nation or any political subdivision thereof, whether state, provincial, territorial, municipal or local; any other supranational body; and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
     “Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
     “Guaranteed Obligations” has the meaning assigned to such term in Section 10.01.
     “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any applicable Environmental Law.
     “Hostile Acquisition” means (a) the acquisition of the Equity Interests of a Person through a tender offer or similar solicitation of the owners of Equity Interests of such Person which has not been approved (prior to such acquisition) by the board of directors (or any other applicable governing body) of such Person or by similar action if such Person is not a corporation and (b) any such acquisition as to which such approval has been withdrawn.
     “Increasing Lender” has the meaning set forth in Section 2.22.
     “Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments or bankers’ acceptances, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) obligations under any liquidated earn-out and (l) any other Off-Balance Sheet Liability. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
     “Indemnified Taxes” means Taxes other than Excluded Taxes.
     “Information Memorandum” means the Confidential Information Memorandum dated February 2009 relating to the Borrowers and the Transactions.
     “Insolvency Laws” means each of the Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-Up and Restructuring Act (Canada) and any other applicable state, provincial, territorial or federal bankruptcy laws, each as now and hereafter in effect, any successors to such statutes and any other applicable insolvency or other similar law of any jurisdiction, including any law of any jurisdiction permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it and including any rules and regulations pursuant thereto.
     “Intellectual Property” means, individually and collectively, trademarks, service marks, tradenames, copyrights, patents, trade secrets, industrial designs, internet domain names and other intellectual property, including any applications and registrations pertaining thereto and with respect to trademarks, service marks and tradenames, the goodwill of the business symbolized thereby and connected with the use thereof.
     “Interest Election Request” means a request by the Borrower Representative (or the applicable US Borrower) to convert or continue a Borrowing in accordance with Section 2.07.
     “Interest Expense” means, with reference to any period, total interest expense (including that attributable to Capital Lease Obligations) of the Company and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Company and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), calculated on a consolidated basis for the Company and its Subsidiaries for such period in accordance with GAAP.
     “Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the first Business Day of each calendar month, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid, and (d) with respect to any Loan, the Maturity Date.
     “Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, nine or twelve months with the consent of each affected Term Lender in the case of Term Loans and all Revolving Lenders in the case of Revolving Loans) thereafter, as the Borrower Representative may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
     “Inventory” has the meaning assigned to such term in any Security Agreement. For avoidance of doubt, the term “Inventory” as used herein, shall include Paper Inventory and WIP.
     “Issuing Bank” means (a) JPMorgan Chase Bank, N.A., in its capacity as the issuer of Letters of Credit for the account of the US Borrowers hereunder and (b) JPMorgan Chase Bank, N.A. Toronto Branch, in its capacity as the issuer of Letters of Credit for the account of the Canadian Borrower hereunder, and each of their respective successors in such capacity as provided in Section 2.06(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
     “ITA” means the Income Tax Act (Canada), as amended.
     “Joinder Agreement” has the meaning assigned to such term in Section 5.11.
     “LC Collateral Account” has the meaning assigned to such term in Section 2.06(j).
     “LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.
     “LC Exposure” means, at any time, the sum of (a) the US LC Exposure at such time plus (b) the Canadian LC Exposure at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.
     “Lenders” means the Persons listed on the Commitment Schedule and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lenders.
     “Letter of Credit” means any letter of credit issued pursuant to this Agreement.
     “LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the US Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the US Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.
     “Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
     “Loan Documents” means this Agreement, any promissory notes issued pursuant to the Agreement, any Letter of Credit applications, the Collateral Documents, the Loan Guaranty and all other agreements, instruments, documents and certificates identified in Section 4.01 executed by or on behalf of any Loan Party and delivered to, or in favor of, the applicable Administrative Agent or any Lender and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, and delivered to the applicable Administrative Agent or any Lender in connection with the Agreement or the transactions contemplated thereby. Any reference in the Agreement or any other

Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.
     “Loan Guarantor” means each Loan Party other than any Canadian Borrower.
     “Loan Guaranty” means Article X of this Agreement.
     “Loan Parties” means (i) the US Borrowers, (ii) the Canadian Borrower, (iii) all Significant Domestic Subsidiaries in existence as of the Effective Date, (iv) any Significant Canadian Subsidiary, additional Significant Domestic Subsidiary or other Person (including, without limitation, any Subsidiary existing as of the Effective Date), in each case, that becomes a party to this Agreement pursuant to a Joinder Agreement, and (v) the successors and assigns of any of the Persons described in clause (i) through (iv) of this definition.
     “Loans” means the loans and advances made by the Lenders pursuant to this Agreement, including Swingline Loans and Protective Advances.
     “Local Time” means, (a) local time in New York, with respect to the times for the receipt of Borrowing Requests of Revolving Loans, requests for Letters of Credit, for receipt and sending of notices by and disbursement by the US Administrative Agent or any Lender and any Issuing Bank and for payment by the Company with respect to Revolving Loans and Term Loans and reimbursement obligations in respect of Letters of Credit, (b) local time in London, with respect to the times for the determination of “LIBO Rate”, (c) local time in Toronto, with respect to the times for receipt of Borrowing Requests for Canadian Loans, for receipt and sending of notices by and disbursement by the Canadian Administrative Agent or any Lender and for payment by the Canadian Borrower with respect to Canadian Loans, (d) otherwise, if a place for any determination is specified herein, the local time at such place of determination and (e) otherwise, New York time.
     “Lock Box Agreement” means, individually and collectively, each “Lock Box Agreement” referred to in any Security Agreement.
     “Long-Term Debt” means any Indebtedness that, in accordance with GAAP, constitutes (or, when incurred, constituted) a long-term liability.
     “Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or condition, financial or otherwise, of the Company and its Subsidiaries taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform their obligations under the Loan Documents, (c) any Material Collateral, or the Administrative Agents’ Liens (on behalf of each Administrative Agent and the Lenders) any Material Collateral or the priority of such Liens, (d) any Mortgaged Property if such material adverse effect could reasonably be expected to result in a diminution in the value of such Mortgaged Property by more than $3,000,000, or (e) the rights of or benefits available to the Administrative Agents, the Issuing Bank or the Lenders under the Loan Documents.
     “Material Collateral” means all or any portion of the Collateral having an aggregate market value in excess of $7,500,000.
     “Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Company and its Subsidiaries in an aggregate principal amount exceeding $7,500,000. For purposes of determining

Material Indebtedness, the “obligations” of any Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.
     “Maximum Liability” has the meaning assigned to such term in Section 10.09.
     “Moody’s” means Moody’s Investors Service, Inc.
     “Mortgage” means any mortgage, hypothec, deed of trust or other agreement which conveys or evidences a Lien in favor of the applicable Administrative Agent, for the benefit of the Lenders and the Issuing Banks, on real property of a Loan Party, including any amendment, modification or supplement thereto.
     “Mortgaged Properties” means the real properties listed on Schedule 1.01(b) and noted thereon as to which the applicable Administrative Agent for the benefit of the Lenders and the Issuing Bank shall be granted a Lien pursuant to the Mortgages.
     “Mortgaged Property Prepayment Amount” means, with respect to any Mortgaged Property listed on Schedule 1.01(c), the “Prepayment Amount” listed opposite such Mortgaged Property on such schedule.
     “Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
     “Net Income” means, for any period, the consolidated net income (or loss) of the Company and its Subsidiaries from continuing operations, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Company or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary) in which the Company or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Company or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary. For the avoidance of doubt, the determination of Net Income will exclude any non-cash write-off or write down of goodwill or other intangible assets in connection with any impairment charge for such period as required by GAAP.
     “Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer).
     “Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(d).
     “Non-Paying Guarantor” has the meaning assigned to such term in Section 10.10.
     “Obligated Party” has the meaning assigned to such term in Section 10.02.
     “Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Loan Parties to the Lenders or to any Lender, the Administrative Agent, the Issuing Bank or any indemnified party arising under the Loan Documents, in each case, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred.
     “Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person, or (c) any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person (other than operating leases).
     “Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.
     “Paper Inventory” means the raw material inventory of the Borrowers consisting solely of jumbo roll paper. For the avoidance of doubt, the term “Paper Inventory” as used herein shall exclude WIP.
     “Participant” has the meaning set forth in Section 9.04.
     “Patriot Act” has the meaning set forth in Section 9.14.
     “Paying Guarantor” has the meaning assigned to such term in Section 10.10.
     “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
     “Permitted Acquisition” means any acquisition (whether by purchase, merger, consolidation or otherwise but excluding in any event a Hostile Acquisition) or series of related acquisitions by any Loan Party of (a) all or substantially all or any significant portion of the assets of a Person or division or line of business or a business unit of a Person, or (b) all or substantially all of the Equity Interests of a Person, which meets each of the following criteria:
     (i) at the time of and after giving effect to such acquisition, no Default has occurred and is continuing;
     (ii) the Person being acquired or whose assets, division, line of business or business unit is being acquired, is engaged in a line of business in which the Loan Parties are engaged as of, or immediately prior to, the Effective Date, or any similar or related or complementary business, or that is a reasonable extension or expansion thereof, or any business which provides a service and/or supplies products in connection with a line of business in which the Loan Parties are engaged as of, or immediately prior to, the Effective Date;
     (iii) the aggregate consideration paid by the Loan Parties for such acquisition and all other Permitted Acquisitions consummated after the Effective Date (including for this purpose all transaction costs and all Indebtedness (including all earn out payments and similar obligations) incurred or assumed in connection with such acquisition and all such other Permitted Acquisitions or otherwise reflected in the balance sheet of the Company and its Subsidiaries on a Consolidated Basis) shall not exceed $25,000,000 in any fiscal year;
     (iv) as soon as available, but not less than five (5) Business Days prior to the closing of such acquisition, the Loan Parties shall submit to the Administrative Agents (A) notice of such acquisition, (B) copies of all business and financial information reasonably requested by any Administrative Agent, (C) pro forma financial statements which demonstrate, on a pro forma basis (1) a Fixed Charge Coverage Ratio for the period of twelve consecutive months most recently ended of not less than 1.45 to 1.00, (2) Aggregate Availability after giving effect to payment of all consideration for such acquisition of not less than $35,000,000, and (3) Average Aggregate Quarterly Availability during the period of two consecutive fiscal quarters most recently ended prior to the consummation of such acquisition of not less than $35,000,000; and (D) a certificate of a Financial Officer certifying that such pro forma financial statements present fairly in all material respects the financial condition of the Company and its Subsidiaries on a consolidated basis as of the date thereof after giving effect to such acquisition and setting forth reasonably detailed calculations demonstrating compliance with the minimum Fixed Charge Coverage Ratio, minimum Aggregate Availability and minimum Average Aggregate Quarterly Availability set forth in clause (C) above, and which shall include a representation and warranty as to compliance with each of the other criteria for a “Permitted Acquisition”;
     (v) if the Accounts or Inventory acquired in connection with such acquisition are proposed to be included in the determination of any Borrowing Base and the applicable Administrative Agent elects to include such Accounts or Inventory in its Permitted Discretion, such Administrative Agent shall have conducted an audit and field examination and appraisal of such Accounts and Inventory to its satisfaction;
     (vi) in connection with an acquisition of the Equity Interests of any Person, all Liens on the Inventory and Accounts of such Person, and on the Equity Interests of such Person, shall be terminated, and in connection with an acquisition of the assets of any Person, all Liens on the Inventory and Accounts of such Person shall be terminated;
     (vii) if such Acquisition is structured as a merger involving a Loan Party or any Subsidiary and a Person that is not a Subsidiary, such Loan Party or such Subsidiary will be the surviving entity, or otherwise, the surviving entity shall become a Loan Party;
     (viii) no Loan Party shall, as a result of or in connection with any such Acquisition, assume or incur any direct or contingent liabilities (whether relating to environmental, tax, litigation, or other matters) that would be reasonably likely to have a Material Adverse Effect; and
     (ix) if, as a result of such investment, a new Subsidiary is formed or acquired, the Loan Parties shall comply with all applicable provisions of Section 5.13.
     “Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.
     “Permitted Encumbrances” means:

     (a) Liens imposed by law for taxes, assessments or other governmental charges that are not yet due or are being contested in compliance with Section 5.04;
     (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04, but excluding, for greater certainty, any landlord hypothecs registered in the province of Quebec;
     (c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;
     (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
     (e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;
     (f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations or materially interfere with the ordinary conduct of business of any Borrower or any Subsidiary;
     (g) solely with respect to any Mortgaged Property, matters shown on Schedule B – Section II of the title policy delivered with respect thereto;
     (h) Liens in favor of customs and revenue authorities arising by operation of law (i) for obligations not more than thirty (30) days past due or (ii) for obligations not in excess of $1,000,000 which are being contested pursuant to appropriate procedures and for which the Loan Parties have established appropriate reserves;
     (i) Liens evidenced by precautionary filings relating to operating leases; and
     (j) Liens (i) of a collecting bank arising in the ordinary course of business under Section 4-210 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon or (ii) in favor of a banking institution arising as a matter of law, encumbering amounts credited to deposit or securities accounts (including the right of set-off) and which are within the general parameters customary in the banking industry with respect to the negotiation and clearing of instruments and other payment items;
provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.
     “Permitted Investments” means:
     (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States or Canada (with respect to investments made by any Canadian Group Member) (or by any agency thereof to the extent such obligations are backed by the full faith and credit of such government), in each case maturing within one year from the date of acquisition thereof;

     (b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;
     (c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or Canada (with respect to investments made by any Canadian Group Member) or any State or Province or other political subdivision thereof, as applicable, in each case, which has a combined capital and surplus and undivided profits of not less than $500,000,000;
     (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;
     (e) money market funds that (i) (x) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940 or (y) are money market mutual funds (as defined in National Instrument 81-102 Mutual Funds) that are reporting issuers (as defined in Ontario securities law) in the Province of Ontario, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000;
     (f) in the case of any Foreign Subsidiary (other than a Canadian Group Member), investments substantially comparable to any of the foregoing investments with respect to the United Kingdom or the country in which such Foreign Subsidiary is organized.
     “Permitted Lien” means Liens permitted by Section 6.02.
     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
     “Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
     “PPSA” means the Personal Property Security Act (Ontario), including the regulations thereto, provided that, if perfection or the effect of perfection or non-perfection or the priority of any Lien created hereunder or under any other Loan Document on the Collateral is governed by the personal property security legislation or other applicable legislation with respect to personal property security in effect in a province or other jurisdiction other than Ontario, “PPSA” means the Personal Property Security Act or such other applicable legislation in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
     “Prepayment Event” means:
     (a) any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any property or asset of any Loan Party pursuant to Section 6.05(g) or (h); or
     (b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Loan Party with a fair value immediately prior to such event equal to or greater than $500,000; or

     (c) the issuance by the Company of any Equity Interests, or the receipt by the Company of any capital contribution; or
     (d) the incurrence by any Loan Party of any Indebtedness, other than Indebtedness permitted under Section 6.01 or permitted by the Required Lenders pursuant to Section 9.02.
     “Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate at its offices at 270 Park Avenue in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
     “Prior Claims” means all Liens created by applicable law (in contrast with Liens voluntarily granted) which rank or are capable of ranking prior to or pari passu with the Liens created by the Collateral Documents (or interests similar thereto under applicable law) including, without limitation, for amounts owing for employee source deductions, vacation pay, goods and services taxes, sales taxes, harmonized sales taxes, municipal taxes, workers’ compensation, Quebec corporate taxes, pension fund obligations and overdue rents.
     “Projections” has the meaning assigned to such term in Section 5.01(f).
     “Protective Advance” has the meaning assigned to such term in Section 2.04.
     “Quebec Pension Plan” means the pension benefit plan maintained by the Province of Quebec.
     “Register” has the meaning set forth in Section 9.04.
     “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
     “Report” means reports prepared by the applicable Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the Borrowers’ assets from information furnished by or on behalf of the Borrowers, after the applicable Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the applicable Administrative Agent.
     “Reporting Frequency Increase Period” means any period (a) commencing on the date that Aggregate Availability shall have been less than $25,000,000 for three consecutive days and (b) ending on the date thereafter on which Aggregate Availability shall have exceeded $30,000,000 for ninety (90) consecutive days; provided, that no Reporting Frequency Increase Period shall be deemed to be in effect during the Temporary Overadvance Period.
     “Required Lenders” means, at any time, Lenders having Credit Exposure and unused Commitments representing more than 50% of the sum of the total Credit Exposure and unused Commitments at such time.
     “Requirement of Law” means, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

     “Reserves” means any and all reserves which either or both of the Administrative Agents deem necessary, in their respective Permitted Discretion, to maintain (including, without limitation, the Dilution Reserve, reserves for accrued and unpaid interest on the Secured Obligations, Banking Services Reserves, reserves for rent at locations leased by any Loan Party and for consignee’s, warehousemen’s and bailee’s charges, reserves for revindication or rights of unpaid suppliers to repossess goods, reserves for Paper Inventory shrinkage, reserves for Swap Obligations, reserves for contingent liabilities of any Loan Party, reserves for uninsured losses of any Loan Party, reserves for any Canadian Pension Plan shortfall, deficiency, insolvency or other matter relating to Canadian Pension Plan obligations, reserves for uninsured, underinsured, un-indemnified or under-indemnified liabilities or potential liabilities with respect to any litigation and reserves for taxes, fees, assessments, and other governmental charges) with respect to the Collateral or any Loan Party.
     “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Company or any option, warrant or other right to acquire any such Equity Interests in the Company.
     “Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum possible amount of such Lender’s Revolving Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Revolving Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable.
     “Revolving Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and an amount equal to its Applicable Percentage of the aggregate principal amount of Swingline Loans and Protective Advances at such time.
     “Revolving Exposure Limitations” has the meaning assigned to such term in Section 2.01(a).
     “Revolving Lender” means, as of any date of determination, a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.
     “Revolving Loan” means a Loan made pursuant to Section 2.01(a).
     “Revolving Maturity Date” means May 31, 2011.
     “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.
     “Secured Obligations” means all Obligations, together with all (a) Banking Services Obligations and (b) Swap Obligations owing to any Person that is a Lender or an Affiliate thereof, or that was a Lender or an Affiliate thereof at the time the relevant Swap Agreement was entered into; provided that the Lender party thereto (other than JPMorgan Chase Bank, N.A.) shall have delivered written notice to the US Administrative Agent that such a transaction constitutes a Secured Obligation entitled to the benefits of the Collateral Documents.

     “Securities Account” has the meaning assigned to such term in Article 8 of the UCC or the Securities Transfer Act of Ontario, as applicable.
     “Security Agreement” means, individually and collectively, any US Security Agreement and any Canadian Security Agreement.
     “Settlement” has the meaning assigned to such term in Section 2.05(c).
     “Settlement Date” has the meaning assigned to such term in Section 2.05(c).
     “Significant Canadian Subsidiary” means any (a) Canadian Group Member that is a wholly-owned subsidiary, whether existing as of the Effective Date or formed or acquired thereafter, (i) the revenues of which, as of end of any fiscal quarter, for the period of four consecutive fiscal quarters then ended, was or is reasonably projected to be equal to or greater than 5% of the consolidated revenues of the Company, its Domestic Subsidiaries and its Canadian Subsidiaries for such period, or (ii) the consolidated assets of which, as of end of any fiscal quarter, were greater than 5% of the consolidated total assets of the Company, its Domestic Subsidiaries and its Canadian Subsidiaries as of the end of such fiscal quarter, in each case as reflected on the most recent annual or quarterly consolidated financial statements of the Company, its Domestic Subsidiaries and its Canadian Subsidiaries, and (b) any Canadian Group Member that owns, directly or indirectly, any equity interests of any entity described in clause (a) above.
     “Significant Domestic Subsidiary” means (a) each Domestic Subsidiary of the Company listed on Schedule 1.01(a) hereto, (b) any wholly-owned Domestic Subsidiary of the Company, whether existing as of the Effective Date or formed or acquired thereafter, (i) the revenues of which, as of end of any fiscal quarter, for the period of four consecutive fiscal quarters then ended, was equal to or greater than 5% of the consolidated revenues of the Company, its Domestic Subsidiaries and its Canadian Subsidiaries for such period, or (ii) the consolidated assets of which, as of end of any fiscal quarter, were greater than 5% of the consolidated total assets of the Company, its Domestic Subsidiaries and its Canadian Subsidiaries as of the end of such fiscal quarter, in each case as reflected on the most recent annual or quarterly consolidated financial statements of the Company and its Domestic Subsidiaries and (c) any Domestic Subsidiary of the Company that owns directly or indirectly, any equity interests of any Domestic Subsidiary described in clause (a) or (b) above.
     “Specified Defaulting Lender” means any Lender that is a Defaulting Lender pursuant to clauses (a), (b), (d) or (e) of the definition of “Defaulting Lender” set forth herein.
     “Spot Selling Rate” means, on any date, as determined by the US Administrative Agent, the spot selling rate posted by Reuters on its website for the sale of Canadian dollars for dollars at approximately 11:00 a.m., Local Time, two Business Days prior to such date (the “Applicable Quotation Date”); provided that if, for any reason, no such spot rate is being quoted, the spot selling rate shall be determined by reference to such publicly available service for displaying exchange rates as may be selected by the US Administrative Agent, or, in the event no such service is selected, such spot selling rate shall instead be the rate determined by the US Administrative Agent as the spot rate of exchange in the market where the US Administrative Agent’s foreign currency exchange operations in respect of Canadian dollars are then being conducted, at or about 11.00 a.m. Local Time, on the Applicable Quotation Date for the purchase of the relevant currency for delivery two Business Days later.
     “Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the US Administrative Agent is subject with respect to the

Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
     “Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Secured Obligations to the written satisfaction of the Administrative Agents.
     “subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
     “Subsidiary” means any direct or indirect subsidiary of the Company or a Loan Party, as applicable.
     “Supermajority Revolving Lenders” means, at any time, Lenders having Revolving Exposure and unused Revolving Commitments representing at least 75% of the sum of the Aggregate Revolving Exposure and unused Aggregate Revolving Commitments at such time.
     “Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrowers or the Subsidiaries shall be a Swap Agreement.
     “Swap Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.
     “Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender (other than a Swingline Lender) at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.
     “Swingline Lender” means, individually and collectively, the US Swingline Lender and the Canadian Swingline Lender, as the context may require.

     “Swingline Loan” means, individually and collectively, each US Swingline Loan and each Canadian Swingline Loan, as the context may require.
     “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
     “Temporary Overadvance Loan” has the meaning assigned to such term in Section 2.01(b).
     “Temporary Overadvance Period” means the period commencing on the Effective Date and ending on May 15, 2009.
     “Termination Date” means the earliest to occur of (a) the Revolving Maturity Date, (b) the date on which the Borrowers terminate the Revolving Commitments pursuant to Section 2.09 hereof and (c) the date on which the Commitments are reduced to zero and terminated pursuant to Article VII hereof.
     “Term Lenders” means, as of any date of determination, collectively, (a) Lenders having a Twenty-Six Month Term Loan Commitment and (b) Lenders having an Eighteen Month Term Loan Commitment.
     “Term Loans” means, collectively, the Eighteen Month Term Loans and the Twenty-Six Month Term Loans.
     “Term Loan Commitments” means, collectively, the Eighteen Month Term Loan Commitment and the Twenty-Six Month Term Loan Commitment.
     “Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement, the other Loan Documents, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.
     “Twenty-Six Month Term Loan Commitment” means (a) as to any Term Lender, the aggregate commitment of such Term Lender to make Twenty-Six Month Term Loans as set forth in the Commitment Schedule or in the most recent Assignment and Assumption executed by such Term Lender and (b) as to all Term Lenders, the aggregate commitment of all Term Lenders to make Twenty-Six Month Term Loans, which aggregate commitment shall be twenty million dollars ($20,000,000) on the date of this Agreement. After advancing the Twenty-Six Month Term Loans, each reference to a Term Lender’s Twenty-Six Month Term Loan Commitment shall refer to that Term Lender’s Applicable Percentage of the Twenty-Six Month Term Loans.
     “Twenty-Six Month Term Loan Maturity Date” means the earlier of (a) May 31, 2011 and (b) the Termination Date.
     “Twenty-Six Month Term Loans” means the Twenty-Six Month Term Loans extended by the Lenders to the Borrowers pursuant to Section 2.01(c) hereof.
     “Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.
     “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

     “Unbilled Accounts” means Accounts of any Loan Party in respect of which invoices have not been sent to the applicable Account Debtors.
     “United States” and “US” means the United States of America.
     “Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (i) an obligation to reimburse a bank, including, without limitation the Issuing Bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.
     “US Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as the administrative agent and collateral agent for the Lenders hereunder with respect to all matters other than the administration and funding of Canadian Loans and the administration, possession, perfection and monitoring of, and exercise of control over, Collateral of the Canadian Loan Parties.
     “US Availability” means an amount equal to (a) the US Borrowing Base minus (b) the total Revolving Exposure relating to the US Borrowers minus (c) the Canadian Borrowing Base Utilization; provided, that, in no event shall US Availability be greater than the Aggregate Revolving Commitments minus the Aggregate Revolving Exposure.
     “US Borrower” or “US Borrowers” means, individually or collectively, (i) the Company (ii) each of the Subsidiaries of the Company listed as a “US Borrower” on the signature pages to this Agreement and (iii) each other Domestic Subsidiary of the Company that becomes a party to this Agreement as a “Borrower” hereunder after the Effective Date in accordance with the terms of Section 5.13.
     “US Borrowing Base” means, at any time, with respect to the US Borrowers, the sum of:
     (a) the product of (i) 85% multiplied by (ii) the US Borrowers’ Eligible Billed Accounts at such time, plus
     (b) the product of (i) 80% multiplied by (ii) the US Borrowers’ Eligible Unbilled Accounts at such time, plus
     (c) the product of (i) 50% multiplied by (ii) the US Borrowers’ Eligible WIP at such time and, plus
     (d) the product of (i) 50% multiplied by (ii) the US Borrowers’ Eligible Inventory, valued at the lower of cost (determined on a first-in-first-out basis) or market value, at such time, minus
     (e) Reserves established by the US Administrative Agent in its Permitted Discretion;
provided, that (i) the portion of the US Borrowing Base comprised of Eligible Unbilled Accounts shall not at any time exceed thirty percent (30%) of the aggregate portion of the US Borrowing Base comprised of Eligible Unbilled Accounts and Eligible Billed Accounts (in each case, determined after giving effect to the applicable advance rate) and (ii) the aggregate portion of the US Borrowing Base comprised of Eligible WIP and Eligible Inventory (in each case, determined after giving effect to the applicable advance rate) shall not exceed an amount equal to $10,000,000 minus the portion of the Canadian Borrowing Base attributable to Eligible WIP and Eligible Inventory. The US Administrative Agent may, in its Permitted Discretion, adjust Reserves used in computing the Aggregate Borrowing Base and the US

Borrowing Base, with any such changes to be effective two Business Days after delivery of notice thereof to the Borrower Representative and the Lenders. The US Borrowing Base at any time shall be determined by reference to the most recent US Borrowing Base Certificate delivered to the US Administrative Agent pursuant to Section 5.01(g) of this Agreement.
     “US Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Financial Officer of the Borrower Representative, in substantially the form of Exhibit B-2.
     “US Cash Management Bank” means (a) as of the Effective Date, Wachovia Bank, National Association, in its capacity as the principal depositary bank for the US Loan Parties, and (b) at any time after the Effective Date, any one or more of the Lenders selected by the US Loan Parties, with the prior written consent of the US Administrative Agent, to become the successor principal depository bank for the US Loan Parties; provided that, unless the US Administrative Agent otherwise consents in writing, no Person shall become the successor “US Cash Management Bank” unless and until such Person shall have entered into a Control Agreement with the US Loan Parties and the US Administrative Agent in form and substance reasonably acceptable to the US Administrative Agent.
     “US Collection Account” means the account at JPMorgan Chase Bank, N.A., so designated by the US Administrative Agent, in a written notice delivered to the US Loan Parties, to be the “Collection Account”, to which funds on deposit in Deposit Accounts and Securities Accounts (other than Excluded Accounts) and all payments received in respect of Accounts shall be remitted (a) at all times during a Full Cash Dominion Period and (b) at any time during the Temporary Overadvance Period if so requested by the US Administrative Agent in its Permitted Discretion; together with any replacement or additional account so designated by the US Administrative Agent.
     “US LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit issued to the US Borrowers at such time plus (b) the aggregate amount of all LC Disbursements relating to Letters of Credit issued for the account of the US Borrowers that have not yet been reimbursed by or on behalf of the US Borrowers at such time. The US LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total US LC Exposure at such time.
     “US LC Sublimit” means $24,000,000.
     “US Loan Party” means, individually and collectively, any Loan Party (including the Company) organized under the laws of the United States.
     “US Protective Advance” means a Protective Advance made to or for the account of the US Borrowers.
     “US Revolving Loan” means a Revolving Loan made to the US Borrowers.
     “US Security Agreement” means that certain Pledge and Security Agreement, dated as of the date hereof, between the US Loan Parties party thereto and the US Administrative Agent (for the benefit of each Administrative Agent, the Lenders and the Issuing Banks), and any other pledge or security agreement entered into, after the date of this Agreement by any other US Loan Party (as required by this Agreement or any other Loan Document for the purpose of creating a Lien on the property of any Loan Party organized in the US (or any other property located therein)), or any other Person, as the same may be amended, restated or otherwise modified from time to time.

     “US Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of US Swingline Loans hereunder, and its successors and assigns in such capacity.
     “US Swingline Loan” means a Swingline Loan made to the US Borrowers.
     “US Swingline Sublimit” means $12,000,000.
     “U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(iii).
     “wholly owned” means, with respect to a Subsidiary of any Person, a Subsidiary of such Person, all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.
     “WIP” means, with respect to any Borrower, work-in-process which are recorded on the books and records of the such Borrower as work-in-process in accordance with such Borrower’s past practices, including finished products which are complete in all respects and ready to be shipped to a customer and substantially finished products which will be ready to be shipped to a customer within a reasonable period of time.
     “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
     “Working Capital” means, of any date, the excess of current assets of the Company and its Subsidiaries on such date over current liabilities of the Company and its Subsidiaries on such date, all determined on a consolidated basis in accordance with GAAP.
     SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).
     SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

     SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower Representative notifies the US Administrative Agent that the Borrowers request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the US Administrative Agent notifies the Borrower Representative that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. In the event that historical accounting practices, systems or reserves relating to the components of the Aggregate Borrowing Base, the US Borrowing Base or the Canadian Borrowing Base are modified in a manner that is adverse to the Lenders in any material respect, the Borrowers hereby agree to maintain such additional reserves (for purposes of computing the Aggregate Borrowing Base, the US Borrowing Base or the Canadian Borrowing Base) in respect to the components of the Aggregate Borrowing Base, the US Borrowing Base and the Canadian Borrowing Base and make such other adjustments (which may include maintaining additional reserves, modifying the advance rates or modifying the eligibility criteria for the components of the Aggregate Borrowing Base, the US Borrowing Base and the Canadian Borrowing Base).
     SECTION 1.05. Currency Translations.
     (a) For purposes of this Agreement and the other Loan Documents, where the permissibility of a transaction or determinations of required actions or circumstances depend upon compliance with, or are determined by reference to, amounts stated in dollars, such amounts shall be deemed to refer to dollars or Dollar Equivalents and any Canadian dollar currency translation shall be based on the Spot Selling Rate and the permissibility of actions taken under Article VI shall not be affected by subsequent fluctuations in exchange rates (provided that if Indebtedness is incurred to refinance, replace or renew other Indebtedness, and such refinancing or renewal would cause the applicable dollar denominated limitation to be exceeded if calculated at the Spot Selling Rate, such dollar denominated restriction shall be deemed not to have been exceeded so long as (i) such refinancing, replacement or renewal Indebtedness is denominated in the same currency as such Indebtedness being refinanced, replaced or renewed and (ii) the principal amount of such refinancing or renewal Indebtedness does not exceed the principal amount of such Indebtedness being refinanced or renewed except as permitted under Section 6.01).
     (b) For purposes of all calculations and determinations under this Agreement, any amount in Canadian dollars shall be deemed to refer to dollars or Dollar Equivalents and any Canadian dollar currency translation shall be based on the Spot Selling Rate, and all certificates delivered under this Agreement, shall express such calculations or determinations in dollars or Dollar Equivalents.
     (c) The US Administrative Agent shall determine the Dollar Equivalent of any amount to be converted into dollars in accordance with the provisions hereof at the time of such conversion.

ARTICLE II
The Credits
     SECTION 2.01. Commitments.
     (a) Subject to the terms and conditions set forth herein, (i) each Lender agrees to make Revolving Loans from time to time during the Availability Period to the US Borrowers in dollars and (ii) each Lender agrees to make Canadian Revolving Loans from time to time during the Availability Period to the Canadian Borrower in dollars, if, in each case after giving effect thereto:
(A)	such Lender’s Revolving Exposure would not exceed such Lender’s Revolving Commitment;

(B)	the Aggregate Revolving Exposure would not exceed the Aggregate Revolving Commitments;

(C)	the total Canadian Revolving Exposures would not exceed the Canadian Sublimit;

(D)	Canadian Availability shall not be less than zero;

(E)	US Availability shall not be less than zero; and

(F)	Aggregate Availability shall not be less than zero;
subject, (1) in the case of each of clauses (D), (E) and (F) above, to each Administrative Agent’s authority, in its respective sole discretion, to make Protective Advances pursuant to the terms of Section 2.04 and (2) in the case of each of clauses (E) and (F) above, to Temporary Overadvance Loans made in accordance with Section 2.01(b). The limitations described in the foregoing clauses (A) through (F) above, as modified by clauses (1) and (2) above, are collectively, the “Revolving Exposure Limitations”. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.
     (b) Notwithstanding any provision to the contrary set forth in this Agreement, during the Temporary Overadvance Period, the US Borrowers may borrow, and each Lender agrees to make, Revolving Loans in excess of the US Borrowing Base (such Revolving Loans, “Temporary Overadvance Loans”); provided that (i) the Aggregate Revolving Exposure (including all Temporary Overadvance Loans) shall not at any time exceed the Aggregate Revolving Commitments, (ii) during the Temporary Overadvance Period, the aggregate outstanding amount of Temporary Overadvance Loans shall not exceed $20,000,000 at any time, and (iii) at all times following the expiration of the Temporary Overadvance Period, no Temporary Overadvance Loans shall remain outstanding.
     (c) Subject to the terms and conditions set forth herein, each Lender agrees to make a Twenty-Six Month Term Loan to the US Borrowers in dollars, on the Effective Date, in an amount equal to such Lender’s Twenty-Six Month Term Loan Commitment by making immediately available funds available to the US Administrative Agent’s designated account, not later than 11:00 a.m., Local Time. Amounts repaid in respect of Twenty-Six Month Term Loans may not be reborrowed.
     (d) Subject to the terms and conditions set forth herein, each Lender agrees to make an Eighteen Month Term Loan to the US Borrowers in dollars, on the Effective Date, in an amount equal to such Lender’s Eighteen Month Term Loan Commitment by making immediately available funds available to the US Administrative Agent’s designated account, not later than 11:00 a.m., Local Time. Amounts repaid in respect of Eighteen Month Term Loans may not be reborrowed.
     SECTION 2.02. Loans and Borrowings.
     (a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. Each Protective Advance and Swingline Loan shall be made in accordance with the procedures set forth respectively in Section 2.04 and Section 2.05. The Term Loans shall amortize as set forth in Section 2.10.
     (b) Subject to Section 2.14, (i) each Borrowing of Revolving Loans and each Term Loan Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower Representative may request in accordance herewith; provided that all Borrowings made on the Effective Date must be made as ABR Borrowings, as applicable, but ABR Revolving Borrowings (other than any Swingline Loan) and ABR Term Loan Borrowings may be subsequently converted into Eurodollar Borrowings in accordance with Section 2.08. Each US Swingline Loan and each Canadian Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the US Borrowers to repay such Loan in accordance with the terms of this Agreement.
     (c) At the commencement of each Interest Period for any Eurodollar Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000. ABR Revolving Borrowings may be in any amount. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of twelve (12) Eurodollar Borrowings outstanding.
     (d) Notwithstanding any other provision of this Agreement, the Borrower Representative shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
     (e) On the Effective Date, the loans outstanding under the Existing Credit Agreement shall be automatically and without further action by the parties hereto deemed converted into Loans under this Agreement as set forth on Schedule 2.02 (it being understood that, at the Borrowers’ request, $27,000,000 of the loans outstanding under the Existing Credit Agreement as of the Effective Date shall be deemed to have been automatically converted into Term Loans under this Agreement and the remaining principal amount of the loans outstanding under the Existing Credit Agreement as of the Effective Date shall be deemed to have been automatically converted into US Revolving Loans under this Agreement as agreed by the Borrowers and the Administrative Agents) and shall be included in the calculation of “Credit Exposure”, “Revolving Exposure”, “Aggregate Credit Exposure” and “Aggregate Revolving Exposure”. All liabilities of the Company and the other Loan Parties with respect to such Loans shall constitute Obligations and it is the intention of the Company and the Other Loan Parties that such obligations shall be secured by the Collateral Documents.
     SECTION 2.03. Requests for Revolving Borrowings. To request a Borrowing of Revolving Loans, the Borrower Representative (or the Canadian Borrower if applicable) shall notify (i) the US Administrative Agent in the case of a requested Borrowing of US Revolving Loans and (ii) the Canadian Administrative Agent in the case of a requested Borrowing of Canadian Revolving Loans, in each case, either in writing (delivered by hand or facsimile), with a copy to the US Administrative Agent in the case of requested Borrowing of Canadian Revolving Loans, in a form approved by the applicable Administrative Agent and signed by the Borrower Representative (or the Canadian Borrower if applicable) or by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon., New York time, three Business Days before the date of the proposed Borrowing and (b) in the case of an ABR Borrowing, not later than noon, Local Time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, facsimile or .pdf transmission to the US Administrative Agent (or, in the case of a Borrowing of Canadian Revolving Loans, to the Canadian Administrative Agent with a copy to the US Administrative Agent) of a written Borrowing Request in a form approved by the applicable Administrative Agent and signed by the Borrower Representative (or the Canadian Borrower if applicable). Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.01:
(i)	whether such Borrowing is to be made to the US Borrowers or the Canadian Borrower;

(ii)	the aggregate amount of the requested Borrowing and a breakdown of the separate wires comprising such Borrowing;

(iii)	the date of such Borrowing, which shall be a Business Day;

(iv)	whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(v)	in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period.”
If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the Borrower Representative shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the applicable Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
     SECTION 2.04. Protective Advances.
     (a) Subject to the limitations set forth below, each Administrative Agent is authorized by the Borrowers and the Lenders, from time to time after the expiration of the Temporary Overadvance Period in such Administrative Agent’s sole discretion (but shall have absolutely no obligation to), to make (i) in the case of the US Administrative Agent, Loans to the US Borrowers in dollars on behalf of the Lenders (each such Loan, a “US Protective Advance” and all such Loans, collectively with any US Protective Advances, “Protective Advances”) and (ii) in the case of the Canadian Administrative Agent, Loans to the Canadian Borrower in dollars on behalf of the Lenders (each such Loan, a “Canadian Protective Advance”), which the applicable Administrative Agent, in its Permitted Discretion, deems necessary or desirable (x) to preserve or protect the Collateral, or any portion thereof, (y) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (z) to pay any other amount chargeable to or required to be paid by the Borrowers pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 9.03) and other sums payable under the Loan Documents (provided, that, in the case of any Protective Advance made pursuant to this clause (z) the applicable Administrative Agent shall provide prior notice the Borrower Representative); provided that, the aggregate amount of (A) US Protective Advances outstanding at any time shall not (1) exceed the lesser at such time of (X) ten percent (10%) of the Aggregate Revolving Commitments or (Y) $12,000,000 or (2) when added to the Aggregate Revolving Exposure, exceed the Aggregate Revolving Commitments, and (B) Canadian Protective Advances outstanding at any time shall not exceed (1) $2,000,000 or (2) when added to the Canadian Revolving Exposure, exceed the Canadian Sublimit. Protective Advances may be made even if the conditions precedent set forth in Section 4.02 have not been satisfied. US Protective Advances shall be secured by the Liens in favor of the US Administrative Agent (for the benefit of the Lenders and the Issuing Banks) in and to the Collateral of the US Loan Parties and shall constitute Obligations hereunder. Canadian Protective Advances (i) shall be secured by the Liens in favor of the Canadian Administrative Agent (for the benefit of the Lenders) in and to the Collateral of the Canadian Loan Parties, (ii) shall be secured by the Liens in favor of the US Administrative Agent (for the benefit of the Lenders) in and to the Collateral of the US Loan Parties, and (iii) shall constitute Obligations hereunder. All US Protective Advances and Canadian Protective Advances shall be ABR Borrowings. Each Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s or Canadian Administrative Agent’s (as applicable) receipt thereof. At any time that the Revolving Exposure Limitations and the conditions precedent set forth in Section 4.02 have been satisfied, the US Administrative Agent or Canadian Administrative Agent, as applicable, may request that the Lenders make a Revolving Loan in dollars to repay a Protective Advance. At any other time, the applicable Administrative Agent may require the Lenders to fund their risk participations described in Section 2.04(b).
     (b) Upon the making of a Protective Advance (whether before or after the occurrence of a Default) by the US Administrative Agent or the Canadian Administrative Agent, each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the applicable Administrative Agent, without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Applicable Percentage. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the applicable Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the applicable Administrative Agent in respect of such Protective Advance.
     SECTION 2.05. Swingline Loans.
(a) (i) The US Administrative Agent, the US Swingline Lender and the Lenders agree that in order to facilitate the administration of this Agreement and the other Loan Documents, promptly after the Borrower Representative delivers a Borrowing Request to the US Administrative Agent and the US Swingline Lender requesting an ABR Borrowing on behalf of the US Borrowers to be made pursuant to this Section 2.05(a)(i), and provided that such ABR Borrowing request is received by the US Administrative Agent and the US Swingline Lender not later than 11:00 a.m., Local Time, the US Swingline Lender may elect to have the terms of this Section 2.05(a)(i) apply to such Borrowing Request by advancing, on behalf of the Lenders and in the amount so requested, same day funds to the US Borrowers on the date such request is received to the Funding Account(s) (each such Loan, a “US Swingline Loan”), with settlement among the Lenders as to the US Swingline Loans to take place on a periodic basis as set forth in Section 2.05(c). Each US Swingline Loan shall be subject to all the terms and conditions applicable to other ABR Loans funded by the Lenders, except that all payments thereon shall be payable to the US Swingline Lender solely for its own account. In addition, no US Swingline Loan shall be made if, after giving effect thereto:

     (A) the Borrowers would not be in compliance with the Revolving Exposure Limitations; or
     (B) the aggregate principal amount of the US Swingline Loans would exceed the US Swingline Sublimit.
     (ii) The Canadian Administrative Agent, the Canadian Swingline Lender and the Lenders agree that in order to facilitate the administration of this Agreement and the other Loan Documents, promptly after the Canadian Borrower delivers a Borrowing Request to the Canadian Administrative Agent and the Canadian Swingline Lender (with a copy to the US Administrative Agent) requesting an ABR Borrowing to be made pursuant to this Section 2.05(a)(ii), and provided that such ABR Borrowing request, as applicable, is received by the Canadian Administrative Agent and the Canadian Swingline Lender not later than 11:00 a.m., Local Time, the Canadian Swingline Lender may elect to have the terms of this Section 2.05(a)(ii) apply to such Borrowing Request by advancing, on behalf of the Lenders and in the amount so requested, same day funds to the Canadian Borrower on the date such Borrowing Request is received to the Funding Account(s) (each such Loan, a “Canadian Swingline Loan”), with settlement among the Lenders as to the Canadian Swingline Loans to take place on a periodic basis as set forth in Section 2.05(c). Each Canadian Swingline Loan shall be subject to all the terms and conditions applicable to other Loans funded by the Lenders that are ABR Revolving Loans except that all payments thereon shall be payable to the Canadian Swingline Lender solely for its own account. In addition, no Canadian Swingline Loan shall be made if, after giving effect thereto:
     (A) the Borrowers would not be in compliance with the Revolving Exposure Limitations; or
     (B) the aggregate principal amount of the outstanding Canadian Swingline Loans would exceed the Canadian Swingline Sublimit.
     (b) Upon the making of a US Swingline Loan or a Canadian Swingline Loan (whether before or after the occurrence of a Default and regardless of whether a Settlement has been requested with respect to such Swingline Loan), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the applicable Swingline Lender, as the case may be, without recourse or warranty, an undivided interest and participation in such Swingline Loan in proportion to its Applicable Percentage. The applicable Swingline Lender may, at any time, require the applicable Lenders to fund, in dollars, their participations. From and after the date, if any, on which any Lender is required to fund (and has funded) its participation in any Swingline Loan purchased hereunder, the US Administrative Agent or the Canadian Administrative Agent, as applicable, shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by such Administrative Agent in respect of such Loan.
     Each Administrative Agent, on behalf of the applicable Swingline Lender, shall request settlement (a “Settlement”) with the Lenders on at least a weekly basis or on any earlier date that the applicable Administrative Agent elects, by notifying the Lenders of such requested Settlement by facsimile or e-mail no later than 11:00 a.m. Local Time (i) on the date of such requested Settlement (the “Settlement Date”) with regard to US Swingline Loans, and (ii) two Business Days prior to the Settlement Date with regard to Canadian Swingline Loans (or on the date of such requested Settlement, if a Default or an Event of Default has occurred and is continuing) (the date of any request made pursuant to clauses (i) or (ii) above, a “Settlement Request Date”). Each Lender (other than the Swingline Lenders, in the case of the Swingline Loans) shall transfer, in the currency in which the applicable Loan was denominated, the amount of such Lender’s Applicable Percentage of the outstanding principal amount of the applicable Loan with respect to which Settlement is requested to the applicable Administrative Agent, to an account of such Administrative Agent as such Administrative Agent may designate, not later than 2:00 p.m., Local Time, on such Settlement Date. Settlements may occur during the existence of a Default and whether or not the applicable conditions precedent set forth in Section 4.02 have then been satisfied. Such amounts transferred to the applicable Administrative Agent shall be applied against the amounts of the applicable Swingline Lender’s Swingline Loans and, together with such Swingline Lender’s Applicable Percentage of such Swingline Loan, shall (so long as no Event of Default pursuant to clause (h) or (i) of Article VII shall have occurred and be continuing) constitute Revolving Loans (and shall no longer constitute Swingline Loans). If any such amount referred to in this clause (c) is not transferred to the applicable Administrative Agent by any applicable Lender on such Settlement Date, the applicable Swingline Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon as specified in Section 2.07.
     SECTION 2.06. Letters of Credit.
     (a) General. Subject to the terms and conditions set forth herein, the Borrower Representative may request the issuance of Letters of Credit for the account of any US Borrower, and the Canadian Borrower may request the issuance of Letters of Credit for its own account, in each case, in a form reasonably acceptable to the applicable Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrowers or the Borrower Representative to, or entered into by the Borrowers or the Borrower Representative with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.
     (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower Representative or the Canadian Borrower as applicable, shall hand deliver or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the applicable Administrative Agent (prior to 12:00 noon, Local Time, at least three Business Days prior to the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrower Representative or, if applicable, the Canadian Borrower, shall also submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower Representative or the Canadian Borrower, as applicable, shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the US LC Exposure shall not exceed the US LC Sublimit, (ii) the Canadian LC Exposure shall not exceed the Canadian LC Sublimit, and (iii) the Borrowers shall be in compliance with the Revolving Exposure Limitations.
     (c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date.

     (d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Revolving Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the applicable Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrowers on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrowers for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
     (e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrowers shall reimburse such LC Disbursement by paying to the applicable Administrative Agent an amount equal to such LC Disbursement not later than 1:00 p.m., Local Time, on (i) the Business Day that the Borrower Representative or the Canadian Borrower, as applicable, receives notice of such LC Disbursement, if such notice is received prior to 9:00 a.m., Local Time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower Representative or the Canadian Borrower, as applicable, receives such notice, if such notice is not received prior to such time on the day of receipt; provided that (x) in the case of any LC Disbursement in respect of a Letter of Credit issued for the account of a US Borrower, the Borrower Representative may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Revolving Borrowing or US Swingline Loan in an equivalent amount and, to the extent so financed, the US Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or US Swingline Loan and (y) in the case of any LC Disbursement in respect of a Letter of Credit issued for the account of the Canadian Borrower, the Canadian Borrower may, subject to the conditions to borrowing set forth herein request in accordance with Section 2.03 or 2.05 that such payment be financed with a Canadian Revolving Loan or a Canadian Swingline Loan in an equivalent amount and to the extent so financed, the Canadian Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Canadian Swingline Loan. If the Borrowers fail to make such payment when due, the applicable Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrowers in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the applicable Administrative Agent its Applicable Percentage of the payment then due from the Borrowers, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the applicable Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the applicable Administrative Agent of any payment from the Borrowers pursuant to this paragraph, such Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans, a US Swingline Loan, or a Canadian Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrowers of their obligation to reimburse such LC Disbursement.

     (f) Obligations Absolute. The Borrowers’ obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder. Neither the US Administrative Agent, the Canadian Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the Borrowers that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit. Notwithstanding anything to the contrary set forth herein, in no event shall the Canadian Borrower have any payment obligation with respect to an LC Disbursement in respect of any Letter of Credit issued for the account of a US Borrower.
     (g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the applicable Administrative Agent and the Borrower Representative (or, if applicable, the Canadian Borrower) by telephone (confirmed by facsimile) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.
     (h) Interim Interest. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit issued for the account of a US Borrower or the Canadian Borrower, then, unless the US Borrowers or, as applicable, the Canadian Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the applicable Borrowers reimburse such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans. Notwithstanding any provision to the contrary set forth in this Section 2.06(h), if the Borrowers fail to reimburse such LC Disbursement when due pursuant to Section 2.06(e), then Section 2.13(d) shall apply.

Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant Section 2.06(e), to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.
     (i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower Representative, the Canadian Borrower, the Administrative Agents, the replaced Issuing Bank and the successor Issuing Bank. The US Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
     (j) Cash Collateralization.
     (i) If any Event of Default shall occur and be continuing, on the Business Day that the Borrower Representative receives notice from the US Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the US Borrowers shall deposit in an account with the US Administrative Agent, in the name of the US Administrative Agent and for the benefit of the Revolving Lenders (the “US LC Collateral Account”), an amount in cash equal to 103% of the US LC Exposure as of such date plus accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in clause (h) or (i) of Article VII. Such deposit shall be held by the US Administrative Agent as collateral for the payment and performance of the Secured Obligations. The US Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the US LC Collateral Account and the US Borrowers hereby grant the US Administrative Agent a security interest in the US LC Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the US Administrative Agent and at the US Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the US Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the US Borrowers for the US LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Secured Obligations. If the US Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the US Borrowers within three Business Days after all such Defaults have been cured or waived.

     (ii) If any Event of Default shall occur and be continuing, on the Business Day that the Canadian Borrower receives notice from the Canadian Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Canadian Borrower shall deposit in an account with the Canadian Administrative Agent, in the name of the Canadian Administrative Agent and for the benefit of the Revolving Lenders (the “Canadian LC Collateral Account”), an amount in cash equal to 103% of the Canadian LC Exposure as of such date plus accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in clause (h) or (i) of Article VII. Such deposit shall be held by the Canadian Administrative Agent as collateral for the payment and performance of the Canadian Secured Obligations. The Canadian Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the Canadian LC Collateral Account and the Canadian Borrower hereby grants the Canadian Administrative Agent a security interest in the Canadian LC Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Canadian Administrative Agent and at the Canadian Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Canadian Administrative Agent to reimburse the Issuing Bank for Canadian LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Canadian Borrower for the Canadian LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Canadian Secured Obligations. If the Canadian Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Canadian Borrower within three Business Days after all such Defaults have been cured or waived.
     (k) On the Effective Date, (i) each Existing Letter of Credit, to the extent outstanding, shall be automatically and without further action by the parties thereto deemed converted into a Letter of Credit under this Agreement (as reflected on Schedule 2.06) pursuant to this Section 2.06 and subject to the provisions hereof as if each such Existing Letter of Credit had been issued on the Effective Date, (ii) each such Existing Letter of Credit shall be included in the calculation of LC Exposure, and (iii) all liabilities of the Borrowers and the other Loan Parties with respect to such Existing Letters of Credit shall constitute Obligations.
     SECTION 2.07. Funding of Borrowings.
     (a) Each Lender shall make each Loan (other than a Protective Advance for which the provisions of Section 2.04 shall apply) to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., Local Time, to the account of the US Administrative Agent or the Canadian Administrative Agent, as applicable, most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Applicable Percentage; provided that, Term Loans shall be made as provided in Section 2.01(c), 2.01(d) and 2.02(b) and Swingline Loans shall be made as provided in Section 2.05. Each Administrative Agent will make such Loans available to the US Borrowers or the Canadian Borrower, as applicable, by promptly crediting the amounts so received, in like funds, to the Funding Account(s); provided that ABR Revolving Loans made to finance the reimbursement of (i) an LC Disbursement as provided in Section 2.06(e) shall be remitted by the US Administrative Agent to the Issuing Bank and (ii) a Protective Advance shall be retained by the US Administrative Agent or the Canadian Administrative Agent, as applicable, and disbursed in such Administrative Agent’s discretion.
     (b) Unless an Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to such Administrative Agent such Lender’s share of such Borrowing, the Administrative Agents may assume that each Lender has made its share of such Borrowing available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the applicable Administrative Agent, then the applicable Lender and the US Borrowers or the Canadian Borrower, as applicable, severally agree to pay to the applicable Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the US Borrowers or the Canadian Borrower, as applicable, to but excluding the date of payment to the US Administrative Agent or the Canadian Administrative Agent, as applicable, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the US Administrative Agent or the Canadian Administrative Agent, as applicable, in accordance with banking industry rules on interbank compensation or (ii) in the case of any Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the US Administrative Agent or the Canadian Administrative Agent, as applicable, then such amount shall constitute such Lender’s Loan included in such Borrowing.
     SECTION 2.08. Interest Elections.
     (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing. Thereafter, the Borrower Representative may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower Representative may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings or Protective Advances, which may not be converted or continued.
     (b) To make an election pursuant to this Section, the Borrower Representative shall notify the US Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrowers were requesting a Borrowing of Revolving Loans of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, facsimile or .pdf transmission to the US Administrative Agent, as applicable, of a written Interest Election Request in a form approved by the US Administrative Agent and signed by the Borrower Representative.
     (c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
(i)	whether such Interest Election Request applies to the US Borrowers or to the Canadian Borrower;

(ii)	the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (i) and (ii) below shall be specified for each resulting Borrowing);

(iii)	the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iv)	whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(v)	if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the US Borrowers, or the Canadian Borrower, as applicable shall be deemed to have selected an Interest Period of one month’s duration.
     (d) Promptly following receipt of an Interest Election Request, the US Administrative Agent or the Canadian Administrative Agent, as applicable, shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
     (e) If the Borrower Representative fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the US Administrative Agent, at the request of the Required Lenders, so notifies the Borrower Representative, then, so long as an Event of Default is continuing, no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing.
     SECTION 2.09. Termination and Reduction of Commitments.
     (a) Unless previously terminated, (i) the Term Loan Commitments shall terminate at 5:00 p.m., New York time, on the Effective Date and (ii) all other Commitments shall terminate on the Termination Date.
     (b) The Borrowers may at any time terminate the Commitments upon (i) the payment in full of all outstanding Loans, together with accrued and unpaid interest thereon and on any Letters of Credit, (ii) the cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, (A) the furnishing to the US Administrative Agent of a cash deposit (or at the discretion of the US Administrative Agent a back up standby letter of credit satisfactory to the US Administrative Agent) equal to 103% of the US LC Exposure as of such date and (B) the furnishing to the Canadian Administrative Agent of a cash deposit (or at the discretion of the Canadian Administrative Agent a back up standby letter of credit satisfactory to the Canadian Administrative Agent) equal to 103% of the Canadian LC Exposure as of such date), (iii) the payment in full of the accrued and unpaid fees, and (iv) the payment in full of all reimbursable expenses and other Obligations together with accrued and unpaid interest thereon.
     (c) The Borrowers may from time to time reduce the Revolving Commitments or the Canadian Sublimit; provided that (i) each such reduction of the Revolving Commitments or the Canadian Sublimit shall be in an amount that is an integral multiple of $1,000,000, (ii) each such reduction of

Revolving Commitments shall be in an amount not less than $5,000,000 (unless the US Administrative Agent otherwise agrees), and (iii) the Borrowers shall not reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, the Borrowers would not be in compliance with the Revolving Exposure Limitations.
     (d) The Borrower Representative shall notify (x) the US Administrative Agent of any election to terminate or reduce the Commitments and (y) the Canadian Administrative Agent (with a copy to the Administrative Agent) of any election to terminate or reduce the Canadian Sublimit, in each case, under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the US Administrative Agent or the Canadian Administrative Agent, as applicable, shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower Representative pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower Representative may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower Representative (by notice to the Administrative Agents on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent.
     (e) Upon the termination in full of the Canadian Sublimit and the satisfaction in full of the Obligations of the Canadian Borrower (other than Obligations in respect of contingent liabilities) (x) the Canadian Borrower will be released from its obligations under this Agreement and the other Loan Documents (including, but not limited to, all reporting obligations contained in section 5.01 relating to the Canadian Borrowing Base) in its capacity as such, other than in respect of obligations which expressly survive the term of this Agreement and (y) all Collateral and any Loan Guaranties of the Canadian Borrower or any other Canadian Loan Party will be released. Notwithstanding the foregoing, the termination of the Canadian Sublimit without a corresponding termination of the Commitments shall have no effect on the availability to the US Borrowers of all or any portion of the Revolving Commitments.
     SECTION 2.10. Repayment and Amortization of Loans; Evidence of Debt.
     (a) The US Borrowers hereby unconditionally promise to pay (i) to the US Administrative Agent or the Canadian Administrative Agent, as applicable, for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Termination Date, (ii) to the US Administrative Agent the then unpaid amount of each US Protective Advance on the earlier of the Termination Date and demand by the US Administrative Agent, and (iii) to the Canadian Administrative Agent the then unpaid amount of each Canadian Protective Advance on the earlier of the Termination Date and demand by the Canadian Administrative Agent. The Canadian Borrower hereby unconditionally promises to pay to the Canadian Administrative Agent (x) the then unpaid amount of each Canadian Revolving Loan on the Termination Date and (y) the then unpaid amount of each Canadian Protective Advance on the earlier of the Termination Date and demand by the Canadian Administrative Agent.
     (b) The US Borrowers shall repay the Eighteen Month Term Loans on the last Business Day of each calendar quarter in the aggregate principal amount set forth opposite such date (as adjusted from time to time pursuant to Sections 2.11(c) and (d)):

Date	Amount
June 30, 2009	$1,166,667
September 30, 2009	$1,166,667
December 31, 2009	$1,166,667

Date	Amount
March 31, 2010	$1,166,667
June 30, 2010	$1,166,667
To the extent not previously paid, all unpaid Eighteen Month Term Loans shall be paid in full in cash by the US Borrowers on the Eighteen Month Term Loan Maturity Date.
     (c) The US Borrowers shall repay the Twenty-Six Month Term Loans on the last Business Day of each calendar quarter in the aggregate principal amount set forth opposite such date (as adjusted from time to time pursuant to Sections 2.11(c) and (d)):

Date	Amount
June 30, 2009	$1,666,667
September 30, 2009	$1,666,667
December 31, 2009	$1,666,667
March 31, 2010	$1,666,667
June 30, 2010	$1,666,667
September 30, 2010	$1,666,667
December 31, 2010	$1,666,667
March 31, 2011	$1,666,667
To the extent not previously paid, all unpaid Twenty-Six Month Term Loans shall be paid in full in cash by the US Borrowers on the Twenty-Six Month Term Loan Maturity Date.
     (d) At all times during any Full Cash Dominion Period, on each Business Day, the Administrative Agents shall apply all funds credited to the relevant Collection Account the previous Business Day (whether or not immediately available) first to prepay any Protective Advances that may be outstanding, pro rata, and second to prepay Swingline Loans, and third (subject to the terms of Section 2.18(e) with respect to Eurodollar Loans) to prepay Revolving Loans and to cash collateralize outstanding LC Exposure. Any such application of funds shall be made (i) from Collection Accounts of the US Loan Parties first in respect of Obligations of the US Borrowers, as directed by the Borrower Representative (or, if on such date the applicable conditions precedent set forth in Section 4.02 have not been satisfied, in respect of the Obligations of the US Borrowers, ratably in accordance with the then outstanding amounts thereof) and second in respect of Obligations of the Canadian Borrower, as directed by the Borrower Representative (or, if on such date the applicable conditions precedent set forth in Section 4.02 have not been satisfied, in respect of the Obligations of the Canadian Borrower, as directed by the US Administrative Agent) and (ii) from Collection Accounts of the Canadian Loan Parties, solely in respect of Obligations of the Canadian Borrower, respectively, as directed by the Canadian Borrower (or, if on such date the applicable conditions precedent set forth in Section 4.02 have not been satisfied, in respect of the Obligations of the Canadian Borrower, as directed by the Canadian Administrative Agent).
     (e) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

     (f) The Administrative Agents shall maintain accounts in which they shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the US Administrative Agent or the Canadian Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
     (g) The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agents to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.
     (h) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the US Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
     SECTION 2.11. Prepayment of Loans.
     (a) The Borrowers shall have the right at any time and from time to time to prepay any Revolving Borrowing or the Term Loans, in each case, in whole or in part, subject to prior notice in accordance with paragraph (h) of this Section. Voluntary prepayments of the Term Loans, shall be allocated between the Eighteen Month Term Loans and Twenty-Six Month Term Loans as specified by the Borrower Representative and shall be applied on a pro rata basis against remaining installments of the Class of Term Loans specified.
     (b) Except for Temporary Overadvance Loans permitted under Section 2.01(b) and Protective Advances permitted under Section 2.04, in the event and on such occasion that the Borrowers are not in compliance with the Revolving Exposure Limitations, the Borrowers shall promptly prepay (or in the case of LC Exposure, cash collateralize) the Revolving Loans, LC Exposure and/or Swingline Loans in an aggregate amount necessary such that, on a pro forma basis following such prepayments or cash collateralization, the Borrowers shall be in compliance with the Revolving Exposure Limitations. Notwithstanding anything to the contrary set forth herein, at the expiration of the Temporary Overadvance Period, the US Borrowers shall prepay the entire outstanding principal amount of the Temporary Overadvance Loans, together with interest thereon.
     (c) Subject to the provisions of Section 2.11(f), in the event and on each occasion that any Net Proceeds are received by or on behalf of any Loan Party prior to the payment in full of the Term Loan Obligations in respect of any Prepayment Event described in clause (b) of the definition of the term “Prepayment Event” (to the extent that such Net Proceeds arise from casualties or losses to Equipment, Fixtures and real property) or in clauses (c) or (d) of the definition of the term “Prepayment Event”, the Borrowers shall, immediately after such Net Proceeds are received by any Loan Party, apply 100% of such Net Proceeds, first to prepay any Protective Advances that may be outstanding, pro rata, second, to prepay any Temporary Overadvance Loans that may be outstanding, pro rata, third, to prepay the Eighteen Month Term Loans and the Twenty-Six Month Term Loans on a pro rata basis (to be applied, in each case, to remaining installments in inverse order of maturity) and fourth, at all times during any Full Cash Dominion Period, to prepay the Revolving Loans (including Swingline Loans) without a corresponding reduction in the Revolving Commitment and to cash collateralize outstanding LC Exposure. In the event and on each occasion that any Net Proceeds are received by or on behalf of any Loan Party (x) prior to the payment in full of the Term Loan Obligations, in respect of any Prepayment Event described in clause (b) of the definition of the term “Prepayment Event” (to the extent that such Net Proceeds arise from casualties or losses to Inventory) and (y) from and after the date on which all Term Loan Obligations shall have been paid in full, in respect of any Prepayment Event described in clauses (a), (b), (c) or (d) of the definition of the term “Prepayment Event”, in each case, immediately after such Net Proceeds are received by any Loan Party, the Borrowers shall apply 100% of such Net Proceeds, first to prepay any Protective Advances that may be outstanding, pro rata, and second, at all times during any Full Cash Dominion Period, to prepay the Revolving Loans (including Swingline Loans) without a corresponding reduction in the Revolving Commitment and to cash collateralize outstanding LC Exposure. If the precise amount of insurance or condemnation proceeds allocable to Inventory as compared to Equipment, Fixtures and real property is not otherwise determined, the allocation and application of those proceeds shall be determined by the Administrative Agent, in its Permitted Discretion. Notwithstanding the foregoing, any amounts that would be required to be applied under this Section 2.11(c) to prepay the Revolving Loans during a Full Cash Dominion Period shall not be required to be so applied if a Full Cash Dominion Period is not in effect, and instead, the Borrowers shall be permitted to deposit such amounts into their general operating accounts and/or to utilize such amounts for corporate purposes not inconsistent with this Agreement.
     (d) In the event and on each occasion that any Net Proceeds are received by or on behalf of any Loan Party in respect of any Prepayment Event described in clause (a) of the definition of the term “Prepayment Event” at any time prior to the payment in full of the Term Loan Obligations, the Borrowers shall, immediately after such Net Proceeds are received by any Loan Party, apply 100% of such Net Proceeds, first, to prepay any Protective Advances that may be outstanding, pro rata second, to prepay any Temporary Overadvance Loans that may be outstanding (with a corresponding permanent reduction in the maximum aggregate amount of Temporary Overadvance Loans permitted to be outstanding at any time), pro rata, third, to prepay installments of the Twenty-Six Month Term Loans in inverse order of maturity until payment in full of the Twenty-Six Month Term Loans, fourth, to prepay installments of the Eighteen Month Term Loans in inverse order of maturity until payment in full of the Eighteen Month Term Loans, and fifth, during any Full Cash Dominion Period, to prepay the Revolving Loans (including Swingline Loans) without a corresponding reduction in the Revolving Commitment and to cash collateralize outstanding LC Exposure. Notwithstanding the foregoing, any amounts that would be required under this Section 2.11(d) to be applied to prepay the Revolving Loans during a Full Cash Dominion Period shall not be required to be so applied if a Full Cash Dominion Period is not in effect, and instead, the Borrowers shall be permitted to deposit such amounts into their general operating accounts and/or to utilize such amounts for corporate purposes not inconsistent with this Agreement.
     (e) Until the Term Loan Obligations have been paid in full, the Borrowers shall prepay the Term Loans as set forth in this paragraph (e) on the date that is seven (7) days after the earlier of (i) the date on which Company’s annual audited financial statements for the immediately preceding fiscal year are delivered pursuant to Section 5.01 or (ii) the date on which such annual audited financial statements were required to be delivered pursuant to Section 5.01, in an amount equal to fifty percent (50%) of the Company’s Excess Cash Flow for the immediately preceding fiscal year. Each Excess Cash Flow prepayment shall be applied first, to prepay installments of the Eighteen Month Term Loans in inverse order of maturity, until payment in full of the Eighteen Month Term Loans and second, to prepay installments of the Twenty-Six Month Term Loans in inverse order of maturity. Each Excess Cash Flow prepayment shall be accompanied by a certificate signed by a Financial Officer certifying the manner in which Excess Cash Flow and the resulting prepayment were calculated, which certificate shall be in form and substance satisfactory to the US Administrative Agent.

     (f) Notwithstanding any provision to the contrary set forth in this Section 2.11, so long as no Event of Default shall have occurred and be continuing, the Borrowers may elect to apply any Net Proceeds in respect of any Prepayment Event described in clause (b) of the definition of the term “Prepayment Event” that would be required to be applied to prepay Term Loans pursuant to Section 2.11(c), within 270 days of receipt thereof to acquire (or replace or rebuild) real property, equipment or other tangible assets (other than inventory) to be used in the business of the Loan Parties, in lieu of applying such amounts to prepay Term Loans. In the case of any election pursuant to this Section 2.11(f), the Borrower Representative shall deliver to the US Administrative Agent a certificate of a Financial Officer to the effect that the Loan Parties intend to apply such Net Proceeds to acquire (or replace or rebuild) real property, equipment or other tangible assets (other than inventory) to be used in the business of the Loan Parties, indicating the amount of Net Proceeds to be so applied and certifying that no Event of Default has occurred and is continuing. Upon receipt of the Net Proceeds to be applied in accordance with this Section 2.11(f), the applicable Loan Party shall deposit such Net Proceeds in a cash collateral account with the US Administrative Agent and, thereafter, such funds shall be available to the applicable Loan Party for application in accordance with this Section 2.11(f) at such Loan Party’s request, so long as, as of the date of such request, no Event of Default shall have occurred and be continuing; provided that to the extent any such Net Proceeds that have not been so applied within 270 days after the applicable Loan Party’s receipt thereof, the Borrowers shall be required to apply such remaining proceeds to prepay Loans in accordance with Section 2.11(c) or 2.11(d)(iv), as applicable.
     (g) For the avoidance of doubt, in no event shall the Loan Parties be required to prepay Loans with Net Proceeds of (i) any sale, transfer or disposition of any property or asset of a Foreign Subsidiary or (ii) any casualty or other insured damage to, or taking under power of eminent domain or by condemnation or similar proceeding of any property or asset of a Foreign Subsidiary.
     (h) The Borrower Representative shall notify the US Administrative Agent and the Canadian Administrative Agent, as applicable, (and, in the case of prepayment of a Swingline Loan, the applicable Swingline Lender) by telephone (confirmed by facsimile) of any estimated prepayment amount hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., Local Time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., Local Time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the estimated principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Borrowing, the applicable Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.
     SECTION 2.12. Fees.
     (a) The US Borrowers agree to pay to the US Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which the Lenders’ Revolving Commitments terminate. Accrued commitment fees shall be payable in arrears on the first Business Day of each January, April, July and October and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.
     (b) (i) The US Borrowers agree to pay to the US Administrative Agent for the account of each Lender a participation fee with respect to such Lender’s participations in Letters of Credit issued for the account of the US Borrowers and (ii) the Canadian Borrower agrees to pay to the Canadian Administrative Agent for the account of each Lender a participation fee with respect to such Lender’s participations in Letters of Credit issued to the Canadian Borrower, which, in each case, shall accrue at the same Applicable Spread used to determine the interest rate applicable to Eurodollar Revolving Loans on the average daily amount of such Lender’s applicable LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Revolving Lender ceases to have any such LC Exposure. In addition, (i) the US Borrowers agree to pay to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the US LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) and (ii) the Canadian Borrower agrees to pay to the Issuing Bank a fronting fee, which shall accrue at a rate of 0.125% per annum on the average daily amount of the Canadian LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements), in each case, during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of each calendar month shall be payable on the first Business Day of each calendar month following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.
     (c) The Borrowers agree to pay to the Administrative Agents, for their own accounts, fees payable in the amounts and at the times separately agreed upon between the Borrowers and the Administrative Agents.
     (d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the US Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.
     SECTION 2.13. Interest.
     (a) The Loans comprising each ABR Borrowing (including each US Swingline Loan, each Canadian Swingline Loan and each Temporary Overadvance Loan but excluding US Protective Advances and Canadian Protective Advances) shall bear interest at the Alternate Base Rate plus the Applicable Spread.
     (b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Spread.
     (c) Each US Protective Advance and each Canadian Protective Advance shall bear interest at the Alternate Base Rate plus the Applicable Spread for Revolving Loans plus 2%.

     (d) Notwithstanding the foregoing, during the occurrence and continuance of an Event of Default, the US Administrative Agent or the Required Lenders may, at its or their option, by notice to the Borrower Representative (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.02 requiring the consent of “each Lender affected thereby” for reductions in interest rates), declare that, to the fullest extent permitted by applicable law, (i) all Loans shall bear interest at 2% plus the rate otherwise applicable to such Loans as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount outstanding hereunder, such amount shall accrue at 2% plus the rate then applicable to ABR Revolving Loans as provided herein.
     (e) Accrued interest on each Loan (for ABR Loans, accrued through the last day of the prior calendar month) shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (f) of this Section shall be payable on demand, (ii) subject to Section 2.18(e), in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
     (f) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed. The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the US Administrative Agent and such determination shall be conclusive absent manifest error.
     (g) For purposes of disclosure pursuant to the Interest Act (Canada), the annual rates of interest or fees to which the rates of interest or fees provided in this Agreement and the other Loan Documents (and stated herein or therein, as applicable, to be computed on the basis of 360 days or any other period of time less than a calendar year) are equivalent are the rates so determined multiplied by the actual number of days in the applicable calendar year and divided by 360 or such other period of time, respectively.
     (h) All interest hereunder shall be paid in the currency in which the Loan giving rise to such interest is denominated.
     SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:
     (a) the US Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or
     (b) the US Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;
then the US Administrative Agent shall give notice thereof to the Borrower Representative and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the US Administrative Agent notifies the Borrower Representative and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Revolving Borrowing, such Borrowing shall be made as an ABR Borrowing.
     SECTION 2.15. Increased Costs. (a) If any Change in Law shall:
(i)	impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or

(ii)	impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered. This Section 2.15(a) shall not apply to any Taxes, which shall be governed exclusively by Section 2.17.
     (b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.
     (c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower Representative and shall be conclusive absent manifest error. The Borrowers shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
     (d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower Representative of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the

Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.
     SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(c) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower Representative pursuant to Section 2.19, then, in any such event, the US Borrowers, or the Canadian Borrower, as applicable, shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower Representative and shall be conclusive absent manifest error. The US Borrowers, or the Canadian Borrower, as applicable, shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
     SECTION 2.17. Taxes.
     (a) Any and all payments by or on account of any obligation of the Borrowers hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrowers or any other Loan Party shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the applicable Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers or such other Loan Party shall make such deductions and (iii) the Borrowers or such other Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
     (b) In addition, the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
     (c) The (i) US Borrowers shall jointly and severally indemnify the US Administrative Agent, each Lender and the Issuing Bank within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the US Administrative Agent, such Lender or the Issuing Bank on or with respect to any payment by or on account of any obligation of the US Borrowers hereunder, and (ii) the Canadian Borrower shall indemnify the Canadian Administrative Agent and each Lender on or with respect to any payment by or on account of any obligation of the Canadian Borrower hereunder (including, in each case, Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and, in each case, any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower Representative by a Lender or the Issuing Bank, or by either Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.
     (d) Each Lender and the Issuing Bank shall indemnify the Borrowers and the Administrative Agents, within 10 days after written demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and reasonable expenses (including the fees, charges and disbursements of any counsel for the Borrowers or the Administrative Agents) incurred by or asserted against the Borrowers or the Administrative Agents by any Governmental Authority as a result of the failure by such Lender or the Issuing Bank, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered to the Borrowers or the Administrative Agents pursuant to Section 2.17(f). Each Lender and the Issuing Bank hereby authorizes the Administrative Agents to set off and apply any and all amounts at any time owing to such Lender or the Issuing Bank, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agents under this Section 2.17(d).
     (e) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrowers or any other Loan Party to a Governmental Authority, the Borrower Representative shall deliver to the applicable Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the applicable Administrative Agent.
     (f) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower Representative (with a copy to the US Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower Representative as will permit such payments to be made without withholding or at a reduced rate. In addition, any Lender, if requested by the Borrower Representative or the US Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower Representative or the US Administrative Agent as will enable the Borrower or the US Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.
(i)	Without limiting the generality of the foregoing, in the case of any US Borrower, any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the US Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower Representative or the US Administrative Agent), whichever of the following is applicable:
(A)	duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(B)	duly completed copies of Internal Revenue Service Form W-8ECI,

(C)	in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate in form and substance reasonably acceptable to the US Administrative

Agent and the Borrower Representative to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (D) the interest payment in question are not effectively connected with the United States trade or business conducted by such Lender (a “U.S. Tax Compliance Certificate”) and (y) duly completed copies of Internal Revenue Service Form W-8BEN,
(D)	to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or participating Lender granting a typical participation), an Internal Revenue Service Form W-8IMY, accompanied by a Form W-8ECI, W-8BEN, U.S. Tax Compliance Certificate, Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if the Foreign Lender is a partnership (and not a participating Lender) and one or more beneficial owners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such beneficial owner, or

(E)	any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.
(ii)	Each Lender agrees that if any form or certification it previously delivered by it expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower Representative and the US Administrative Agent in writing of its legal inability to do so.

(iii)	Each Administrative Agent shall, to the extent it is legally entitled to do so, provide the Borrower Representative with, (i) with respect to any amount received on behalf of a Lender with respect to a US Borrower, one completed original of IRS Form W-9 or W-8IMY, as applicable, (ii) with respect to any fee received by such Administrative Agent hereunder from a US Person, one completed original of IRS Form W-9 or applicable W-8 and (iii) any other documentation reasonably requested by the Borrower Representative as will permit any payment to be made without withholding or at a reduced rate of withholding. Thereafter and from time to time, each Administrative Agent shall, to the extent it is legally entitled to do so, provide the Borrower Representative such additional duly completed and signed copies of one or more of such forms (or such successor forms) or documentations on or prior to the date on which any such form or documentation expires or becomes obsolete or incorrect.
     (g) If either Administrative Agent, a Lender or the Issuing Bank determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers or any other Loan Party have paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Borrowers or such other Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers or such other Loan Party under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrowers or such other Loan Party, upon the request of such Administrative Agent, such Lender or the Issuing Bank, agree to repay the amount paid over to the Borrowers or such other Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Administrative Agent, such Lender or the Issuing Bank in the event such Administrative Agent, such Lender or the Issuing Bank is required to repay such refund to such Governmental Authority. This Section shall not be construed to require either Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrowers or any other Person.
     SECTION 2.18. Payments Generally; Allocation of Proceeds; Sharing of Set-offs.
     (a) The Borrowers shall make each payment required to be made by them hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 3:00 p.m., Local Time, on the date when due, in immediately available funds, without set-off or counterclaim. All payments hereunder shall be made in dollars. All payments made in respect of Loans shall be made for the account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by such Lenders. Any amounts received after 3:00 p.m. Local Time on any date may, in the discretion of the applicable Administrative Agent be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made (i) with respect to payments of US Revolving Loans and Term Loans, to the US Administrative Agent at its offices at 10 South Dearborn Street, 22nd Floor, Chicago, Illinois, (ii) with respect to payments of Canadian Revolving Loans, to the Canadian Administrative Agent at its offices at 200 Bay Street, Royal Bank Plaza, Floor 18, Toronto, M57 2J2 Canada, except payments to be made directly to the Issuing Bank or to a Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. Each of the US Administrative Agent and the Canadian Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.
     (b) Any proceeds of Collateral received by any Administrative Agent (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrowers), (B) a mandatory prepayment (which shall be applied in accordance with Section 2.11) or (C) amounts to be applied from the Collection Account during a Full Cash Dominion Period (which shall be applied in accordance with Section 2.10(d)) or (ii) after an Event of Default has occurred and is continuing and the US Administrative Agent so elects or the Required Lenders so direct, such funds shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to any Administrative Agent and the Issuing Banks from the Borrowers (other than in connection with Banking Services or Swap Obligations), second, to pay any fees or expense reimbursements then due to the Lenders from the Borrowers (other than in connection with Banking Services or Swap Obligations), third, to pay interest due in respect of the Protective Advances, fourth, to pay the principal of the Protective Advances, fifth, to pay interest then due and payable on the Loans (other than the Protective Advances) ratably, sixth, to prepay principal on the Loans (other than the Protective Advances) and unreimbursed LC Disbursements ratably (with amounts applied to the Eighteen Month Term Loans and the Twenty-Six Month Term Loans on a pro rata basis (in each case, against remaining installments in inverse order of maturity), seventh, to pay an amount to the US

Administrative Agent equal to one hundred three percent (103%) of the aggregate undrawn face amount of all outstanding Letters of Credit and the aggregate amount of any unpaid LC Disbursements, to be held as cash collateral for such Obligations, eighth, to payment of any amounts owing with respect to Banking Services and Swap Obligations, and ninth, to the payment of any other Secured Obligation due to any Administrative Agent or any Lender by the Borrowers. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower Representative, or unless an Event of Default is continuing, neither the US Administrative Agent nor any Lender shall apply any payment which it receives to any Eurodollar Loan of a Class, except (a) on the expiration date of the Interest Period applicable to any such Eurodollar Loan or (b) in the event, and only to the extent, that there are no outstanding ABR Loans of the same Class and, in any such event, (subject to the terms of Section 2.18(e)) the US Borrowers shall pay the break funding payment required in accordance with Section 2.16. Each of the US Administrative Agent, the Canadian Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations. Notwithstanding the foregoing, any such payment from the Canadian Borrower and any such application of proceeds from Collateral of the Canadian Loan Parties shall be made solely in respect of Obligations of the Canadian Loan Parties.
     (c) At the election of the US Administrative Agent, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees and expenses pursuant to Section 9.03), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings of US Revolving Loans hereunder whether made following a request by the Borrower Representative pursuant to Section 2.03 or a deemed request as provided in this Section or may be deducted from any deposit account of any US Borrower maintained with the US Administrative Agent. The US Borrowers hereby irrevocably authorize the US Administrative Agent to make a Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans (including Swingline Loans, but such a Borrowing may only constitute a Protective Advance if it is to reimburse costs, fees and expenses as described in Section 9.03) and that all such Borrowings shall be deemed to have been requested pursuant to Sections 2.03, 2.04 or 2.05, as applicable. At the election of the Canadian Administrative Agent, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees and expenses pursuant to Section 9.03) for which the Canadian Borrower is obligated, and other sums payable in respect of Obligations of the Canadian Borrower under the Loan Documents, may be paid from the proceeds of Borrowings of Canadian Revolving Loans hereunder whether made following a request by the Borrower Representative pursuant to Section 2.03 or a deemed request as provided in this Section or may be deducted from any deposit account of the Canadian Borrower maintained with the Canadian Administrative Agent. The Canadian Borrower hereby irrevocably authorizes the Canadian Administrative Agent to make a Borrowing for the purpose of paying each payment of principal, interest and fees in respect of Canadian Revolving Loans as such payment becomes due hereunder or any other amount due from the Canadian Borrower under the Loan Documents and agrees that all such amounts charged shall constitute Canadian Revolving Loans (including Canadian Swingline Loans, but such a Borrowing may only constitute a Canadian Protective Advance for purposes of this Section 2.18(c), if it is to reimburse costs, fees and expenses as described in Section 9.03) and that all such Borrowings shall be deemed to have been requested pursuant to Sections 2.03, 2.04 or 2.05, as applicable. The US Borrowers authorize the US Administrative Agent to charge any deposit account of any US Borrower maintained with the US Administrative Agent for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents. The Canadian Borrower authorize the Canadian Administrative Agent to charge any deposit account of the Canadian Borrower maintained with the Canadian Administrative Agent for each payment of principal, interest and fees in respect of Canadian Revolving Loans as such payment becomes due hereunder or any other amount due from the Canadian Borrower under the Loan Documents. Notwithstanding the foregoing, any such payment from the

Canadian Borrower and any such application of proceeds from Collateral of the Canadian Loan Parties shall be made solely in respect of Obligations of the Canadian Loan Parties.
     (d) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant (including, for the avoidance of doubt, any assignment of or sale of a participation in any Loans to the Borrowers or any Subsidiary or Affiliate thereof in accordance with Section 9.04(b)(ii)(G)). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.
     (e) Notwithstanding any provision of this Agreement to the contrary, if at any time that the US Borrowers or the Canadian Borrower, as applicable, are required to make a payment or prepayment hereunder, the US Borrowers, or the Canadian Borrower, as applicable, would incur breakage costs under Section 2.16 as a result of any Eurodollar Loan being prepaid other than on the last day of an Interest Period applicable thereto (each such Eurodollar Loan, an “Affected Eurodollar Loan”), and provided that no Event of Default shall have occurred and is continuing at such time, then the US Borrowers or the Canadian Borrower, as applicable, may, in their discretion, initially deposit a portion (up to 100%) of the amount that otherwise would have been paid in respect of any Affected Eurodollar Loan with the applicable Administrative Agent, (which deposit must be equal in amount to the aggregate amount of the Affected Eurodollar Loans not immediately prepaid plus accrued interest to the date of such deposit (the amount of such deposit, the “Cash Collateral Amount”)) to be held as security for the Obligations of the Loan Parties hereunder pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the applicable Administrative Agent. On the last day of the Interest Period in which the Cash Collateral Amount is deposited in accordance with this Section 2.18(e) in respect of the applicable Affected Eurodollar Loans (or such earlier date or dates as shall be requested by the US Borrowers or the Canadian Borrower, as applicable), the Cash Collateral Amount shall be applied to repay an aggregate principal amount of such Loans equal to the Affected Eurodollar Loans not initially prepaid pursuant to this sentence, plus accrued interest thereon to the date of such deposit (it being understood, for avoidance of doubt, that the US Borrowers or the Canadian Borrower, as applicable, shall also be required to pay on the date of such application interest which has accrued on each such Affected Eurodollar Loan from the date of such deposit to the date of such application in accordance with Section 2.13(e)(ii)). Notwithstanding anything to the contrary contained in this Section 2.18(e), all Cash Collateral Amounts deposited in accordance with this Section 2.18(e) shall be held for the sole benefit of the Lenders whose Loans would otherwise have been immediately prepaid with the amounts deposited and may be applied to the prepayment of such Loans immediately if an Event of Default has occurred and is continuing.

     (f) Unless the applicable Administrative Agent shall have received notice from the Borrower Representative prior to the date on which any payment is due to such Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the applicable Borrower(s) will not make such payment, the applicable Administrative Agent may assume that the applicable Borrower(s) have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the US Administrative Agent or the Canadian Administrative Agent, as applicable, forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the US Administrative Agent or the Canadian Administrative Agent, as applicable, at the greater of the Federal Funds Effective Rate and a rate determined by the US Administrative Agent in accordance with banking industry rules on interbank compensation.
     (g) If any Lender shall fail to make any payment required to be made by it hereunder, then the applicable Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the applicable Administrative Agent for the account of such Lender to satisfy such Lender’s obligations hereunder until all such unsatisfied obligations are fully paid.
     SECTION 2.19. Mitigation Obligations; Replacement of Lenders.
     (a) If any Lender requests compensation under Section 2.15, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender (and the Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment).
     (b) The Borrowers may, at their sole expense and effort, require such Lender or any Lender that becomes a Defaulting Lender (herein, a “Departing Lender”), upon notice to the Departing Lender and the US Administrative Agent, to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrowers shall have received the prior written consent of the US Administrative Agent (and if a Revolving Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld, (ii) the Departing Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) (except, in the case of Defaulting Lenders, as otherwise provided in Section 2.21) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Departing Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply. In the case of any Defaulting Lender, such assignment shall be deemed consummated upon payment of any relevant amounts described in clause (ii) above without any requirement that such Defaulting Lender execute and deliver any documentation.
     SECTION 2.20. Returned Payments. If, after receipt of any payment which is applied to the payment of all or any part of the Obligations, the US Administrative Agent, the Canadian Administrative Agent, the Issuing Bank or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the US Administrative Agent, the Canadian Administrative Agent, the Issuing Bank or such Lender. The provisions of this Section 2.20 shall be and remain effective notwithstanding any contrary action which may have been taken by the US Administrative Agent, the Canadian Administrative Agent, the Issuing Bank or any Lender in reliance upon such payment or application of proceeds. The provisions of this Section 2.20 shall survive the termination of this Agreement.
     SECTION 2.21. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
     (a) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.12(a);
     (b) the Commitment and Revolving Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.02); provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender;
     (c) if any Swingline Exposure or LC Exposure exists at the time a Lender becomes a Specified Defaulting Lender then: (i) all or any part of such Swingline Exposure and LC Exposure shall be reallocated among the non-Specified Defaulting Lenders in accordance with their respective Applicable Percentages (determined for this purpose without including the Revolving Commitment of the Specified Defaulting Lender) but only to the extent (x) the sum of all non-Specified Defaulting Lenders’ Credit Exposures plus, without duplication, such Specified Defaulting Lender’s Swingline Exposure and LC Exposure, does not exceed the total of all non-Specified Defaulting Lenders’ Commitments and (y) the conditions set forth in Section 2.01 are satisfied at such time; (ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following notice by the applicable Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding; (iii) if the Borrowers cash collateralize any portion of such Specified Defaulting Lender’s LC Exposure pursuant to this Section 2.21(c), no Borrower shall be required to pay any fees to such Specified Defaulting Lender pursuant to Section 2.12(b) with respect to such Specified Defaulting Lender’s LC Exposure during the period such Specified Defaulting Lender’s LC Exposure is cash collateralized; or (iv) if the LC Exposure of the non-Specified Defaulting Lenders is reallocated pursuant to Section 2.21(c), then the fees payable to the Lenders pursuant to Section 2.12(a) and Section 2.12(b) shall be adjusted in accordance with such non-Specified Defaulting Lenders’ Applicable Percentages; and (v) the US Administrative Agent or Canadian Administrative Agent, as applicable, shall promptly notify the Lenders of any reallocation described in this Section 2.21(c);

     (d) so long as any Lender is a Specified Defaulting Lender, no Swingline Lender shall be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, extend the expiry date of or increase the amount of any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 2.23(c), and participating interests in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.23(c)(i) (and Defaulting Lenders shall not participate therein); and
     (e) any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 2.18(d)) shall, in lieu of being distributed to such Defaulting Lender, be retained by the US Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the US Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to any Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to any Issuing Bank or Swingline Lender hereunder, (iii) third, if so determined by the US Administrative Agent or requested by an Issuing Bank, Swingline Lender or any other Lender, held in such account as cash collateral for future funding obligations of the Defaulting Lender in respect of any existing or future participating interest in any Swingline Loan or Letter of Credit, (iv) fourth, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the applicable Administrative Agent, (v) fifth, if so determined by the US Administrative Agent and the Borrowers, held in such account as cash collateral for future funding obligations of the Defaulting Lender in respect of any Loans under this Agreement, and (vi) sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a prepayment of the principal amount of any Loans or reimbursement obligations in respect of LC Disbursements which a Defaulting Lender has funded its participation obligations and (y) made at a time when the conditions set forth in Section 4.02 are satisfied, such payment shall be applied solely to prepay the Loans of, and reimbursement obligations owed to, all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans, or reimbursement obligations owed to, any Defaulting Lender.
     (f) In the event that the US Administrative Agent, the Canadian Administrative Agent, the applicable Borrower(s), the Issuing Bank and the applicable Swingline Lender(s) each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitments and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the US Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.
     SECTION 2.22. Expansion Option. The Borrowers may from time to time elect to request that the Aggregate Revolving Commitments be increased in a minimum amount of $10,000,000 (unless otherwise agreed by the US Administrative Agent) so long as, after giving effect thereto, the Aggregate Revolving Commitments does not exceed $158,000,000. The US Administrative Agent may arrange for any such increase to be provided by one or more Lenders (each Lender so agreeing to an increase in its Revolving Commitment, an “Increasing Lender”), or by one or more new banks, financial institutions or other entities acceptable to the US Administrative Agent in its Permitted Discretion (each such new bank, financial institution or other entity, an “Augmenting Lender”), to increase their existing Revolving Commitments, or extend new Revolving Commitments, as the case may be, provided that (i) each Augmenting Lender shall be reasonably acceptable to the Borrowers, (ii) (x) in the case of an Increasing

Lender, the Borrowers, the US Administrative Agent and such Increasing Lender shall execute an agreement substantially in the form of Exhibit E-1 hereto, and (y) in the case of an Augmenting Lender, the Borrowers, the US Administrative Agent and such Augmenting Lender shall execute an agreement substantially in the form of Exhibit E-2 hereto, (iii) any Lender approached to so increase its Revolving Commitment may elect or decline, in its sole discretion, to provide any such increase and (iv) each Increasing Lender and each Augmenting Lender, as applicable, shall also be obligated to acquire a portion of each other Lender’s outstanding Term Loans such that, after giving effect to all increases in Revolving Commitments and new Revolving Commitments, each Lender’s Applicable Percentage of the Aggregate Revolving Commitments is equivalent to such Lender’s Applicable Percentage of each Class of Term Loans then outstanding. Increases in Revolving Commitments and new Revolving Commitments created pursuant to this Section 2.22 shall become effective on the date agreed by the Borrowers, the US Administrative Agent and the relevant Increasing Lenders or Augmenting Lenders. The US Administrative Agent shall notify the Borrowers and each Lender of the effective date of any increase in the Aggregate Revolving Commitments. Notwithstanding the foregoing, no increase in the Aggregate Revolving Commitments (or in the Revolving Commitment of any Lender), shall become effective under this paragraph unless, (i) on the proposed date of the effectiveness of such increase, the conditions set forth in paragraphs (a), (b) and (c) of Section 4.02 shall be satisfied or waived by the Required Lenders and the US Administrative Agent shall have received a certificate to that effect dated such date and executed by a Responsible Officer of the Borrowers, (ii) the US Administrative Agent shall have received documents consistent with those delivered on the Effective Date as to the corporate power and authority of the Borrowers to borrow hereunder after giving effect to such increase and (iii) the US Administrative Agent shall have received a written opinion addressed to the US Administrative Agent and the Lenders and dated the effective date of such increase of counsel to the Loan Parties in form and substance reasonably satisfactory to the US Administrative Agent in its Permitted Discretion. On the effective date of any increase in the Aggregate Revolving Commitments, (i) each relevant Increasing Lender and Augmenting Lender shall make available to the US Administrative Agent such amounts in immediately available funds as the US Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such increase and the use of such amounts to make payments to such other Lenders, each Lender’s Applicable Percentage of each Class of outstanding Loans is equivalent to such Lender’s Applicable Percentage the Aggregate Revolving Commitments and (ii) the Borrower shall be deemed to have repaid and reborrowed all outstanding Revolving Loans as of the date of any increase in the Aggregate Revolving Commitments (with such reborrowing to consist of the Types of Revolving Loans, with related Interest Periods if applicable, specified in a notice delivered by the Borrowers in accordance with the requirements of Section 2.03). The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Eurodollar Loan, shall be subject to indemnification by the Borrower pursuant to the provisions of Section 2.16 if the deemed payment occurs other than on the last day of the related Interest Periods.
ARTICLE III
Representations and Warranties
     Each Loan Party represents and warrants to the Lenders that:
     SECTION 3.01. Organization; Powers. Each of the Loan Parties is duly organized, validly existing and in good standing (if such concept is applicable) under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

     SECTION 3.02. Authorization; Enforceability.
     (a) The Transactions to be entered into by each Loan Party are within each Loan Party’s organizational powers and have been duly authorized by all necessary organizational actions and, if required, actions by equity holders. The Loan Documents to which each Loan Party is a party have been duly executed and delivered by such Loan Party and constitute a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
     (b) The choice of governing law provisions contained in this Agreement and each other Loan Document to which any Loan Party is a party are enforceable in the jurisdictions where such Loan Party is organized or incorporated or any Collateral of such Loan Party is located. Any judgment obtained in connection with any Loan Document in the jurisdiction of the governing law of such Loan Document will be recognized and be enforceable in the jurisdictions where such Loan Party is organized or any Collateral is located.
     (c) The Loan Documents to which each Foreign Loan Party is a party are in proper legal form under the laws of the jurisdiction in which each such Foreign Loan Party is organized or incorporated and existing (i) for the enforcement thereof against each such Foreign Loan Party under the laws of each such jurisdiction and (ii) in order to ensure the legality, validity, enforceability, priority or admissibility in evidence of such Loan Documents. It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Loan Documents to which any Foreign Loan Party is a party that any such Loan Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which any such Foreign Loan Party is organized or that any registration charge or stamp or similar tax be paid on or in respect of the applicable Loan Documents or any other document, except (i) for any such filing, registration, recording, execution or notarization that is referred to in Section 3.16 or is not required to be made until enforcement of the applicable Loan Document or (ii) to the extent the foregoing have been made or paid.
     SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents, (b) will not violate any Requirement of Law applicable to any Loan Party or any of its Subsidiaries, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by any Loan Party or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any of its Subsidiaries, except Liens created pursuant to the Loan Documents.
     SECTION 3.04. Financial Condition; No Material Adverse Change.
     (a) The Company has heretofore furnished to the Administrative Agents and the Lenders the consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2006, December 31, 2007 and December 31, 2008, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss) and cash flows for each of the years then ended, reported on by KPMG LLP. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP.

     (b) No event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect, since December 31, 2008.
     SECTION 3.05. Properties.
     (a) As of the date of this Agreement, Schedule 3.05 sets forth the address of each parcel of real property that is owned or leased by each Loan Party. Each of the Loan Parties and its Subsidiaries has good and indefeasible (or in the Province of Ontario, Canada, marketable and insurable) title to, or valid leasehold interests in, all its real and personal property (except as could not reasonably be expected to have a Material Adverse Effect), free of all Liens other than those permitted by Section 6.02.
     (b) Except as could not reasonably be expected to have a Material Adverse Effect, each Loan Party and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property necessary to its business as currently conducted. A correct and complete list of applications and registrations for trademarks, copyrights and patents owned by each Loan Party and its Subsidiaries, as of the date of this Agreement, is set forth on Schedule 3.05, and the use thereof by the Loan Parties and its Subsidiaries does not infringe in any material respect upon the rights of any other Person.
     SECTION 3.06. Litigation and Environmental Matters.
     (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened against or affecting the Loan Parties or any of their Subsidiaries (i) that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.
     (b) Except for the Disclosed Matters (i) no Loan Party nor any of its Subsidiaries has received notice of any claim with respect to any Environmental Liability or knows of any basis for any Environmental Liability that in any such case could not reasonably be expected to have a Material Adverse Effect and (ii) and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, no Loan Party nor any of its Subsidiaries (1) has failed to comply with any applicable Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any applicable Environmental Law or (2) has become subject to any Environmental Liability.
     (c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in a Material Adverse Effect.
     SECTION 3.07. Compliance with Laws and Agreements. Each Loan Party and its Subsidiaries is in compliance with all Requirements of Law applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.
     SECTION 3.08. Investment Company Status. No Loan Party is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
     SECTION 3.09. Taxes. Each Loan Party and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (i) Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary, as applicable, has set aside on its books adequate reserves and (ii) to the extent the failure to file any such return or pay any such Taxes could not reasonably be expected to result in liabilities or obligations in excess of $1,000,000 in the aggregate. Except as permitted under Section 6.02, no tax liens have been filed and no claims are being asserted with respect to any such taxes. Each Loan Party and each Subsidiary of the Loan Parties has withheld all employee withholdings and has made all employer contributions to be withheld and made by such Loan Party and such Subsidiary pursuant to applicable law on account of the Canada Pension Plan and/ or the Quebec Pension Plan, employment insurance and employee income taxes.
     SECTION 3.10. ERISA; Benefit Plans.
     (a) Except as could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect: (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) each Loan Party and each of its ERISA Affiliates is in compliance with the applicable provisions of ERISA and the Code relating to the Plans, and with all regulations and published interpretations thereunder; (iii) all amounts required by applicable law with respect to, or by the terms of, any retiree welfare benefit arrangement maintained by any Loan Party or any of its ERISA Affiliates or to which any Loan Party or any ERISA Affiliate has an obligation to contribute have been accrued in accordance with Statement of Financial Accounting Standards No. 106; and (iv) the present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan allocable to such accrued benefits.
     (b) Except as could not reasonably be expected to result, individually or in the aggregate, a Material Adverse Effect: (i) there are no outstanding disputes concerning the assets held in any Canadian Pension Plans or Canadian Benefit Plans pursuant to any funding agreement; (ii) all employee contributions to any Canadian Pension Plans or Canadian Benefit Plans required to be made by way of authorized payroll deduction have been properly withheld and fully paid into such plans in a timely fashion; (iii) all reports and disclosures relating to any Canadian Pension Plans or Canadian Benefit Plans required by any applicable laws or regulations have been filed or distributed in a timely fashion; (iv) to the knowledge of the Loan Parties, there have been no improper withdrawals, or applications of, the assets of any Canadian Pension Plans; (v) no amount is owing by or in respect of any Canadian Pension Plans under the ITA or any provincial taxation statute; (vi) no Canadian Pension Plan is a defined benefit pension plan that is registered with the applicable governmental authorities for such plans; (vii) the Loan Parties, after diligent enquiry, have neither any knowledge, nor any grounds for believing, that any of the Canadian Pension Plans is the subject of an investigation, any other proceeding, an action or a claim; (viii) no promises of benefit improvements under any Canadian Benefit Plan or Canadian Pension Plan have been made; and (ix) no Canadian Benefit Plan provides benefits to retired employees or promises benefits at and after retirement to active employees.
     SECTION 3.11. Disclosure. The Company has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which the Company or any Subsidiary is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of the any Loan Party to any Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered and, if such projected financial information was delivered prior to the Effective Date, as of the Effective Date.
     SECTION 3.12. Material Agreements. All material agreements and contracts to which any Loan Party is a party or is bound as of the date of this Agreement are listed on Schedule 3.12. No Loan Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any material agreement to which it is a party or (ii) any agreement or instrument evidencing or governing any Indebtedness having a principal amount in excess of $1,000,000.
     SECTION 3.13. Solvency.
     (a) Immediately after the consummation of the Transactions to occur on the Effective Date, (i) the fair value of the assets of the Loan Parties, on a consolidated basis, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent (to the extent constituting identified contingent liabilities) or otherwise; (ii) the present fair saleable value of the property of the US Loan Parties, on a consolidated basis, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent (to the extent constituting identified contingent liabilities) or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Loan Parties, on a consolidated basis, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Loan Parties, on a consolidated basis, will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted after the Effective Date.
     (b) The Loan Parties, on a consolidated basis, do not intend to incur debts beyond their ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by the Loan Parties and the timing of the amounts of cash to be payable on or in respect of Indebtedness of the Loan Parties.
     SECTION 3.14. Insurance. Schedule 3.14 sets forth a description of all insurance maintained by or on behalf of the Loan Parties and the Subsidiaries as of the Effective Date. As of the Effective Date, all premiums in respect of such insurance have been paid. The Loan Parties believe that the insurance maintained by or on behalf of the Loan Parties and their Subsidiaries is adequate.
     SECTION 3.15. Capitalization and Subsidiaries. As of the Effective Date, Schedule 3.15 sets forth (a) a correct and complete list of the name and relationship to the Company of each of the Company’s Subsidiaries, (b) a true and complete listing of each class of each of the Loan Parties’ authorized Equity Interests, of which all of such issued shares are validly issued, outstanding, fully paid and non-assessable, and, in the case of each of the Loan Parties other than the Company, owned beneficially and of record by the Persons identified on Schedule 3.15, and (c) the type of entity of the Company and each of its Subsidiaries. All of the issued and outstanding Equity Interests owned by any Loan Party in any Subsidiary (other than any Subsidiary that is a shell entity or other entity that does not own any material assets) has been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and is fully paid and non-assessable.
     SECTION 3.16. Security Interest in Collateral. The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all the Collateral in favor of the applicable Administrative Agent, the Lenders and the Issuing Banks, and upon filing of UCC financing statements and the taking of any other actions or making of filings required for perfection under the laws of the relevant Collateral Documents and specified in such Collateral Documents, as necessary (including but not limited to the filing of financing statements under the PPSA), and, if applicable, the taking of actions or making of filings with respect to Intellectual Property registrations or applications issued or pending as specified, and, in the case of real property, filing of the Mortgages as necessary, and, if applicable, taking control or possession by the applicable Administrative Agent of the relevant Collateral, such Liens constitute perfected and continuing Liens on the Collateral, securing the applicable Secured Obligations, enforceable against the applicable Loan Party and all third parties (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law), and having priority over all other Liens on the Collateral, except in the case of Permitted Liens, to the extent any such Permitted Liens would have priority over the Liens in favor of the applicable Administrative Agent, pursuant to any applicable law.
     SECTION 3.17. Employment Matters. As of the Effective Date, there are no strikes, lockouts or slowdowns against any Loan Party or any Subsidiary pending or, to the knowledge of the Borrowers, threatened. The hours worked by and payments made to employees of the Loan Parties and the Subsidiaries have not been in material violation of the Fair Labor Standards Act, the Employee Standards Act (Ontario) or any other applicable Federal, state, provincial, local or foreign law dealing with such matters. All material payments due from any Loan Party or any Subsidiary, or for which any claim may be made against any Loan Party or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, including on account of the Canada Pension Plan and/ or the Quebec Pension Plan, have been paid or accrued as a liability on the books of the Loan Party or such Subsidiary.
     SECTION 3.18. Common Enterprise. The successful operation and condition of each of the Loan Parties is dependent on the continued successful performance of the functions of the group of the Loan Parties as a whole and the successful operation of each of the Loan Parties is dependent on the successful performance and operation of the Loan Parties. Each Loan Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (i) successful operations of the Loan Parties and (ii) the credit extended by the Lenders to the Borrowers hereunder, both in their separate capacities and as members of the group of companies. Each Loan Party has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Loan Party is within its purpose, will be of direct and indirect benefit to such Loan Party, and is in its best interest.
     SECTION 3.19. Canadian Anti Money Laundering Legislation. Neither the Canadian Borrower nor any other Canadian Group Member is a charity registered with the Canada Revenue Agency and it does not solicit charitable financial donations from the public and none of the Borrowings under this Agreement and none of the other services and products, if any, to be provided by any of the Lenders or the Administrative Agents under or in connection with this Agreement will be used by, on behalf of or for the benefit, of any Person other than the Borrowers or any other Loan Party.
ARTICLE IV
Conditions
     SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):
     (a) Credit Agreement and Loan Documents. The Administrative Agents (or their counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agents (which may include facsimile or .pdf transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) duly executed copies of the Loan Documents and such other certificates, documents, instruments and agreements as the Administrative Agents shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including any promissory notes requested by a Lender pursuant to Section 2.10 payable to the order of each such requesting Lenders.
     (b) Financial Statements and Projections. The Lenders shall have received (i) audited consolidated financial statements of the Company and its Subsidiaries for their 2006, 2007 and 2008 fiscal years, (ii) unaudited interim consolidated financial statements of the Company and its Subsidiaries for each fiscal quarter ended after the date of the latest applicable financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available, (iii) quarterly projections for each fiscal quarter ending during the period from January 1, 2009 through December 31, 2009, and (iv) annual projections for fiscal years 2010 and 2011.
     (c) Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agents shall have received (i) a certificate of each Loan Party, dated the Effective Date and executed by its Secretary or Assistant Secretary, which shall (A) certify the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the Financial Officers and any other officers of such Loan Party authorized to sign the Loan Documents to which it is a party, and (C) contain appropriate attachments, including the certificate or articles of incorporation or organization of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party, and a true and correct copy of its by-laws, memorandum and articles of association or operating, management or partnership agreement, and (ii) a long form certificate of good standing, status or compliance for each Loan Party from its jurisdiction of organization.
     (d) No Default Certificate. The Administrative Agents shall have received a certificate, signed by the chief financial officer of the Company and the Canadian Borrower, on the initial Borrowing date stating that (i) no Default has occurred and is continuing and (ii) the representations and warranties contained in Article III are true and correct as of such date.
     (e) Fees. The Lenders and the Administrative Agents shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Effective Date. All such amounts will be paid with proceeds of Loans made on the Effective Date and will be reflected in the funding instructions given by the Borrower Representative to the Administrative Agents on or before the Effective Date.
     (f) Lien Searches. The Administrative Agents shall have received the results of recent lien searches in each of the jurisdictions where assets of the Loan Parties are located, and such searches shall reveal no liens on any of the assets of the Loan Parties except for liens permitted by Section 6.02 or discharged on or prior to the Effective Date pursuant to a pay-off letter or other documentation satisfactory to the Administrative Agents.
     (g) Funding Accounts. The Administrative Agents shall have received a notice setting forth the deposit account(s) of the Borrowers (the “Funding Accounts”) to which the Lenders are authorized by the Borrowers to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement.

     (h) Collateral Access and Control Agreements. The Administrative Agents shall have received each (i) Collateral Access Agreement required to be provided pursuant to Section 4.13 of the Security Agreement and (ii) Control Agreements required to be provided pursuant to Section 5.12 of this Agreement.
     (i) Solvency. The Administrative Agents shall have received a solvency certificate from a Financial Officer of the Company.
     (j) Borrowing Base Certificates. The Administrative Agents shall have received (i) an Aggregate Borrowing Base Certificate that calculates the Aggregate Borrowing Base as of February 28, 2009, (ii) a US Borrowing Base Certificate that calculates the US Borrowing Base as of February 28, 2009, and (iii) a Canadian Borrowing Base Certificate that calculates the Canadian Borrowing Base as of February 28, 2009.
     (k) Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agents shall have received (i) the certificates representing all certificated Equity Interests pledged pursuant to the Security Agreements, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agents pursuant to the Security Agreements endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.
     (l) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Collateral Documents or under law or reasonably requested by either Administrative Agent to be filed, registered or recorded in order to create in favor of the applicable Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.02), shall be in proper form for filing, registration or recordation.
     (m) Environmental Reports. The US Administrative Agent shall have received environmental review reports with respect to each of the Mortgaged Properties from firm(s) reasonably satisfactory to the US Administrative Agent, which review reports shall be reasonably acceptable to the US Administrative Agent.
     (n) Mortgages, etc. The US Administrative Agent shall have received, with respect to each Mortgaged Property, each of the following, in form and substance reasonably satisfactory to the US Administrative Agent:
(i)	a Mortgage on such property;

(ii)	a live ALTA or other mortgagee’s title policy;

(iii)	a survey, site plan or plat acceptable to Stewart Title Guaranty Company (or such other title company retained by the Loan parties as shall be reasonably acceptable to the US Administrative Agent) for purposes of providing the title policy and endorsements reasonably required by the US Administrative Agent;

(iv)	an opinion of counsel in the state in which such parcel of real property is located in form and substance and from counsel reasonably satisfactory to the US Administrative Agent; and

(v)	such other information, documentation, and certifications as may be reasonably required by the US Administrative Agent.
     (o) Insurance. The Administrative Agents shall have received evidence of insurance coverage in form, scope, and substance reasonably satisfactory to the Administrative Agents and otherwise in compliance with the terms of Section 5.09 and Section 4.12 of the US Security Agreement and the applicable provisions of the Canadian Security Agreement.
     (p) Letter of Credit Application. The US Administrative Agent shall have received a properly completed letter of credit application if the issuance of a Letter of Credit will be required on the Effective Date.
     (q) Legal Opinions. The Administrative Agents shall have received customary legal opinions from counsel for the Loan Parties.
     (r) Appraisals and Field Exams. The US Administrative Agent shall have received appraisals of the Mortgaged Property and Equipment from appraisers reasonably satisfactory to the US Administrative Agent. The Administrative Agents shall have completed their field examinations of the Borrowers books, records, Accounts, Inventory and other Collateral.
     (s) Patriot Act. Each Lender shall have received all information necessary to enable such Lender to identify each Borrower and each other Loan Party to the extent required for compliance with the Patriot Act or other “know your customer” and anti-money laundering rules and regulations..
     (t) Other Documents. The Administrative Agents shall have received such other documents as the Administrative Agents, the Issuing Bank, any Lender or their respective counsel may have reasonably requested, including without limitation, information and documents required by Section 9.20 of this Agreement.
The US Administrative Agent shall notify the Borrowers and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 2:00 p.m., New York time, on March 31, 2009 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).
     SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, renew, extend or increase the amount of any Letter of Credit, is subject to the satisfaction of the following conditions:
     (a) The representations and warranties of the Loan Parties set forth in this Agreement shall be true and correct in all material respects (provided that if any representation or warranty is by its terms qualified by concepts of materiality, such representation or warranty shall be true and correct in all respects) on and as of the date of such Borrowing or the date of issuance, renewal, extension or increase in amount of such Letter of Credit, as applicable (except that representations or warranties that are made as of a specific earlier date shall be true and correct in all material respects as of such earlier date).
     (b) At the time of and immediately after giving effect to such Borrowing or the issuance, renewal, extension or increase in amount of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

     (c) After giving effect to any Borrowing or the issuance, renewal, extension or increase in amount of any Letter of Credit, the Borrowers shall be in compliance with the Revolving Exposure Limitations.
Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section.
ARTICLE V
Affirmative Covenants
     Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the Loan Parties, with the Lenders that:
     SECTION 5.01. Financial Statements; Borrowing Base and Other Information. The Borrowers will furnish to the Administrative Agents:
     (a) As soon as available, but in any event, within 90 days after the end of each fiscal year of the Company, (i) the audited consolidated balance sheet of the Company and its Subsidiaries and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG LLP or another registered public accounting firm of recognized national standing (without a “going concern” or like qualification or exception and without any material qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, accompanied by any required accountants’ communications to the Company’s Audit Committee related to significant deficiencies and material weaknesses prepared by said accountants, and (ii) the unaudited consolidating balance sheets of the US Loan Parties, the Canadian Group Members and the other Foreign Subsidiaries and related consolidating statements of operations as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all certified by a Financial Officer of the Company as presenting fairly in all material respects the financial condition and results of operations of the US Loan Parties, the Canadian Group Members or the other Foreign Subsidiaries, as the case may be, on a consolidating basis;
     (b) As soon as available, but in any event, within 45 days after the end of each of the first three fiscal quarters of the Company, (i) the unaudited consolidated balance sheet of the Company and its Subsidiaries and related statements of operations as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of the Financial Officers of the Company as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, and (ii) the unaudited consolidating balance sheets of the US Loan Parties, the Canadian Group Members and the other Foreign Subsidiaries and related statements of operations as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer of the Company as presenting fairly in all material respects the financial condition and results of operations of the US Loan Parties, the Canadian Group Members or the other Foreign Subsidiaries, as the case may be, on a consolidating basis;
     (c) during any Reporting Frequency Increase Period, within 30 days after the end of each fiscal month of the Company, the unaudited consolidated balance sheet of the Company and its Subsidiaries and related statements of operations as of the end of and for such fiscal month and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of the Financial Officers of the Company as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
     (d) concurrently with any delivery of financial statements under clause (a) or (b) or (c) above, a certificate of a Financial Officer of the Company in substantially the form of Exhibit C (i) certifying, in the case of the financial statements delivered under clause (b) or (c), as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, (ii) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.12 and (iv) stating whether any change in GAAP or in the application thereof affecting the Company and its Subsidiaries has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;
     (e) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines or the policies of the relevant accounting firm);
     (f) as soon as available, but in any event on or prior to the date that is 30 days after the last day of each fiscal year of the Company, a copy of the plan and forecast (including a projected consolidated and consolidating balance sheet, income statement and funds flow statement) of the Company for each month of the upcoming fiscal year (the “Projections”) in form reasonably satisfactory to the US Administrative Agent;
     (g) as soon as available but in any event within 20 days of the end of each calendar month, (or, during any Reporting Frequency Increase Period, within 3 Business Days of the end of each week) and at such other times as may be requested by the Administrative Agents, as of the period then ended, an Aggregate Borrowing Base Certificate, a US Borrowing Base Certificate and a Canadian Borrowing Base Certificate, each calculated as of the last day of the calendar month (or, during any Reporting Frequency Increase Period, as of the end of each week) most recently ended, and supporting information in connection therewith, together with any additional reports with respect to the Aggregate Borrowing Base, US Borrowing Base and Canadian Borrowing Base as the Administrative Agents may reasonably request;
     (h) as soon as available but in any event within 20 days of the end of each calendar month (or, during any Reporting Frequency Increase Period, within three Business Days of the end of each week) and at such other times as may be requested by the US Administrative Agent, as of the period then ended, all delivered electronically in a text formatted file acceptable to the US Administrative Agent:
(i)	a detailed aging of the Loan Parties’ Billed Accounts and Unbilled Accounts (1) including all invoices aged by invoice date and due date (with an explanation of the terms offered) and (2) reconciled to the Aggregate Borrowing Base Certificate, the US Borrowing Base Certificate and the Canadian Borrowing Base Certificate, delivered as of such date prepared in a manner reasonably acceptable to the US Administrative Agent, together with a summary specifying the name, address, and balance due for each Account Debtor;

(ii)	a schedule detailing the Loan Parties’ Eligible Inventory and Eligible WIP, in form satisfactory to the US Administrative Agent, (1) by location, by product type, and by volume on hand, which Eligible Inventory and Eligible WIP shall, in each case, be valued at the lower of cost (determined on a first-in, first-out basis) or market and adjusted for Reserves as the Administrative Agents have previously indicated to the Borrower Representative are deemed by the Administrative Agents to be appropriate, (2) including a report of any variances or other results of Paper Inventory counts performed by the Borrowers since the last Paper Inventory schedule, and (3) reconciled to the Aggregate Borrowing Base Certificate, US Borrowing Base Certificate and Canadian Borrowing Base Certificate delivered as of such date;

(iii)	worksheet of calculations prepared by the Borrowers to determine Eligible Billed Accounts, Eligible Unbilled Accounts and Eligible Inventory, such worksheets detailing the Billed Accounts, Unbilled Accounts, Paper Inventory and WIP excluded from Eligible Billed Accounts, Eligible Unbilled Accounts, Eligible Inventory and Eligible WIP and the reason for such exclusion;

(iv)	a reconciliation of the Loan Parties’ Billed Accounts, Unbilled Accounts, Paper Inventory and WIP between the amounts shown in the Loan Parties’ general ledger and financial statements and the reports delivered pursuant to clauses (i) and (ii) above; and

(v)	a reconciliation of the loan balance per the Borrowers’ general ledger to the loan balance under this Agreement;
     (i) as soon as available but in any event within 20 days of the end of each calendar month and at such other times as may be requested by the US Administrative Agent, as of the month then ended, a schedule and aging of the Borrowers’ accounts payable, delivered electronically in a text formatted file acceptable to the US Administrative Agent;
     (j) as soon as available but in any event within 20 days of March 31 and September 30 of each year, as of the quarter then ended, and at such other times as may be requested by the US Administrative Agent, a list of all customer addresses, delivered electronically in a text formatted file acceptable to the US Administrative Agent;
     (k) promptly upon any Administrative Agent’s request:

(i)	copies of invoices in connection with the invoices issued by the Borrowers in connection with any Accounts, credit memos, shipping and delivery documents, and other information related thereto;

(ii)	copies of purchase orders, invoices, and shipping and delivery documents in connection with any Paper Inventory or Equipment purchased by any Loan Party;

(iii)	a schedule detailing the balance of all intercompany accounts of the Loan Parties;

(iv)	the Borrowers’ sales journal, cash receipts journal (identifying trade and non-trade cash receipts) and debit memo/credit memo journal; and

(v)	a detailed listing of all advances of proceeds of Loans requested by the Borrower Representative for each Borrower during the calendar month immediately preceding such request and a detailed listing of all intercompany loans made by the Borrowers during such calendar month;
     (l) within 20 days of March 31 of each year, a certificate of good standing, status or compliance, as applicable, for each Loan Party from the appropriate governmental officer in its jurisdiction of incorporation, formation, or organization;
     (m) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Company or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Company to its shareholders generally, as the case may be (provided that delivery shall not be required with respect to documents, or links to documents, posted on the Company’s website); and
     (n) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Company or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agents or any Lender (through the US Administrative Agent) may reasonably request.
     SECTION 5.02. Notices of Material Events. The Borrowers will furnish to the Administrative Agents prompt written notice of the following:
     (a) the occurrence of any Default;
     (b) receipt of any notice of any governmental investigation or any litigation or proceeding commenced or threatened in writing against the Company or any other Loan Party that owns Collateral having an aggregate value in excess of $2,500,000 that (i) seeks damages in excess of $7,500,000, (ii) seeks injunctive relief, (iii) alleges criminal misconduct by the Company or any other Loan Party that owns Collateral having an aggregate value in excess of $2,500,000, (iv) alleges the violation of any law regarding, or seeks remedies in connection with, any Environmental Laws which, in any case, could reasonably be expected to result in liabilities or obligations of the Loan Parties in excess of $2,500,000, or (v) contests any tax, fee, assessment, or other governmental charge in excess of $7,500,000;
     (c) any Lien (other than Permitted Encumbrances) or claim made or asserted against any Collateral having an aggregate value in excess of $2,500,000;

     (d) any loss, damage, or destruction to the Collateral in the amount of $2,500,000 or more, whether or not covered by insurance;
     (e) any and all default notices received under or with respect to any material leased location or public warehouse where Collateral having an aggregate value in excess of $2,500,000 is located;
     (f) all material amendments to the Convertible Notes, together with a copy of each such amendment;
     (g) the fact that a Loan Party has entered into a Swap Agreement or an amendment to a Swap Agreement, together with copies of all agreements evidencing such Swap Agreement or amendments to any Swap Agreement that extend the term thereof or materially increase the Loan Parties’ exposure thereunder;
     (h) (i) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrowers and their Subsidiaries in an aggregate amount exceeding $7,500,000 or (ii) any litigation or proceeding is asserted or instituted against any Plan, its fiduciaries or its assets seeking damages in excess of $7,500,000;
     (i) the receipt by any Canadian Group Member of any notice or directive or order from any Canadian federal or provincial governmental or regulatory authority having jurisdiction over any Canadian Pension Plan regarding a Canadian Pension Plan shortfall, deficiency, insolvency or other matter, together with a copy of any such notice, directive or order (including, without limitation, any Form 7 (summary of contributions/revised summary of contributions) received by any Canadian Group Member in connection with the Pension Benefits Act (Ontario));
     (j) the release into the environment of any Hazardous Material that is required by any applicable Environmental Law to be reported to a Governmental Authority or which could reasonably be expected to lead to any material Environmental Liability which, in any case, could reasonably be expected to result in liabilities or obligations of the Loan Parties in excess of $2,500,000; and
     (k) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower Representative setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
     SECTION 5.03. Existence; Conduct of Business. Except as could not reasonably be expected to have a Material Adverse Effect, each Loan Party will, and will cause each Subsidiary to, (a) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses and permits and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 and (b) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted.
     SECTION 5.04. Payment of Taxes. Each Loan Party will, and will cause each Subsidiary to, pay or discharge all Taxes, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan

Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect. The Canadian Loan Parties shall pay, or cause to be paid, when due all payroll taxes, vacation pay amounts, employer health taxes, Canada Pension Plan contributions, Quebec Pension Plan contributions, unemployment insurance payments, workers’ compensation premiums and all other amounts (together with any installments thereon and any interest, fines and penalties with respect thereto) which, in each case, if not paid could reasonably be expected to have priority over the Administrative Agents’ first secured priority position (subject to Permitted Encumbrances) over the portion of the Collateral owned by the Canadian Loan Parties.
     SECTION 5.05. Maintenance of Properties. Except as could not reasonably be expected to have a Material Adverse Effect, each Loan Party will, and will cause each Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.
     SECTION 5.06. Books and Records; Inspection Rights. Each Loan Party will, and will cause each Subsidiary to, (i) keep proper books of record and account in which entries that are full, true and correct in all material respects are made of all dealings and transactions in relation to its business and activities and (ii) permit any representatives designated by any Administrative Agent or any Lender (including employees of the Administrative Agents, any Lender or any consultants, accountants, lawyers and appraisers retained by the Administrative Agents), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, including environmental assessment reports and Phase I or Phase II studies (with respect to such environmental reports and studies, subject to any limitations of any lease, sublease or other agreement with, or other obligations to, any third party by which any Loan Party is bound with respect to the property at issue; and, with respect to any Phase II study, subject to execution of a customary access agreement reasonably acceptable to the US Administrative Agent and the relevant Loan Party), and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested. The Loan Parties acknowledge that the Administrative Agents, after exercising their rights of inspection, may prepare and distribute to the Lenders certain Reports pertaining to the Loan Parties’ assets for internal use by the Administrative Agents and the Lenders.
     SECTION 5.07. Compliance with Laws. Each Loan Party will, and will cause each Subsidiary to, comply with all Requirements of Law applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
     SECTION 5.08. Use of Proceeds. The proceeds of the Loans will be used only for working capital needs and general corporate purposes, including refinancing certain existing Indebtedness. No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.
     SECTION 5.09. Insurance. Each Loan Party will, and will cause each Subsidiary to, maintain with financially sound and reputable carriers having a financial strength rating reasonably acceptable to the US Administrative Agent in its Permitted Discretion (a) insurance in such amounts (with no greater risk retention) and against such risks (including loss or damage by fire and loss in transit; theft, burglary, pilferage, larceny, embezzlement, and other criminal activities; business interruption; and general liability) and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (b) all insurance required pursuant to the Collateral Documents. The Borrowers will furnish to the Lenders, upon request of any Administrative Agent, information in reasonable detail as to the insurance so maintained.

     SECTION 5.10. Casualty and Condemnation. The Borrowers (a) will furnish to the Administrative Agents and the Lenders prompt written notice of any casualty or other insured damage to any Collateral having an aggregate value in excess of $2,500,000 or the commencement of any action or proceeding for the taking of any Collateral having an aggregate value in excess of $2,500,000 or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) will ensure that the Net Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Collateral Documents.
     SECTION 5.11. Appraisals; Field Examinations.
     (a) In the event any Administrative Agent so requests in its Permitted Discretion, the Loan Parties will provide such Administrative Agent with appraisals or updates thereof of their Equipment or real property, as applicable, not more frequently than once during each period of twelve consecutive months, such appraisals and updates to be from an appraiser selected and engaged by such Administrative Agent, and prepared on a basis satisfactory to such Administrative Agent, and to include, without limitation, information required by applicable law and regulations. Notwithstanding the foregoing, there shall be no limitation on the number of Equipment or real property appraisals if an Event of Default shall have occurred and be continuing. For purposes of this Section 5.11(a), it is understood and agreed that a single Equipment or real estate appraisal may consist of examinations conducted at multiple relevant sites, both domestic and international, and involve one or more relevant Loan Parties and their assets. All such Collateral appraisals shall be at the sole expense of the Loan Parties.
     (b) At the request of any Administrative Agent, the Loan Parties will permit, upon reasonable notice, such Administrative Agent to conduct field examinations during normal business hours to ensure the adequacy of Collateral included in any Borrowing Base and related reporting and control systems. Two such field examinations per calendar year shall be at the sole expense of the Loan Parties; provided that there shall be no limitation on the number or frequency of field examinations at the sole expense of the Loan Parties (a) during any Reporting Frequency Increase Period or (b) if an Event of Default shall have occurred and be continuing; and this Section 5.11(b) shall not be construed to limit any Administrative Agent’s right to conduct filed examinations with greater frequencies at any time in such Administrative Agent’s Permitted Discretion at the expense of the Lenders. For purposes of this Section 5.11(b), it is understood and agreed that a single field examination may be conducted at multiple relevant sites, both domestic and international, and involve one or more relevant Loan Parties and their assets.
     SECTION 5.12. Depository Banks; Control Agreements.
     (a) The US Loan Parties will at all times maintain the US Cash Management Bank as their principal depository bank, including for the maintenance of operating, administrative, cash management, collection activity, and other Deposit Accounts for the conduct of their business. The Canadian Loan Parties will at all times maintain the Canadian Cash Management Bank as their principal depository bank, including for the maintenance of operating, administrative, cash management, collection activity, and other Deposit Accounts for the conduct of its business.
     (b) On or before the Effective Date (i) the US Loan Parties will cause the US Cash Management Bank to enter into a Control Agreement with respect to all Deposit Accounts and Securities Account (other than Excluded Accounts) maintained by the US Loan Parties with the US Cash Management Bank as of the Effective Date, and (ii) the Canadian Loan Parties will cause the Canadian Cash Management Bank to enter into a Control Agreement with respect to all Deposit Accounts and Securities Account (other than Excluded Accounts) maintained with the Canadian Loan Parties at the Canadian Cash Management Bank as of the Effective Date. As soon as practicable but in any event not later than May 15, 2009, the Loan Parties will cause each other depository bank or other institution at which any Deposit Account or Securities Account (other than Excluded Accounts) is maintained as of the Effective Date to enter into a Control Agreement with respect to such Deposit Account or Securities Account; provided that, in the event the Loan Parties are not able to obtain a Control Agreement with respect to any such Deposit Account or Securities Account (other than Excluded Accounts) as of May 15, 2009, then, unless waived by the Administrative Agents, not later than June 15, 2009, the Loan Parties shall close each such Deposit Account or Securities Account (other than an Excluded Account) for which a Control Agreement was not obtained, and shall transfer all cash or securities (or proceeds thereof) maintained in such accounts to new Deposit Accounts or Securities Accounts maintained with a depository bank, securities broker, securities intermediary or other financial institution that is a party to a Control Agreement.
     (c) The Loan Parties will (i) provide prompt written notice to the Administrative Agents of the establishment of any Deposit Account or Securities Account after the Effective Date and (ii) contemporaneous with the establishment of such Deposit Account or Securities Account (other than an Excluded Account), obtain a Control Agreement with respect to such Deposit Account or Securities Account. The US Loan Parties will not change the US Cash Management Bank without the prior written consent of the US Administrative Agent. The Canadian Loan Parties will not change the Canadian Cash Management Bank without the prior written consent of the Canadian Administrative Agent.
     (d) At all times during the continuance of a Full Cash Dominion Period (i) the US Cash Management Bank shall be required to remit to the US Collection Account on a daily basis (A) all available funds on deposit in any Deposit Account (other than an Excluded Account) maintained by the US Loan Parties with the US Cash Management Bank and (B) all cash, checks, electronic funds transfers and other similar payments relating to or constituting payments made in respect of Accounts of the US Loan Parties received by the US Cash Management Bank, including any such items remitted to any Lock Box maintained or controlled by the US Cash Management Bank, and (ii) the Canadian Cash Management Bank shall be required to remit to the Canadian Collection Account on a daily basis (A) all available funds on deposit in any Deposit Account (other than an Excluded Account) maintained by the Canadian Loan Parties with the Canadian Cash Management Bank and (B) all cash, checks, electronic funds transfers and other similar payments relating to or constituting payments made in respect of Accounts of the Canadian Loan Parties received by the Canadian Cash Management Bank, including any such items remitted to any Lock Box maintained or controlled by the Canadian Cash Management Bank.
     (e) If, at any time at any time during the Temporary Overadvance Period, the Administrative Agents, in their Permitted Discretion, so request (i) the US Loan Parties will cause the US Cash Management Bank to promptly remit to the US Collection Account all available funds on deposit in any Deposit Account (other than an Excluded Account) maintained by the US Loan Parties with the US Cash Management Bank and (ii) the Canadian Loan Parties will cause the Canadian Cash Management Bank to promptly remit to the Canadian Collection Account all available funds on deposit in any Deposit Account (other than an Excluded Account) maintained by the Canadian Loan Parties with the Canadian Cash Management Bank.
     SECTION 5.13. Additional Collateral; Further Assurances.
     (a) Subject to applicable law, the Company shall cause each Significant Domestic Subsidiary and each Significant Canadian Subsidiary formed or acquired after the date of this Agreement in accordance with the terms of this Agreement to become a Loan Party by executing the Joinder Agreement set forth as Exhibit D hereto (the “Joinder Agreement”). Upon execution and delivery thereof, each such Person (i) shall automatically become a Loan Guarantor or, at the option of the Company and subject to the consent of the US Administrative Agent in its Permitted Discretion, a Borrower, hereunder and

(subject to the terms of this Section 5.13(a)) thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents and (ii) will grant Liens to the Administrative Agents, for the benefit of the Administrative Agents and the Lenders, in any property of such Loan Party which constitutes Collateral. Notwithstanding the foregoing, (x) no Accounts, Inventory or WIP of any Significant Domestic Subsidiary or Significant Canadian Subsidiary that becomes a Borrower hereunder after the Effective Date shall be eligible for inclusion in the US Borrowing Base, the Canadian Borrowing Base or the Aggregate Borrowing Base unless the Administrative Agents shall have conducted such audits, field examinations and appraisals as the Administrative Agents shall elect in their Permitted Discretion, and (y) any Canadian Subsidiary that is required to become a Loan Party shall only be liable for, and any Liens granted by such Canadian Subsidiary in any Collateral owned by such Canadian Subsidiary shall only secure, the Canadian Secured Obligations.
     (b) The Company will cause (i) 100% of the issued and outstanding Equity Interests of each of its direct and indirect Significant Domestic Subsidiaries to be subject at all times to a first priority, perfected Lien in favor of the US Administrative Agent as security for the Secured Obligations pursuant to the terms and conditions of the Loan Documents or other security documents as the US Administrative Agent shall reasonably request, (ii) 100% of the issued and outstanding Equity Interests of the Canadian Borrower and of each other Significant Canadian Subsidiary to be subject at all times to a first priority perfected Lien in favor of the Canadian Administrative Agent as security for the Canadian Secured Obligations pursuant to the terms and conditions of the Loan Documents or other security documents as the Canadian Administrative Agent shall reasonably request, and (iii) 65% of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2) in the Canadian Borrower to be subject at all times to a second priority, perfected Lien in favor of the US Administrative Agent as security for the Secured Obligations pursuant to the terms and conditions of the Loan Documents or other security documents as the US Administrative Agent shall reasonably request.
     (c) Without limiting the foregoing, each Loan Party will, and will cause each Significant Domestic Subsidiary and each Significant Canadian Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Administrative Agents such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and, if reasonably requested by Administrative Agents, other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by law or which the Administrative Agents may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all at the expense of the Loan Parties.
     (d) If any material assets (including any real property having a value individually in excess of $2,500,000, but excluding leased real property) are acquired by any Loan Party after the Effective Date (other than assets constituting Collateral under the Security Agreements that become subject to the Liens in favor of the Administrative Agents upon acquisition thereof), the Borrower Representative will notify the Administrative Agents and the Lenders thereof, and, if requested by the Administrative Agents or the Required Lenders, the Borrowers will cause such assets to be subjected to a Lien securing the Secured Obligations and will take, and cause the Subsidiary Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agents to grant and perfect such Liens, including actions described in paragraph (c) of this Section, all at the expense of the Loan Parties.
     SECTION 5.14. Collateral Access Agreements. The Loan Parties shall use commercially reasonable efforts to deliver to the applicable Administrative Agent any Collateral Access Agreements

required pursuant to the Security Agreements, in each case, in form and substance reasonably acceptable to the applicable Administrative Agent.
     SECTION 5.15. Post Closing Items. The Loan Parties shall take or cause to be taken each action set forth on Schedule 5.15 and such action is to be completed within the time period set forth on Schedule 5.15 for such action, it being understood that the applicable Administrative Agent may, in its sole discretion, grant extensions to the time period set forth thereon.
ARTICLE VI
Negative Covenants
     Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Loan Parties covenant and agree, jointly and severally, with the Lenders that:
     SECTION 6.01. Indebtedness. No Loan Party will, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:
     (a) the Secured Obligations;
     (b) Indebtedness existing on the date hereof and set forth in Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness in accordance with clause (f) hereof;
     (c) Indebtedness of any Borrower to any Subsidiary and of any Subsidiary to any Borrower or any other Subsidiary, provided that (i) Indebtedness of any Subsidiary that is not a Loan Party to any Borrower or any Subsidiary that is a Loan Party shall be subject to Section 6.04 and (ii) Indebtedness of any Borrower to any Subsidiary and Indebtedness of any Subsidiary that is a Loan Party to any Subsidiary that is not a Loan Party shall be subordinated to the Secured Obligations on terms reasonably satisfactory to the US Administrative Agent;
     (d) Guarantees by any Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of any Borrower or any other Subsidiary, provided that (i) the Indebtedness so Guaranteed is permitted by this Section 6.01, (ii) Guarantees by any Borrower or any Subsidiary that is a Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section 6.04 and (iii) Guarantees permitted under this clause (d) shall be subordinated to the Secured Obligations of the applicable Subsidiary on the same terms as the Indebtedness so Guaranteed is subordinated to the Secured Obligations;
     (e) Indebtedness of any Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets (whether or not constituting purchase money Indebtedness), including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness in accordance with clause (f) hereof; provided that (i) such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed $20,000,000 at any time outstanding;
     (f) Indebtedness which represents an extension, refinancing, or renewal of any of the Indebtedness described in clauses (b), and (e) hereof; provided that, (i) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, replaced or renewed, (ii) any Liens securing such Indebtedness are not extended to any additional property of any Loan Party, (iii) no Loan Party that is not originally obligated with respect to repayment of such Indebtedness is required to become obligated with respect thereto, (iv) such extension, refinancing or renewal does not result in a shortening of the average weighted maturity of the Indebtedness so extended, refinanced or renewed, and (v) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Secured Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must include subordination terms and conditions that are at least as favorable to the Administrative Agents and the Lenders as those that were applicable to the refinanced, renewed, or extended Indebtedness;
     (g) Indebtedness owed to any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such person, in each case incurred in the ordinary course of business;
     (h) Indebtedness of any Borrower or any Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business;
     (i) Indebtedness of Foreign Subsidiaries that are not Loan Parties; provided that the aggregate principal amount of Indebtedness permitted by this paragraph (i) shall not exceed $20,000,000 at any time outstanding;
     (j) Indebtedness of any Person that becomes a Subsidiary after the date hereof; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) the aggregate principal amount of Indebtedness permitted by this paragraph (j) shall not exceed $25,000,000 at any time outstanding;
     (k) other Indebtedness not otherwise permitted by this Section 6.01; provided the aggregate principal amount of all Indebtedness permitted by this paragraph (k) shall not exceed $50,000,000 at any time outstanding and not more than $10,000,000 in aggregate principal amount of such Indebtedness shall be secured by Liens permitted under Section 6.02.
     SECTION 6.02. Liens. No Loan Party will, nor will it permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
     (a) Liens created pursuant to any Loan Document;
     (b) Permitted Encumbrances;
     (c) any Lien on any property or asset of any Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of such Borrower or Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
     (d) Liens on fixed or capital assets acquired, constructed or improved by any Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (e) of

Section 6.01, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of such Borrower or Subsidiary or any other Borrower or Subsidiary;
     (e) Liens arising out of sale and leaseback transactions permitted by Section 6.06;
     (f) Liens granted by a Subsidiary that is not a Loan Party in favor of any Borrower or another Loan Party in respect of Indebtedness owed by such Subsidiary;
     (g) Sales of income or revenues pursuant to any sale of a business unit permitted by Section 6.05;
     (h) any Lien existing on any property or asset (other than Accounts and Inventory) prior to the acquisition thereof by any Borrower or any Subsidiary or existing on any property or asset (other than Accounts and Inventory) of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of such Borrower or Subsidiary or any other Borrower or Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof except to the extent permitted by clause (f) of Section 6.01;
     (i) Liens securing Indebtedness permitted by Section 6.01(i), provided that such Lien shall only cover the property of the applicable Foreign Subsidiary;
     (j) sales by any Foreign Subsidiary of receivables owing to such Foreign Subsidiary; and
     (k) Liens not otherwise permitted by this Section 6.02 so long as (i) the aggregate outstanding principal amount of the obligations secured thereby does not exceed $10,000,000 at any time and (ii) such Liens do not cover any Collateral other than any non-consensual Liens arising by operation of law.
Notwithstanding the foregoing, none of the Liens permitted pursuant to this Section 6.02 may at any time attach to any Loan Party’s (i) Accounts, other than those permitted under clauses (a) or (e) of the definition of Permitted Encumbrance and clause (a) above, (ii) Inventory other than those permitted under clauses (a), (b) or (e) of the definition of Permitted Encumbrance and clause (a) above or (iii) real property, other than those permitted under clauses (a), (b), (e) or (f) of the definition of Permitted Encumbrance and clause (a) and (h) above. Notwithstanding anything to the contrary contained in this Agreement or any Collateral Document (including any provision for, reference to, or acknowledgement of, any Lien or Permitted Lien), nothing herein and no approval by any Administrative Agent or the Lenders of any Lien or Permitted Lien (whether such approval is oral or in writing) shall be construed as or deemed to constitute a subordination by any Administrative Agent or the Lenders of any security interest or other right, interest or Lien in or to the Collateral or any part thereof in favor of any Lien or Permitted Lien or any holder of any Lien or Permitted Lien.
     SECTION 6.03. Fundamental Changes.

     (a) No Loan Party will, nor will it permit any of its Subsidiaries to, amalgamate with, merge into or consolidate with any other Person, or permit any other Person to amalgamate with, merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing (i) with the consent of US Administrative Agent in its Permitted Discretion, any Subsidiary of a Borrower may merge or amalgamate into a Borrower in a transaction in which such Borrower is the surviving entity, (ii) any Subsidiary may merge or amalgamate into or with any Loan Party in a transaction in which the surviving entity is a Loan Party, (iii) any Subsidiary may liquidate or dissolve if (x) the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the Lenders and (y) in connection with any such dissolution of a Loan Party, all the assets of such Loan Party are transferred to another Loan Party, (iv) any non-Loan Party may merge into, amalgamate with or consolidate with, another non-Loan Party; provided that any such merger, amalgamation or consolidation involving a Person that is not a wholly owned Subsidiary immediately prior to such merger, amalgamation or consolidation shall not be permitted unless also permitted by Section 6.04; and (v) any acquisition or disposition permitted by Section 6.04 or 6.05 may be consummated.
     (b) No Loan Party will, nor will it permit any of its Subsidiaries to, engage in any business other than businesses of the type conducted by the Company and its Subsidiaries on the Effective Date and businesses reasonably related or incidental thereto.
     SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. No Loan Party will, nor will it permit any Subsidiary to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Loan Party and a wholly owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (whether through purchase of assets, merger or otherwise), except:
     (a) Permitted Investments (subject, in the case of the Loan Parties, to the requirements set forth in Section 5.12(b) regarding Control Agreements (other than (i) Permitted Investments maintained in Excluded Accounts and (ii) Permitted Investments held by any Foreign Subsidiary other than a Canadian Loan Party) or otherwise subject to a perfected security interest in favor of the applicable Administrative Agent for the benefit of the Lenders, in each case, in accordance with the terms of this Agreement) and Permitted Acquisitions; provided, that no Loan Party shall consummate any Permitted Acquisition prior to the date on which the Term Loan Obligations shall have been paid in full;
     (b) investments in existence on the date of this Agreement and described in Schedule 6.04;
     (c) investments by the Loan Parties and their Subsidiaries in Equity Interests in their respective Subsidiaries, provided that (A) such investments are made in the ordinary course of business and consistent with past practices, (B) any such Equity Interests held by a Loan Party shall be pledged pursuant to the applicable Security Agreement (subject to the limitations applicable to common stock of a Foreign Subsidiary referred to in Section 5.13) and (C) the aggregate amount of investments by Loan Parties in Subsidiaries that are not Loan Parties (together with outstanding intercompany loans permitted under the proviso to Section 6.04(d) and outstanding Guarantees permitted under the proviso to Section 6.04(e)) shall not exceed $50,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);

     (d) loans or advances made by any Borrower to any Subsidiary and made by any Subsidiary to any other Borrower or any other Subsidiary, provided that (A) in the case of loans or advances from Loan Parties to Subsidiaries that are not Loan Parties, such loans and advances are made in the ordinary course of business and consistent with past practices and (B) the amount of such loans and advances made by Loan Parties to Subsidiaries that are not Loan Parties (together with outstanding investments permitted under the proviso to Section 6.04(c) and outstanding Guarantees permitted under the proviso to Section 6.04(e)) shall not exceed $50,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);
     (e) Guarantees constituting Indebtedness permitted by Section 6.01, provided that (A) in the case of Guarantees by Loan Parties of Indebtedness of Subsidiaries that are not Loan Parties, such Guarantees are entered into in the ordinary course of business and consistent with past practices, and (B) the aggregate principal amount of Indebtedness of Subsidiaries that are not Loan Parties that is Guaranteed by any Loan Party shall (together with outstanding investments permitted under the proviso to Section 6.04(c) and outstanding intercompany loans permitted under the proviso to Section 6.04(d)) shall not exceed $50,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);
     (f) loans or advances made by a Loan Party to its employees on an arms-length basis in the ordinary course of business for travel and entertainment expenses, relocation costs and similar purposes up to a maximum of $2,500,000 in the aggregate at any one time outstanding;
     (g) subject to the applicable provisions of the Security Agreements (including Sections 4.2(a) and 4.4 of the US Security Agreement), notes payable, or stock or other securities issued by Account Debtors to a Loan Party pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts in the ordinary course of business, consistent with past practices;
     (h) investments in the form of Swap Agreements permitted by Section 6.07;
     (i) investments of any Person existing at the time such Person becomes a Subsidiary of a Borrower or consolidates, merges or amalgamates with a Borrower or any of the Subsidiaries (including in connection with a permitted acquisition) so long as such investments were not made in contemplation of such Person becoming a Subsidiary or of such consolidation, merger or amalgamation;
     (j) investments received in connection with the dispositions of assets permitted by Section 6.05;
     (k) investments constituting deposits described in clauses (c) and (d) of the definition of the term “Permitted Encumbrance”;
     (l) investments consisting of stock, obligations, securities or other property received in settlement of accounts receivable (created in the ordinary course of business) from bankrupt obligors of any Loan Party or Subsidiary; and
     (m) Guarantees by any Loan Party or any of Subsidiary of leases (other than Capital Leases) or of other obligations of any Loan Party or Subsidiary that do not constitute Indebtedness, in each case entered into in the ordinary course of business.
     SECTION 6.05. Asset Sales. No Loan Party will, nor will it permit any Subsidiary to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will any

Borrower permit any Subsidiary to issue any additional Equity Interest in such Subsidiary (other than to another Borrower or another Subsidiary in compliance with Section 6.04), except:
     (a) sales, transfers, licenses and dispositions of (i) inventory and intellectual property in the ordinary course of business and (ii) used, obsolete, worn out, discontinued or surplus equipment or property (including intellectual property) in the ordinary course of business;
     (b) sales, transfers and dispositions to any Borrower or any Subsidiary, provided that any such sales, transfers or dispositions involving a Subsidiary that is not a Loan Party shall be made in compliance with Sections 6.04 and 6.09;
     (c) sales, transfers and dispositions of accounts receivable in connection with the compromise, settlement or collection thereof;
     (d) sales, transfers and dispositions of Permitted Investments and other investments permitted by clauses (i) and (k) of Section 6.04;
     (e) sale and leaseback transactions permitted by Section 6.06;
     (f) dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Borrower or any Subsidiary;
     (g) sales, transfers and other dispositions of (i) any Mortgaged Property other than the Boston Property and the Dallas Property, for cash consideration not less than the Mortgaged Property Prepayment Amount with respect to such Mortgaged Property, (ii) the Boston Property and the Dallas Property and (iii) the Bowne Translation Services Business; provided that the Net Proceeds of any such sale, transfer or other disposition are applied in accordance with Section 2.11;
     (h) sales, transfers and other dispositions of assets (other than Equity Interests in a Loan Party unless all Equity Interests in such Loan Party are sold) that are not permitted by any other paragraph of this Section, provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this paragraph (h) shall not exceed $10,000,000 during any fiscal year of the Borrowers; and
     (i) sales, transfers and other dispositions of receivables by Foreign Subsidiaries in accordance with Section 6.02(j);
provided that all sales, transfers, leases and other dispositions permitted by paragraphs (d), (e), (g) and (h) above shall be made for fair value and for at least 75% cash consideration.
     SECTION 6.06. Sale and Leaseback Transactions. No Loan Party will, nor will it permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for (a) any such sale of any fixed or capital assets by any Borrower or any Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within 180 days after such Borrower or such Subsidiary acquires or completes the construction of such fixed or capital asset, (b) any sale and leaseback of the Boston Property or the Dallas Property (provided that the cash proceeds of such sale are applied to prepay the Loans in accordance with Section 2.11), and (c) any sale and leaseback of any other

Mortgaged Property for cash consideration of not less than the applicable Mortgaged Property Prepayment Amount (provided that the cash proceeds of such sale are applied to prepay the Loans in accordance with Section 2.11).
     SECTION 6.07. Swap Agreements. No Loan Party will, nor will it permit any Subsidiary to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks (including currency exchange risks) to which any Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests of any Borrower or any of its Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of any Borrower or any Subsidiary.
     SECTION 6.08. Restricted Payments; Certain Payments of Indebtedness.
     (a) No Loan Party will, nor will it permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except (i) the Company may declare and pay dividends with respect to its common stock payable solely in additional shares of its common stock, and, with respect to its preferred stock, payable solely in additional shares of such preferred stock or in shares of its common stock, (ii) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (iii) the Company may make Restricted Payments, in an aggregate amount not to exceed $25,000,000 during any fiscal year, pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrowers and their Subsidiaries, (iv) after the date on which the Eighteen Month Term Loan shall have been paid in full, the Company may pay cash dividends in an aggregate amount not to exceed $1,750,000 during any fiscal quarter provided that immediately prior to and after giving effect to the payment of such dividends no Default or Event of Default shall have occurred and be continuing; and (v) the Company may pay cash dividends in aggregate amount not to exceed $10,000,000 per fiscal year (inclusive of any dividends paid in accordance with the provisions of clause (iv) of this Section 6.08(a)) provided that immediately prior to and after giving effect to the payment of such dividends (w) no Default or Event of Default shall have occurred and be continuing, (x) the Fixed Charge Coverage Ratio shall equal or exceed 1.45 to 1.00, (y) the Borrowers shall have Average Aggregate Quarterly Availability for the period of two consecutive fiscal quarters most recently ended of at least $35,000,000 and (z) the Borrowers shall have Aggregate Availability after giving effect to such payment of $35,000,000; provided, further, that no Loan Party shall make any Restricted Payment pursuant to clause (iv) or clause (v) of this Section 6.08(a) prior to January 1, 2010.
     (b) No Loan Party will, nor will it permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except:
(i)	payment of Indebtedness created under the Loan Documents;

(ii)	(x) payment of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness and (y) prepayments of revolving Indebtedness of Foreign Subsidiaries, in each case, other than payments in respect of the Subordinated Indebtedness prohibited by the subordination provisions thereof;

(iii)	refinancings of Indebtedness to the extent permitted by Section 6.01;

(iv)	payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of, or casualty with respect to, the property or assets securing such Indebtedness;

(v)	payment of Indebtedness owed to the Company or any Subsidiary of the Company in accordance with the terms of any subordination provisions thereof;

(vi)	payment of Indebtedness owed by non-Loan Parties to Loan Parties;

(vii)	repurchases of Convertible Notes by the Company at the request of the holders of such Convertible Notes as required by Section 13.1 of the Convertible Notes Indenture; and

(viii)	optional prepayments of the Convertible Notes by the Company; provided, that at the time of and after giving effect to any such prepayment (w) no Default or Event of Default shall have occurred and be continuing, (x) the Fixed Charge Coverage Ratio shall equal or exceed 1.45 to 1.00, (y) the Borrowers shall have Average Aggregate Quarterly Availability for the period of two consecutive fiscal quarters most recently ended of at least $35,000,000 and (z) the Borrowers shall have Aggregate Availability after giving effect to such prepayment of $35,000,000; provided, further, that no Loan Party shall make any optional prepayment in respect of the Convertible Notes prior to the date on which the Term Loan Obligations shall have been paid in full.
     SECTION 6.09. Transactions with Affiliates. No Loan Party will, nor will it permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that (i) are in the ordinary course of business and (ii) are at prices and on terms and conditions not less favorable to such Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among any Borrower and any Subsidiary not involving any other Affiliate, (c) any investment permitted by Sections 6.04(c) or 6.04(d), (d) any Indebtedness permitted under Section 6.01(c), (e) any Restricted Payment permitted by Section 6.08, (f) loans or advances to employees permitted under Section 6.04, (g) the payment of reasonable fees to directors of any Borrower or any Subsidiary who are not employees of such Borrower or Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Borrowers or their Subsidiaries in the ordinary course of business and (h) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by a Borrower’s board of directors.
     SECTION 6.10. Restrictive Agreements. No Loan Party will, nor will it permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party or any of its Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to any Borrower or any other Subsidiary or to Guarantee Indebtedness of any Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.10 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness (in any event including obligations in connection with sale and leaseback transactions) permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof, and (vi) the foregoing shall not apply to agreements entered into by any Foreign Subsidiary that are otherwise permitted by this Agreement (so long as such agreements do not prohibit the Loan Parties from complying with the other provisions of this Agreement).
     SECTION 6.11. Amendment of Material Documents. No Loan Party will, nor will it permit any Subsidiary to, amend, modify or waive any of its rights under (a)  agreement relating to any Subordinated Indebtedness or (b) its certificate of incorporation, by-laws, operating, management or partnership agreement or other organizational documents, in each case, to the extent any such amendment, modification or waiver would be adverse to the Lenders.
     SECTION 6.12. Fixed Charge Coverage Ratio. The Loan Parties will not permit the Fixed Charge Coverage Ratio, determined for any period of four consecutive fiscal quarters ending on the last day of each fiscal quarter to be less than the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter	Ratio
Fiscal Quarter Ending March 31, 2009:	1.35 to 1.00
Fiscal Quarter Ending June 30, 2009:	1.25 to 1.00
Fiscal Quarter Ending September 30, 2009:	1.20 to 1.00
Fiscal Quarter Ending December 31, 2009:	1.15 to 1.00
Fiscal Quarter Ending March 31, 2010 and each Fiscal Quarter Thereafter:	1.20 to 1.00
     SECTION 6.13. Changes in Fiscal Periods. No Loan Party will, nor will it permit any Subsidiary to, permit the fiscal year of such Loan Party to end on a day other than December 31 or change the Company’s method of determining fiscal quarters or fiscal months.
ARTICLE VII
Events of Default
     If any of the following events (“Events of Default”) shall occur:
     (a) the Borrowers shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
     (b) the Borrowers shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;
     (c) any representation or warranty made or deemed made by or on behalf of any Loan Party or any Subsidiary in or in connection with this Agreement or any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished by or on behalf of any Loan Party pursuant to or in connection with this Agreement or any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been materially incorrect when made or deemed made;
     (d) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.03 (with respect to a Loan Party’s existence) or 5.08 or in Article VI;
     (e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those which constitute a default under another Section of this Article), and such failure shall continue unremedied (i) for a period of five days after the earlier of any Loan Party’s knowledge of such breach or notice thereof from the applicable Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of Section 5.01, 5.02 (other than Section 5.02(a)), 5.03 through 5.07, 5.09, 5.10 or 5.12 of this Agreement or (ii) for a period of 15 days after the earlier of any Loan Party’s knowledge of such breach or notice thereof from the applicable Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of any other Section of this Agreement, (iii) for a period of 15 days after the earlier of any Loan Party’s knowledge of such breach or notice thereof from the applicable Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of any other Loan Document if such Loan Document set forth a grace period for any such provision, or (iv) for a period beyond any period of grace with respect to any provision of any other Loan Document if such Loan Document provides a period of grace with respect to such provision;
     (f) any Loan Party or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable subject to applicable grace periods;
     (g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this paragraph (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of, or casualty with respect to, the property or assets securing such Indebtedness;
     (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization, arrangement or other relief in respect of a Loan Party or any Subsidiary of any Loan Party or its debts, or of a substantial part of its assets, under any Insolvency Law now or hereafter in effect, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any Subsidiary of any Loan Party or for a substantial part of its assets, or (iii) possession, foreclosure, seizure or retention, sale or other disposition of, or other proceedings to enforce security over any substantial part of the assets of any Loan Party or any Subsidiary of a Loan Party and, in any such case, such proceeding or petition shall not be dismissed or stayed within 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
     (i) any Loan Party or any Subsidiary of any Loan Party shall (i) voluntarily commence any proceeding or file any plan of arrangement, proposal, or petition or make an assignment into bankruptcy, seeking liquidation, reorganization or other relief under any Insolvency Law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Loan Party or Subsidiary of any Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any corporate action, legal proceeding or other procedure or step for the purpose of effecting any of the foregoing;
     (j) any Loan Party or any Subsidiary of any Loan Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
     (k) one or more judgments for the payment of money in an aggregate amount in excess of $7,500,000 (to the extent not covered by insurance as to which the relevant insurance company has not disputed coverage) shall be rendered against any Loan Party, any Subsidiary of any Loan Party or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party or any Subsidiary of any Loan Party to enforce any such judgment or any Loan Party or any Subsidiary of any Loan Party shall fail within 30 days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued;
     (l) loss, theft, damage or destruction occurs with respect to any Material Collateral not covered by insurance;
     (m) (i) an ERISA Event shall have occurred, (ii) a trustee shall be appointed by a United States district court to administer any Plan, (iii) the PBGC shall institute proceedings to terminate any Plan, (iv) any Loan Party or any of their respective ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such entity does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner; or (v) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, could, in the opinion of the Required Lenders, reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect;
     (n) a Change in Control shall occur;
     (o) the Loan Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Loan Guaranty, or any Loan Guarantor shall fail to comply with any of the terms or provisions of the Loan Guaranty to which it is a party, or any Loan Guarantor shall deny that it has any further liability under the Loan Guaranty to which it is a party, or shall give notice to such effect;
     (p) any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any Collateral purported to be covered thereby, except as permitted by the terms of any Collateral Document, or any Collateral Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document, or any Loan Party shall fail to comply with any of the terms or provisions of any Collateral Document; or

     (q) any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms);
then, and in every such event (other than an event with respect to the Borrowers described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agents may, and at the request of the Required Lenders shall, by notice to the Borrower Representative, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to the Borrowers described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers. Upon the occurrence and the continuance of an Event of Default, the Administrative Agents may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agents under the Loan Documents or at law or equity, including all remedies provided under the UCC and the PPSA.
ARTICLE VIII
The Administrative Agents
     (a) Each of the Lenders and the Issuing Bank hereby irrevocably appoints the US Administrative Agent and the Canadian Administrative Agent, each individually, as its agent and authorizes the US Administrative Agent and the Canadian Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to such Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.
     (b) Any bank serving as the US Administrative Agent or the Canadian Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the US Administrative Agent or the Canadian Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to, invest in and generally engage in any kind of business with the Loan Parties or any Subsidiary of a Loan Party or other Affiliate thereof as if it were not the US Administrative Agent or the Canadian Administrative Agent hereunder.
     (c) Neither the US Administrative Agent nor the Canadian Administrative Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) neither the US Administrative Agent nor the Canadian Administrative Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) neither the US Administrative Agent nor the Canadian Administrative Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that such Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, neither the US Administrative Agent nor the Canadian Administrative Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Subsidiaries that is communicated to or obtained by the bank serving as the US Administrative Agent or the Canadian Administrative Agent or any of its Affiliates in any capacity. Neither the US Administrative Agent, nor the Canadian Administrative Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. Neither the US Administrative Agent nor the Canadian Administrative Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Administrative Agent by the Borrower Representative or a Lender, and neither the US Administrative Agent nor the Canadian Administrative Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the adequacy, accuracy or completeness of any information (whether oral or written) set forth or in connection with any Loan Document, (v) the legality, validity, enforceability, effectiveness, adequacy or genuineness of any Loan Document or any other agreement, instrument or document, (vi) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vii) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the US Administrative Agent or the Canadian Administrative Agent.
     (d) The US Administrative Agent and the Canadian Administrative Agent shall each be entitled to rely upon, and shall not incur any liability for relying upon, (i) any representation, notice, request, certificate, consent, statement, instrument, document or other writing or communication believed by it to be genuine, correct and to have been authorized, signed or sent by the proper Person, (ii) any statement made to it orally or by telephone and believed by it to be made or authorized by the proper Person or (iii) any statement made by a director, authorized signatory or employee of any Person regarding any matters which may reasonably be assumed to be within his or her knowledge or within his or her power to verify. The US Administrative Agent and the Canadian Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     (e) The US Administrative Agent and the Canadian Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the US Administrative Agent or the Canadian Administrative Agent, as the case may be. The US Administrative Agent and the Canadian Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the US Administrative Agent and the Canadian Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the US Administrative Agent and the Canadian Administrative Agent, as the case may be.
     (f) Subject to the appointment and acceptance of a successor US Administrative Agent, or Canadian Administrative Agent, as the case may be, as provided in this paragraph, the US Administrative Agent and the Canadian Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower Representative. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor (which shall, in the case of the Canadian Administrative Agent only, be an Affiliate of the US Administrative Agent acting through a branch or an office in Canada). If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint its successor in such capacity, which shall be a commercial bank or an Affiliate of any such commercial bank or a Lender (and in the case of the Canadian Administrative Agent only, be an Affiliate of the US Administrative Agent acting through an office in Canada). Upon the acceptance of its appointment as US Administrative Agent or Canadian Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges, obligations and duties of the retiring US Administrative Agent or Canadian Administrative Agent, and the retiring US Administrative Agent or Canadian Administrative Agent shall be discharged from its duties and any further obligations hereunder. The retiring US Administrative Agent or Canadian Administrative Agent shall, at its own cost, make available to the successor US Administrative Agent or Canadian Administrative Agent any documents and records and provide any assistance which the successor US Administrative Agent or Canadian Administrative Agent may reasonably request for the purposes of performing its functions as US Administrative Agent or Canadian Administrative Agent under the Loan Documents. The fees payable by the Borrowers to a successor US Administrative Agent or Canadian Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the US Administrative Agent’s or Canadian Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as US Administrative Agent or Canadian Administrative Agent.
     (g) Each Lender acknowledges that it has, independently and without reliance upon the US Administrative Agent, the Canadian Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the US Administrative Agent, the Canadian Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.
     (h) Each Lender hereby agrees that (a) it has been provided access to each Report prepared by or on behalf of the US Administrative Agent; (b) neither the US Administrative Agent nor the Canadian Administrative Agent (i) makes any representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (ii) shall be liable for any information contained in any Report; (c) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that neither the US Administrative Agent nor the Canadian Administrative Agent undertakes any obligation to update, correct or supplement the Reports; (d) it will keep all Reports confidential and strictly for its internal use, and it will not share the Report with any other Person except as otherwise permitted pursuant to Section 9.12 of this Agreement; and (e) without limiting the generality of any other indemnification provision contained in this Agreement, it will pay and protect, and indemnify, defend, and hold the US Administrative Agent, the Canadian Administrative Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorney fees) incurred by as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender (except as permitted pursuant to Section 9.12 of this Agreement).
     (i) For the purposes of holding any security granted by any Borrower or any other Loan Party pursuant to the laws of the Province of Quebec to secure payment of any bond, note or other title of indebtedness issued by any Borrower or any Loan Party, each Administrative Agent, each Lender and each Issuing Bank hereby irrevocably appoints and authorizes the Canadian Administrative Agent and, to the extent necessary, ratifies the appointment and authorization of the Canadian Administrative Agent, to act as the person holding the power of attorney (i.e. “fondé de pouvoir”) (in such capacity, the “Attorney”) of the Administrative Agents, the Lenders and the Issuing Bank as contemplated under Article 2692 of the Civil Code of Québec, and to enter into, to take and to hold on its behalf, and for its benefit, and for the benefit of each Administrative Agent, each Lender and the Issuing Bank, any hypothec, and to exercise such powers and duties that are conferred upon the Attorney under any hypothec. Moreover, without prejudice to such appointment and authorization to act as the person holding the power of attorney as aforesaid, each Administrative Agent, each Lender and the Issuing Bank hereby irrevocably appoints and authorizes the Canadian Administrative Agent (in such capacity, the “Custodian”) to act as agent and custodian for and on behalf of the Administrative Agents, the Lenders and the Issuing Bank to hold and be the sole registered holder of any bond, note or title of indebtedness which may be issued under any hypothec, the whole notwithstanding Section 32 of An Act respecting the special powers of legal persons (Quebec) or any other applicable law, and to execute all related documents. Each of the Attorney and the Custodian shall: (a) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the Attorney and the Custodian (as applicable) pursuant to any hypothec, bond, note or title of indebtedness, pledge, applicable laws or otherwise, (b) benefit from and be subject to all provisions hereof with respect to the Canadian Administrative Agent mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Administrative Agents, the Lenders and the Issuing Bank, and (c) be entitled to delegate from time to time any of its powers or duties under any hypothec, bond, note or title of indebtedness or pledge on such terms and conditions as it may determine from time to time. Any person who becomes an Administrative Agent, a Lender or the Issuing Bank shall, by its execution of an Assignment and Assumption, be deemed to have consented to and confirmed: (i) the Attorney as the person holding the power of attorney as aforesaid and to have ratified, as of the date it becomes an Administrative Agent, a Lender or the Issuing Bank, as applicable all actions taken by the Attorney in such capacity, and (ii) the Custodian as the agent and custodian as aforesaid and to have ratified, as of the date it becomes an Administrative Agent, a Lender or the Issuing Bank, all actions taken by the Custodian in such capacity. The substitution of the Canadian Administrative Agent pursuant to the provisions of this Article VIII shall also constitute the substitution of the Attorney and the Custodian.
     (j) None of the Syndication Agent, the Joint Bookrunners or the Joint Lead Arrangers shall have any right, power, obligation, liability, responsibility or duty under this Agreement or any other Loan Document, except in its capacity, as applicable, as an Administrative Agent, a Lender, a Swingline Lender or the Issuing Bank under this Agreement.
ARTICLE IX
Miscellaneous
     SECTION 9.01. Notices.
     (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:
(i)	if to any Loan Party, to the Borrower Representative at:

Bowne & Co., Inc. 55 Water Street New York, NY 10041 Attention: Chief Financial Officer Facsimile No: (212) 658-5871

with copies to:

Attention: General Counsel Facsimile No: (212) 658-5898

and

Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017 Attention: Vincent Pagano Jr. Facsimile No: (212) 455-2502

(ii)	if to the US Administrative Agent, the Issuing Bank or the US Swingline Lender, to JPMorgan Chase Bank, N.A. at:

270 Park Avenue, 44th Floor Mail Code: NY1-K855 New York, New York 10017 Attention: Mark Cuccinello Facsimile No: (646) 534-2274

(iii)	if to the Canadian Administrative Agent or the Canadian Swingline Lender, to JPMorgan Chase Bank, N.A. at:

J.P. Morgan Chase Bank, N.A., Toronto Branch 200 Bay Street Royal Bank Plaza, Floor 18 Toronto M57 2J2 Canada Attention: Dan Howat Facsimile No: (416) 981-2375

(iv)	if to any other Lender, to it at its address or facsimile number set forth in its Administrative Questionnaire.
All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or (ii) sent by facsimile shall be deemed to have been given when sent, provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient.

     (b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and internet or intranet websites) pursuant to procedures approved by the US Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II or to no Event of Default certificates delivered pursuant to Section 5.01(d) unless otherwise agreed by the Administrative Agents. The US Administrative Agent or the Borrower Representative (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.
     (c) Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.
     SECTION 9.02. Waivers; Amendments.
     (a) No failure or delay by any Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agents, the Issuing Bank and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.
     (b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or, (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agents and the Loan Party or Loan Parties that are parties thereto, with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender directly affected thereby, (iii) extend any of the Eighteen Month Term Loan Maturity Date, Twenty-Six Month Term Loan Maturity Date or Revolving Maturity Date, postpone the scheduled date of expiration of any Commitment, or postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement without the written consent of each Lender, (iv) postpone any date for the payment of any interest, fees or other Obligations (other than the principal amount of any Loan or LC Disbursement) payable hereunder, or reduce the amount of, waive or excuse any such payment, without the written consent of each Lender directly affected thereby,

(v) change Section 2.18(b) or (d) in a manner that would alter the manner in which payments are shared, without the written consent of each Lender, (vi) increase the advance rates set forth in the definitions of Canadian Borrowing Base or US Borrowing Base, or the Aggregate Borrowing Base without consent of each Lender, (vii) add new categories of or materially broaden the criteria for inclusion of eligible assets, without the written consent of the Supermajority Revolving Lenders, (viii) change any of the provisions of this Section or the definitions of “Required Lenders” or “Supermajority Revolving Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, (ix) release any Borrower from its Obligations hereunder or all or substantially all of the Loan Guarantors from their obligation under the Loan Guaranty (except as otherwise permitted herein or in the other Loan Documents) or limit the liability of all or substantially all of the Loan Guarantors under the Loan Guaranty, in each case, without the written consent of each Lender, or (x) except as provided in clauses (c) of this Section, release all or substantially all of the Collateral, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agents, the Issuing Bank or the Swingline Lender hereunder without the prior written consent of the applicable Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be. The US Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.04.
     (c) The Lenders hereby irrevocably authorize each Administrative Agent, at its option and in its sole discretion, to release any Liens granted to such Administrative Agent by the Loan Parties on any Collateral (i) upon the termination of the all Commitments, payment and satisfaction in full in cash of all Secured Obligations (other than Unliquidated Obligations), and the cash collateralization of all Unliquidated Obligations in a manner reasonably satisfactory to each affected Lender, (ii) constituting property being sold or disposed of if the Loan Party disposing of such property certifies to such Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agents may rely conclusively on any such certificate, without further inquiry), and to the extent that the property being sold or disposed of constitutes 100% of the Equity Interest of a Subsidiary, the applicable Administrative Agent is authorized to release any Loan Guaranty provided by such Subsidiary, (iii) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement, (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agents and the Lenders pursuant to Article VII, (v) in accordance with Section 2.09(e) or (vi) to otherwise facilitate a transaction expressly permitted by this Agreement. Except as provided in the preceding sentence, the Administrative Agents will not release any Liens on Collateral without the prior written authorization of the Required Lenders; provided that, the Administrative Agents may in their discretion, release their Liens on Collateral valued in the aggregate not in excess of $5,000,000 during any calendar year without the prior written authorization of the Required Lenders. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.
     (d) If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby,” or similar requirements, the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrowers may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrowers and the US Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an

Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) the Borrowers shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrowers hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.
     SECTION 9.03. Expenses; Indemnity; Damage Waiver.
     (a) The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agents and their Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agents, in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agents, the Issuing Bank or any Lender, including the fees, charges and disbursements of counsel for the Administrative Agents, the Issuing Bank and the Lenders, in connection with the enforcement, collection or protection of its or their rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout or restructuring in respect of such Loans or Letters of Credit; provided, that, for purposes of this clause (iii), the Lenders (but not the Administrative Agents and Issuing Bank) shall be limited to one counsel together for the Lenders as a group so long as any Lender has not, in good faith (and based on advice of counsel for such Lender) reasonably determined that its interests conflict sufficiently with those of the other Lenders to warrant the employment of separate counsel for such Lender, in which case such Lender shall be paid, or reimbursed for payment of the fees, charges and disbursements of such separate counsel. Expenses being reimbursed by the Borrowers under this Section include, without limiting the generality of the foregoing, costs and expenses incurred in connection with:
(A)	Appraisals (subject to the limits set forth in Section 5.11(a));

(B)	insurance reviews;

(C)	field examinations (subject to the limits set forth in Section 5.11(b)) and the preparation of Reports based on the fees charged by a third party retained by the applicable Administrative Agent or the internally allocated fees for each Person employed by applicable Administrative Agent with respect to each field examination;

(D)	taxes, fees and other charges for (1) lien and title searches and title insurance and (2) recording the Mortgages, filing financing statements and continuations, and other actions to perfect, protect, and continue the Liens of each Administrative Agent;

(E)	sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take;

(F)	forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral; and
All of the foregoing costs and expenses may be charged to the Borrowers as Revolving Loans or to another deposit account, all as described in Section 2.18(c).
     (b) The Borrowers shall, jointly and severally, indemnify the Administrative Agents, the Lead Arranger, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, incremental taxes, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any of their Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of their Subsidiaries, (iv) the failure of the Borrowers to deliver to the Administrative Agents the required receipts or other required documentary evidence with respect to a payment made by the Borrowers for Taxes pursuant to Section 2.17, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or its Related Parties.
     (c) To the extent that the Borrowers fail to pay any amount required to be paid by the Borrowers to any Administrative Agent, the Lead Arranger, the Bookrunner, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to such Administrative Agent, the Lead Arranger, the Bookrunner, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against such Administrative Agent, the Lead Arranger, the Bookrunner, the Issuing Bank or the Swingline Lender in its capacity as such.
     (d) To the extent permitted by applicable law, no Loan Party shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.
     (e) All amounts due under this Section shall be payable promptly after written demand therefor.

     SECTION 9.04. Successors and Assigns.
     (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrowers may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrowers without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agents, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)	(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:
(A)	the Borrower Representative, provided that no consent of the Borrower Representative shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; and

(B)	the US Administrative Agent.
(ii)	Assignments shall be subject to the following additional conditions:
(A)	except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Revolving Commitment or Revolving Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the US Administrative Agent) shall not be less than $5,000,000 in the aggregate unless each of the Borrower Representative and the US Administrative Agent otherwise consent, provided that no such consent of the Borrower Representative shall be required if an Event of Default has occurred and is continuing;

(B)	each partial assignment of an assigning Lender’s Revolving Commitment or Revolving Loans shall be made as an assignment of a proportionate part of (1) such Lender’s share of the Canadian Sublimit, (2) such Lender’s share of the LC Exposure, (3) such Lender’s Eighteen Month Term Loan, (4) such Lender’s Twenty-Six Month Term Loan and (5) all such Lender’s other rights and obligations under this Agreement;

(C)	each partial assignment of an assigning Lender’s Eighteen Month Term Loan shall be made as an assignment of a proportionate part of (1) such Lender’s Revolving Commitment and outstanding Revolving Loans, (2)

such Lender’s share of the Canadian Sublimit, (3) such Lender’s share of the LC Exposure, (4) such Lender’s Twenty-Six Month Term Loan and (5) all such Lender’s other rights and obligations under this Agreement;

(D)	each partial assignment of an assigning Lender’s Twenty-Six Month Term Loan shall be made as an assignment of a proportionate part of (1) such Lender’s Revolving Commitment and outstanding Revolving Loans, (2) such Lender’s share of the Canadian Sublimit, (3) such Lender’s share of the LC Exposure, (4) such Lender’s Eighteen Month Term Loan and (5) all such Lender’s other rights and obligations under this Agreement;

(E)	the assignor and assignee party to each assignment shall execute and deliver to the US Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(F)	the assignee, if it shall not be a Lender, shall deliver to the US Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company, the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws; and

(G)	no Lender shall be permitted to assign any Loans to the Borrowers or any Subsidiary or Affiliate thereof with the prior written consent of the US Administration Agent and the Required Lenders (which consent may include such additional conditions as the US Administrative Agent and the Required Lenders shall deem necessary or appropriate in their Permitted Discretion).
For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:
     “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16,

2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
(iv) The US Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agents, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the US Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05, 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), the US Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(c)	(i) Any Lender may, without the consent of the Borrowers, the Administrative Agents, the Issuing Bank or the Swingline Lenders, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agents, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) (other than clause (vii) thereof) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(d) as though it were a Lender.
(ii) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower Representative’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower Representative is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.17(f) as though it were a Lender.
     (d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.
     SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the US Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the US Administrative Agent and when the US Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.
     SECTION 9.07. Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
     SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrowers or any Loan Guarantor against any of and all the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured, provided that, no such Lender shall exercise any right of set off prior to the date on which the Loans are declared to be immediately due and payable, without the prior consent of the US Administrative Agent. The applicable Lender shall notify the Borrower Representative and the US Administrative Agent of such set-off or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
     SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process.
     (a) The Loan Documents (other than those containing a contrary express choice of law provision) shall be governed by and construed in accordance with the laws of the State of New York, but giving effect to federal laws applicable to national banks.
     (b) Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any U.S. Federal or New York State court sitting in New York, New York in any action or proceeding arising out of or relating to any Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agents, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.
     (c) Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
     (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
     SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING

OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
     SECTION 9.12. Confidentiality. Each of the Administrative Agents, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by Requirement of Laws or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) with the consent of the Borrower Representative or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to any Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrowers. For the purposes of this Section, “Information” means all information received from the Borrowers relating to the Borrowers or their business, other than any such information that is available to any Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrowers; provided that, in the case of information received from the Borrowers after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE COMPANY AND ITS AFFILIATES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
     ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWERS OR THE ADMINISTRATIVE AGENTS

PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE COMPANY, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWERS AND THE ADMINISTRATIVE AGENTS THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
     SECTION 9.13. Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that it is not relying on or looking to any margin stock for the repayment of the Borrowings provided for herein. Anything contained in this Agreement to the contrary notwithstanding, neither the Issuing Bank nor any Lender shall be obligated to extend credit to the Borrowers in violation of any Requirement of Law.
     SECTION 9.14. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) hereby notifies the Borrowers that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the names and addresses of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the Patriot Act.
     SECTION 9.15. Disclosure. Each Loan Party and each Lender hereby acknowledges and agrees that the Administrative Agents and/or their Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.
     SECTION 9.16. Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agents and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession. Should any Lender (other than the Administrative Agents) obtain possession of any such Collateral, such Lender shall notify the applicable Administrative Agent thereof, and, promptly upon such Administrative Agent’s request therefor shall deliver such Collateral to such Administrative Agent or otherwise deal with such Collateral in accordance with such Administrative Agent’s instructions.
     SECTION 9.17. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

     SECTION 9.18. Waiver of Immunity. To the extent that any Loan Party has, or hereafter may be entitled to claim or may acquire, for itself, any Collateral or other assets of the Loan Parties, any immunity (whether sovereign or otherwise) from suit, jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to itself, any Collateral or any other assets of the Loan Parties, such Loan Party hereby waives such immunity in respect of its hereunder and under any promissory notes evidencing the Loans hereunder and any other Loan Document to the fullest extent permitted by applicable Requirements of Law and, without limiting the generality of the foregoing, agrees that the waivers set forth in this Section 9.18 shall be effective to the fullest extent now or hereafter permitted under the Foreign Sovereign Immunities Act of 1976 (as amended, and together with any successor legislation) and are, and are intended to be, irrevocable for purposes thereof.
     SECTION 9.19. Currency of Payment. Each payment owing by any Borrower hereunder shall be made in the relevant currency specified herein or, if not specified herein, specified in any other Loan Document executed by the US Administrative Agent or the Canadian Administrative Agent (the “Currency of Payment”) at the place specified herein (such requirements are of the essence of this Agreement). If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum due hereunder in a Currency of Payment into another currency, the parties hereto agree that the rate of exchange used shall be that at which in accordance with normal banking procedures the US Administrative Agent or the Canadian Administrative Agent, as applicable, could purchase such Currency of Payment with such other currency at the Spot Selling Rate on the Business Day preceding that on which final judgment is given. The obligations in respect of any sum due hereunder to any Lender or the Issuing Bank shall, notwithstanding any adjudication expressed in a currency other than the Currency of Payment, be discharged only to the extent that, on the Business Day following receipt by such Lender or the Issuing Bank of any sum adjudged to be so due in such other currency, such Lender or the Issuing Bank may, in accordance with normal banking procedures, purchase the Currency of Payment with such other currency. Each Borrower agrees that (a) if the amount of the Currency of Payment so purchased is less than the sum originally due to such Lender or the Issuing Bank in the Currency of Payment, as a separate obligation and notwithstanding the result of any such adjudication, such Borrower shall immediately pay the shortfall (in the Currency of Payment) to such Lender or the Issuing Bank and (b) if the amount of the Currency of Payment so purchased exceeds the sum originally due to such Lender or the Issuing Bank, such Lender or Issuing Bank shall promptly pay the excess over to such Borrower in the currency and to the extent actually received.
     SECTION 9.20. Canadian Anti-Money Laundering Legislation.
     (a) Each Borrower acknowledges that, pursuant to the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other applicable Canadian anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws (collectively, including any guidelines or orders thereunder, “AML Legislation”), the Lenders, the Issuing Bank and the Administrative Agents may be required to obtain, verify and record information regarding the Borrowers and their respective directors, authorized signing officers, direct or indirect shareholders or other Persons in control of the Borrowers, and the transactions contemplated hereby and in that regard, without limiting the generality of the foregoing, may require that the authorized signing officers of each of the relevant Loan Parties who will be signing this Agreement, and other Loan Documents (each, a “signatory”) shall have made themselves available to the Canadian Administrative Agent in person, and shall have produced to the Canadian Administrative Agent a minimum of two unexpired identification documents (at least one of which must be a birth certificate, driver’s license, passport, provincial health insurance card, if permitted by the applicable provincial law, or other government-issued document) and permitted examination and the making of copies of same with a view to the Canadian Administrative Agent gathering the full names of, and the dates of birth of each such signatory, the type of identification document examined, the reference numbers of each of the identification documents examined (collectively, the “Personal Information”) and such Personal Information (together with photocopies of each identification document examined) shall have been provided to the Canadian Administrative Agent on or prior to the closing date. Each Borrower shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender, the Issuing Bank or any Administrative Agent, or any prospective assignee or participant of a Lender, the Issuing Bank or any Administrative Agent, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.
     (b) If the Canadian Administrative Agent has ascertained the identity of any Borrower or any authorized signatories of any Borrower for the purposes of applicable AML Legislation, then the Canadian Administrative Agent:
(i)	Shall be deemed to have done so as an agent for each Lender and the Issuing Bank (and to hold on behalf of the Lenders and the Issuing Bank for their review upon reasonable request from time to time), and this Agreement shall constitute a “written agreement” in such regard between each Lender, the Issuing Bank and the Canadian Administrative Agent within the meaning of the applicable AML Legislation; and

(ii)	Shall provide to each Lender and the Issuing Bank copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.
Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Lenders and the Issuing Bank agrees that neither the Canadian Administrative Agent nor any other Administrative Agent has any obligation to ascertain the identity of the Borrowers or any authorized signatories of the Borrowers on behalf of any Lender or the Issuing Bank, or to confirm the completeness or accuracy of any information it obtains from any Borrower or any such authorized signatory in doing so.
     SECTION 9.21. Subordination. Each Loan Party party hereto hereby agrees that, upon the occurrence and during the continuance of an Event of Default, unless otherwise agreed by the applicable Administrative Agent, all Indebtedness owing to it by the Company or any of its Subsidiaries shall be fully subordinated to the indefeasible payment in full in cash of such Loan Party’s Secured Obligations or Guaranteed Obligations, as the case may be.
     SECTION 9.22. Process Agent. Each Foreign Loan Party hereby irrevocably designates and appoints the Company, in the case of any suit, action or proceeding brought in the United States as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any action or proceeding arising out of or in connection with this Agreement or any other Loan Document. Such service may be made by mailing (by registered or certified mail, postage prepaid) or delivering a copy of such process to such Foreign Loan Party in care of the Company at the Company’s address set forth in Section 9.01, and such Foreign Loan Party hereby irrevocably authorizes and directs the Company to accept such service on its behalf. As an alternative method of service, each Foreign Loan Party irrevocably consents to the service of any and all process in any such action or proceeding by the mailing (by registered or certified mail, postage prepaid) of copies of such process to the Company or such Foreign Loan Party at its address specified in Section 9.01. Each Loan Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

ARTICLE X
Loan Guaranty
     SECTION 10.01. Guaranty. Each Loan Guarantor (other than those that have delivered a separate Guaranty) hereby agrees that it is jointly and severally liable for, and, as primary obligor and not merely as surety, absolutely and unconditionally guarantees to the Lenders the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations and all costs and expenses including, without limitation, all court costs and attorneys’ and paralegals’ fees (including allocated costs of in-house counsel and paralegals) and expenses paid or incurred by the Administrative Agents and the Issuing Bank in endeavoring to collect all or any part of the Secured Obligations from, or in prosecuting any action against, any Borrower, any Loan Guarantor or any other guarantor of all or any part of the Secured Obligations (such costs and expenses, together with the Secured Obligations, collectively the “Guaranteed Obligations”). Each Loan Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Loan Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender that extended any portion of the Guaranteed Obligations.
     SECTION 10.02. Guaranty of Payment. This Loan Guaranty is a guaranty of payment and not of collection. Each Loan Guarantor waives any right to require any Administrative Agent, the Issuing Bank or any Lender to sue any Borrower, any Loan Guarantor, any other guarantor, or any other person obligated for all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.
     SECTION 10.03. No Discharge or Diminishment of Loan Guaranty. (a) Except as otherwise provided for herein, the obligations of each Loan Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of any Borrower or any other guarantor of or other person liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party, or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Loan Guarantor may have at any time against any Obligated Party, any Administrative Agent, the Issuing Bank, any Lender, or any other person, whether in connection herewith or in any unrelated transactions.
     (b) The obligations of each Loan Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.
     (c) Further, the obligations of any Loan Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of any Administrative Agent, the Issuing Bank or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of any Borrower for all or any part of the Guaranteed Obligations or any obligations of any other guarantor of or other person liable for any of the Guaranteed Obligations; (iv)

any action or failure to act by any Administrative Agent, the Issuing Bank or any Lender with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Guarantor or that would otherwise operate as a discharge of any Loan Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Guaranteed Obligations).
     SECTION 10.04. Defenses Waived. To the fullest extent permitted by applicable law, each Loan Guarantor hereby waives any defense based on or arising out of any defense of any Borrower or any Loan Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of any Borrower or any Loan Guarantor, other than the indefeasible payment in full in cash of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Loan Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any person against any Obligated Party, or any other person. If an Event of Default shall have occurred and be continuing, the Administrative Agents may, at their election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Loan Guarantor under this Loan Guaranty except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in cash. To the fullest extent permitted by applicable law, each Loan Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Guarantor against any Obligated Party or any security.
     SECTION 10.05. Rights of Subrogation. No Loan Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Obligated Party, or any collateral, until the Loan Parties and the Loan Guarantors have fully performed all their obligations to the Administrative Agents, the Issuing Bank and the Lenders.
     SECTION 10.06. Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of any Borrower or otherwise, each Loan Guarantor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Administrative Agents, the Issuing Bank and the Lenders are in possession of this Loan Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Loan Guarantors forthwith on demand by the Lender.
     SECTION 10.07. Information. Each Loan Guarantor assumes all responsibility for being and keeping itself informed of the Borrowers’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Guarantor assumes and incurs under this Loan Guaranty, and agrees that none of the Administrative Agents, the Issuing Bank or any Lender shall have any duty to advise any Loan Guarantor of information known to it regarding those circumstances or risks.

     SECTION 10.08. Termination. The Lenders may continue to make loans or extend credit to the Borrowers based on this Loan Guaranty until five days after it receives written notice of termination from any Loan Guarantor. Notwithstanding receipt of any such notice, each Loan Guarantor will continue to be liable to the Lenders for any Guaranteed Obligations created, assumed or committed to prior to the fifth day after receipt of the notice, and all subsequent renewals, extensions, modifications and amendments with respect to, or substitutions for, all or any part of that Guaranteed Obligations.
     SECTION 10.09. Maximum Liability. The provisions of this Loan Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Loan Guarantor under this Loan Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Loan Guarantor’s liability under this Loan Guaranty, then, notwithstanding any other provision of this Loan Guaranty to the contrary, the amount of such liability shall, without any further action by the Loan Guarantors or the Lenders, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Loan Guarantor’s “Maximum Liability”. This Section with respect to the Maximum Liability of each Loan Guarantor is intended solely to preserve the rights of the Lenders to the maximum extent not subject to avoidance under applicable law, and no Loan Guarantor nor any other person or entity shall have any right or claim under this Section with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Loan Guarantor hereunder shall not be rendered voidable under applicable law. Each Loan Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Loan Guarantor without impairing this Loan Guaranty or affecting the rights and remedies of the Lenders hereunder, provided that, nothing in this sentence shall be construed to increase any Loan Guarantor’s obligations hereunder beyond its Maximum Liability.
     SECTION 10.10. Contribution. In the event any Loan Guarantor (a “Paying Guarantor”) shall make any payment or payments under this Loan Guaranty or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Loan Guaranty, each other Loan Guarantor (each a “Non-Paying Guarantor”) shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor’s “Applicable Percentage” of such payment or payments made, or losses suffered, by such Paying Guarantor. For purposes of this Article X, each Non-Paying Guarantor’s “Applicable Percentage” with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Guarantor from the Borrowers after the date hereof (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum Liability of all Loan Guarantors hereunder (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Loan Guarantor, the aggregate amount of all monies received by such Loan Guarantors from the Borrowers after the date hereof (whether by loan, capital infusion or by other means). Nothing in this provision shall affect any Loan Guarantor’s several liability for the entire amount of the Guaranteed Obligations (up to such Loan Guarantor’s Maximum Liability). Each of the Loan Guarantors covenants and agrees that its right to receive any contribution under this Loan Guaranty from a Non-Paying Guarantor shall be subordinate and junior in right of payment to the payment in full in cash of the Guaranteed Obligations. This provision is for the benefit of both the Administrative Agents, the Issuing Bank, the Lenders and the Loan Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.

     SECTION 10.11. Liability Cumulative. The liability of each Loan Party as a Loan Guarantor under this Article X is in addition to and shall be cumulative with all liabilities of each Loan Party to the Administrative Agents, the Issuing Bank and the Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.
ARTICLE XI
The Borrower Representative
     SECTION 11.01. Appointment; Nature of Relationship. The Company is hereby appointed by each of the Borrowers as its contractual representative (herein referred to as the “Borrower Representative”) hereunder and under each other Loan Document, and each of the Borrowers irrevocably authorizes the Borrower Representative to act as the contractual representative of such Borrower with the rights and duties expressly set forth herein and in the other Loan Documents. The Borrower Representative agrees to act as such contractual representative upon the express conditions contained in this Article XI. Additionally, the Borrowers hereby appoint the Borrower Representative as their agent to receive all of the proceeds of the Loans in the Funding Account(s), at which time the Borrower Representative shall promptly disburse such Loans to the appropriate Borrower. The Administrative Agents and the Lenders, and their respective officers, directors, agents or employees, shall not be liable to the Borrower Representative or any Borrower for any action taken or omitted to be taken by the Borrower Representative or the Borrowers pursuant to this Section 11.01.
     SECTION 11.02. Powers. The Borrower Representative shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Borrower Representative by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Borrower Representative shall have no implied duties to the Borrowers, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Borrower Representative.
     SECTION 11.03. Employment of Agents. The Borrower Representative may execute any of its duties as the Borrower Representative hereunder and under any other Loan Document by or through authorized officers.
     SECTION 11.04. Notices. Any notice provided to the Borrower Representative hereunder shall constitute notice to each Borrower on the date received by the Borrower Representative.
     SECTION 11.05. Successor Borrower Representative. Upon the prior written consent of the US Administrative Agent, the Borrower Representative may resign at any time, such resignation to be effective upon the appointment of a successor Borrower Representative. The US Administrative Agent shall give prompt written notice of such resignation to the Lenders.
     SECTION 11.06. Execution of Loan Documents; Borrowing Base Certificate. The Borrowers hereby empower and authorize the Borrower Representative, on behalf of the Borrowers, to execute and deliver to the Administrative Agents and the Lenders the Loan Documents and all related agreements, certificates, documents, or instruments as shall be necessary or appropriate to effect the purposes of the Loan Documents, including without limitation, the Aggregate Borrowing Base Certificate, the Canadian Borrowing Base Certificate and the US Borrowing Base Certificate and the Compliance Certificates. Each Borrower agrees that any action taken by the Borrower Representative or the Borrowers in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Borrower Representative of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Borrowers.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

US BORROWERS:

BOWNE & CO. INC.
By:	/s/ Scott L. Spitzer
	Name:	Scott L. Spitzer
	Title:	Senior Vice President, General Counsel and Corporate Secretary

BOWNE MBC, LLC
By:	/s/ Scott L. Spitzer
	Name:	Scott L. Spitzer
	Title:	Senior Vice President, General Counsel and Corporate Secretary

BOWNE OF NEW YORK CITY, L.L.C.
By:	/s/ Scott L. Spitzer
	Name:	Scott L. Spitzer
	Title:	Senior Vice President, General Counsel and Corporate Secretary

BOWNE GCOM2 SOLUTIONS, INC.
By:	/s/ Scott L. Spitzer
	Name:	Scott L. Spitzer
	Title:	Senior Vice President, General Counsel and Corporate Secretary

BOWNE BUSINESS COMMUNICATIONS, INC.
By:	/s/ Scott L. Spitzer
	Name:	Scott L. Spitzer
	Title:	Senior Vice President, General Counsel and Corporate Secretary

BOWNE OF DALLAS LIMITED PARTNERSHIP
By:	/s/ Scott L. Spitzer
	Name:	Scott L. Spitzer
	Title:	Senior Vice President, General Counsel and Corporate Secretary

BOWNE OF LOS ANGELES, INC.
By:	/s/ Scott L. Spitzer
	Name:	Scott L. Spitzer
	Title:	Senior Vice President, General Counsel and Corporate Secretary

BOWNE OF SOUTH BEND, INC.
By:	/s/ Scott L. Spitzer
	Name:	Scott L. Spitzer
	Title:	Senior Vice President, General Counsel and Corporate Secretary

BOWNE OF CHICAGO, INC.
By:	/s/ Scott L. Spitzer
	Name:	Scott L. Spitzer
	Title:	Senior Vice President, General Counsel and Corporate Secretary

BOWNE OF BOSTON, INC.
By:	/s/ Scott L. Spitzer
	Name:	Scott L. Spitzer
	Title:	Senior Vice President, General Counsel and Corporate Secretary

BOWNE OF PHOENIX, INC.
By:	/s/ Scott L. Spitzer
	Name:	Scott L. Spitzer
	Title:	Senior Vice President, General Counsel and Corporate Secretary

BOWNE OF ATLANTA, INC.
By:	/s/ Scott L. Spitzer
	Name:	Scott L. Spitzer
	Title:	Senior Vice President, General Counsel and Corporate Secretary

BOWNE OF CLEVELAND, INC.
By:	/s/ Scott L. Spitzer
	Name:	Scott L. Spitzer
	Title:	Senior Vice President, General Counsel and Corporate Secretary

BOWNE OF DALLAS, INC.
By:	/s/ Scott L. Spitzer
	Name:	Scott L. Spitzer
	Title:	Senior Vice President, General Counsel and Corporate Secretary

CANADIAN BORROWER:

BOWNE OF CANADA, LTD.
By:	/s/ Scott L. Spitzer
	Name:	Scott L. Spitzer
	Title:	Senior Vice President, General Counsel and Corporate Secretary

OTHER LOAN PARTIES:

BOWNE ENTERPRISE SOLUTIONS, L.L.C.
By:	/s/ Scott L. Spitzer
	Name:	Scott L. Spitzer
	Title:	Senior Vice President, General Counsel and Corporate Secretary

BOWNE OF SOUTH BEND I, LLC
By:	/s/ Scott L. Spitzer
	Name:	Scott L. Spitzer
	Title:	Senior Vice President, General Counsel and Corporate Secretary

BOWNE SOLUTIONS, L.L.C.
By:	/s/ Scott L. Spitzer
	Name:	Scott L. Spitzer
	Title:	Senior Vice President, General Counsel and Corporate Secretary

BOWNE TECHNOLOGY ENTERPRISE, LLC
By:	/s/ Scott L. Spitzer
	Name:	Scott L. Spitzer
	Title:	Senior Vice President, General Counsel and Corporate Secretary

BOWNE MB CORPORATION
By:	/s/ Scott L. Spitzer
	Name:	Scott L. Spitzer
	Title:	Senior Vice President, General Counsel and Corporate Secretary

US ADMINISTRATIVE AGENT: JPMORGAN CHASE BANK, N.A., individually, as US Administrative Agent, Issuing Bank and US Swingline Lender
By:	/s/ Kathleen C. Maggi
	Name:	Kathleen C. Maggi
	Title:	Senior Vice President

CANADIAN ADMINISTRATIVE AGENT: JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, individually as Canadian Administrative Agent and Canadian Swingline Lender
By:	/s/ Dan Howat
	Name:	Dan Howat
	Title:	Senior Vice President

LENDERS: BANK OF AMERICA, N.A.
By:	/s/ Robert Anchundia
	Name:	Robert Anchundia
	Title:	Vice President

BANK OF AMERICA, N.A. CANADIAN BRANCH
By:	/s/ Clara McGibbon
	Name:	Clara McGibbon
	Title:	Assistant Vice President

US BANK, NATIONAL ASSOCIATION
By:	/s/ Michael P. Dickman
	Name:	Michael P. Dickman
	Title:	Vice President

CAPITAL ONE, N.A.
By:	/s/ Philip Davi
	Name:	Philip Davi
	Title:	Senior Vice President

WACHOVIA BANK, NATIONAL ASSOCIATION
By:	/s/ Tray Jones
	Name:	Tray Jones
	Title:	Vice President

CITIBANK, N.A
By:	/s/ Anthony J. Timpanaro
	Name:	Anthony J. Timpanaro
	Title:	Vice President

SCHEDULES:
Commitment Schedule
Schedule 1.01(a) – Significant Domestic Subsidiaries
Schedule 1.01(b) – Mortgaged Properties
Schedule 1.01(c) – Mortgaged Property Prepayment Amounts
Schedule 2.02 – Loans Under Existing Credit Agreement
Schedule 2.06 – Existing Letters of Credit
Schedule 3.05 – Properties
Schedule 3.06 – Disclosed Matters
Schedule 3.12 – Material Agreements
Schedule 3.14 – Insurance
Schedule 3.15 – Capitalization and Subsidiaries
Schedule 5.15 – Post-Closing Items
Schedule 6.01 – Existing Indebtedness
Schedule 6.02 – Existing Liens
Schedule 6.04 – Existing Investments
Schedule 6.10 – Existing Restrictions
EXHIBITS:
Exhibit A – Form of Assignment and Assumption
Exhibit B-1 – Form of Aggregate Borrowing Base Certificate
Exhibit B-2 – Form of US Borrowing Base Certificate
Exhibit B-3 – Form of Canadian Borrowing Base Certificate
Exhibit C – Form of Compliance Certificate
Exhibit D – Form of Joinder Agreement
Exhibit E-1 – Form of Increasing Lender Supplement
Exhibit E-2 – Form of Augmenting Lender Supplement

COMMITMENT SCHEDULE

		Twenty-Six	Eighteen
		Month Term	Month Term
	Revolving	Loan	Loan	Total
Lender	Commitment	Commitment	Commitment	Commitment
JPMorgan Chase Bank, N.A.	$27,333,333.33	$4,444,444.44	$1,555,555.56	$33,333,333.33
Bank of America, N.A.	$27,333,333.33	$4,444,444.44	$1,555,555.56	$33,333,333.33
Citibank, N.A.	$21,476,190.48	$3,492,063.49	$1,222,222.22	$26,190,476.19
Wachovia Bank, National Association	$15,619,047.62	$2,539,682.54	$888,888.89	$19,047,619.05
Capital One, N.A.	$15,619,047.62	$2,539,682.54	$888,888.89	$19,047,619.05
US Bank, National Association	$15,619,047.62	$2,539,682.54	$888,888.89	$19,047,619.05
Total	$123,000,000.00	$20,000,000.00	$7,000,000.00	$150,000,000.00

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